SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

WORKFLOW MANAGEMENT, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Workflow Management, Inc. common stock.

(2)	Aggregate number of securities to which transaction applies: 13,460,151.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to the agreement and plan of merger, dated as of January 30, 2004, by and among Workflow Management, Inc., WF Holdings, Inc. and WFM Acquisition Sub, Inc., WFM Acquisition Sub, Inc. will merge with and into Workflow Management, Inc., and each outstanding share of common stock of Workflow Management, Inc. will be converted into the right to receive $4.87 in cash.

(4)	Proposed maximum aggregate value of transaction: $65,550,935*

(5)	Total fee paid: $8,305.31**

☒    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

*	Estimated for purposes of calculating the fee only.
**	In accordance with the Commission’s Fee Rate Advisory #7 for Fiscal Year 2004, the filing fee has been calculated as $126.70 per $1,000,000 of transaction value.

WORKFLOW MANAGEMENT, INC.

240 ROYAL PALM WAY

PALM BEACH, FLORIDA 33480

February 25, 2004

To our stockholders:

You are cordially invited to attend a special meeting of stockholders of Workflow Management, Inc., or Workflow, on March 30, 2004 at 10:00 a.m., local time, at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida, 33406.

As described in the enclosed proxy statement, at the special meeting, we will ask you to consider and vote upon a proposal to approve a merger agreement that provides for the merger of WFM Acquisition Sub, Inc., a wholly-owned subsidiary of WF Holdings, Inc., with and into Workflow, and to approve the merger contemplated by the merger agreement. If the merger is completed, you will receive $4.87 in cash, without interest, for each share of common stock of Workflow that you hold immediately prior to the merger, unless you properly perfect appraisal rights under Delaware law. Pursuant to the merger, Workflow will become a wholly-owned subsidiary of WF Holdings, Inc.

APPROVAL OF THE MERGER AGREEMENT AND THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF WORKFLOW COMMON STOCK. IF WE DO NOT OBTAIN THE REQUISITE VOTE, THE MERGER AGREEMENT WILL NOT BE APPROVED, THE MERGER WILL NOT OCCUR, YOU WILL NOT RECEIVE $4.87 PER SHARE AND IN CERTAIN CIRCUMSTANCES WF HOLDINGS WILL BE ENTITLED TO A TERMINATION FEE AND/OR REIMBURSEMENT OF EXPENSES. IN ADDITION, IF THE MERGER AGREEMENT IS TERMINATED, WORKFLOW WILL BE IN DEFAULT UNDER ITS CREDIT FACILITY.

Details of the merger are discussed in the enclosed proxy statement, the forepart of which includes certain questions and answers relating to the proposed transaction as well as a summary of the principal terms. Please read these materials carefully. The members of our board of directors (with Mr. Gary Ampulski, Workflow’s President and Chief Executive Officer, abstaining) have unanimously approved the merger agreement and the merger, and recommend that all stockholders vote “FOR” the approval of the merger agreement and the merger. In making this recommendation, the board of directors considered many factors, including the fairness opinion of Jefferies & Company, Inc., the board’s financial advisor.

IT IS VERY IMPORTANT TO US THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

Sincerely,

/s/ Gerald F. Mahoney
Gerald F. Mahoney, Chairman of the Board

WORKFLOW MANAGEMENT, INC.

240 ROYAL PALM WAY

PALM BEACH, FLORIDA 33480

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 30, 2004

To the stockholders of Workflow Management, Inc.:

We will hold a special meeting of stockholders of Workflow Management, Inc., a Delaware corporation, or Workflow, on March 30, 2004, at 10:00 a.m., local time, at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida, 33406. At this special meeting, we will ask you to consider and vote upon the following proposals as further described in the accompanying proxy statement:

1. Approval of the agreement and plan of merger, dated as of January 30, 2004, by and among Workflow, WF Holdings, Inc., a Delaware corporation, or WF Holdings, and WFM Acquisition Sub, Inc., a Delaware corporation, or Acquisition, and a wholly-owned subsidiary of WF Holdings, and the merger of Acquisition with and into Workflow, with Workflow continuing as the surviving corporation and with each outstanding share of Workflow common stock outstanding immediately prior to the merger being converted into the right to receive a cash payment of $4.87 per share, unless stockholders properly perfect appraisal rights under Delaware law;

2. Approval of the adjournment of the special meeting to a later date if necessary in order to solicit additional proxies; and

3. The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

February 23, 2004 is the record date for the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or at adjournments or postponements of the meeting.

Workflow’s board of directors has unanimously determined (with Mr. Gary Ampulski, Workflow’s President and Chief Executive Officer, abstaining) that the merger agreement and the merger are advisable, fair to, and in the best interests of, the holders of shares of Workflow common stock. Workflow’s board of directors has unanimously approved (with Mr. Ampulski abstaining), and recommends that you vote “FOR” the approval of, the merger agreement and the merger. If a properly executed proxy card is submitted and no instructions are given, the shares of common stock represented by that proxy will be voted “FOR” approval of the merger agreement and the merger.

Following the proposed merger of Acquisition with and into Workflow, Workflow will cease to exist as a publicly held corporation and Workflow will be a privately held, wholly-owned subsidiary of WF Holdings. As a result of the merger, each share of common stock of Workflow outstanding immediately prior to the merger will be canceled and converted into the right to receive a cash payment of $4.87 per share, other than shares held by stockholders who properly perfect appraisal rights under Delaware law. The accompanying proxy statement contains detailed information about the merger and the actions to be taken in connection with the merger. The terms of the merger are more fully described in the merger agreement, which is attached as Annex A to the accompanying proxy statement. Please do not send your stock certificates to Workflow at this time.

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If you properly demand appraisal rights prior to the stockholder vote at the special meeting, do not vote in favor of the adoption and approval of the merger agreement and the proposed merger and otherwise comply with the provisions of Section 262 of the Delaware General Corporation Law, you will be entitled, if the proposed merger is completed, to statutory appraisal of the fair value of your shares of Workflow common stock. The text of Section 262 of the Delaware General Corporation Law, which sets forth the specific steps you must take to perfect your appraisal rights, is attached to the accompanying proxy statement as Annex B. See “Appraisal Rights” beginning on page 49 of the accompanying proxy statement for a description of the procedures that you must follow in order to exercise your appraisal rights.

We hope that all stockholders will be able to attend the special meeting in person. In order to ensure that a quorum is present at the special meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the special meeting. A postage-prepaid envelope has been enclosed for your convenience. If you attend the special meeting, you may vote your shares in person and any prior proxies given by you will be revoked.

All stockholders are cordially invited to attend the special meeting.

By Order of the Board of Directors,

/s/ Gerald F. Mahoney
Gerald F. Mahoney, Chairman of the Board

Palm Beach, Florida

February 25, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE SPECIAL MEETING.

Please do not send your stock certificates at this time. If the merger and the merger agreement are approved by stockholders, you will be sent instructions regarding the surrender of your stock certificates.

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SUMMARY TERM SHEET

The following summary briefly describes the material terms of the acquisition of Workflow Management, Inc., or Workflow, by WF Holdings, Inc., or WF Holdings, through the merger of WFM Acquisition Sub, Inc., or Acquisition, a wholly-owned subsidiary of WF Holdings, with and into Workflow. While this summary describes the material terms of the merger, the proxy statement contains a more detailed description of such terms. We encourage you to read this summary together with the enclosed proxy statement before voting. We have included in this summary section references in the proxy statement to direct you to a more complete description of the topics described in this summary.

•	WF Holdings has been formed by Perseus, L.L.C. and The Renaissance Group, LLC to facilitate the consummation of the merger. Perseus is a private equity fund manager. Perseus, through affiliated entities, has made an equity commitment (subject to the satisfaction of certain conditions) to provide a portion of the funding necessary to consummate the merger. Renaissance is an investment firm based in Denver, Colorado. Acquisition is a wholly-owned subsidiary of WF Holdings and also was formed for the purpose of engaging in the merger. Please read “Summary - The Parties” beginning on page 5 of the proxy statement.

•	If the merger is completed:

—	Acquisition, a wholly-owned subsidiary of WF Holdings, will be merged into Workflow, with Workflow continuing as the surviving corporation;

—	you will receive a cash payment of $4.87 for each share of Workflow common stock you hold immediately prior to the merger, unless you properly perfect appraisal rights under Delaware law;

—	each share of common stock of Acquisition issued and outstanding immediately prior to the merger shall be canceled and converted into one share of common stock of Workflow following the merger;

—	you will no longer have any interest in the future earnings or growth of Workflow; and

—	Workflow will no longer be a public company and its common stock will no longer be listed on the Nasdaq National Market. Please read “Questions and Answers about the Merger and the Special Meeting” beginning on page 1 of the proxy statement, “Background” beginning on page 16 of the proxy statement, and “The Merger Agreement” beginning on page 39 of the proxy statement.

•	Workflow’s board of directors received an opinion from its financial advisor, Jefferies & Company, Inc. that, as of January 30, 2004, the merger consideration of $4.87 per share is fair, from a financial point of view, to the stockholders of Workflow. Please read “Background - Opinion of the Financial Advisor to the Board of Directors of Workflow” beginning on page 23 of the proxy statement.

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•	The affirmative vote of the holders of a majority of the outstanding shares of Workflow’s common stock is required to adopt the merger agreement. Please read “Special Meeting of Stockholders - Vote Required to Approve the Merger” beginning on page 13 of the proxy statement.

•	If the merger agreement is terminated, we will, under certain circumstances, be required to pay a termination fee to WF Holdings of $5,000,000 and/or we will be required to pay WF Holding’s transaction related costs and expenses not to exceed $1,800,000. The aggregate amount represents approximately 3% of the total cost of the transaction, including amounts payable at closing to Workflow’s stockholders, its lenders and fees and expenses associated with the transaction. Please read “The Merger Agreement - Break-Up Fee; Expense Reimbursement” beginning on page 45 of the proxy statement.

•	For United States federal income tax purposes, you generally will be treated as if you sold your Workflow common stock for the cash you receive in the merger. You will recognize taxable gain or loss equal to the difference between the amount of cash you receive in the merger and the adjusted tax basis of your Workflow common stock surrendered in the merger. Please read “Background - Material Federal Income Tax Consequences” beginning on page 36 of the proxy statement.

•	Workflow’s lenders have consented to the merger and merger agreement and also have waived certain financial covenant defaults under, and agreed to certain amendments to, Workflow’s credit facility in order to provide Workflow the time and flexibility to consummate the merger. The covenant default waiver and other credit facility amendments expire if the merger agreement is terminated for any reason.

WORKFLOW MANAGEMENT, INC.

240 ROYAL PALM WAY

PALM BEACH, FLORIDA 33480

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 30, 2004

FIRST MAILED TO THE STOCKHOLDERS ON OR ABOUT FEBRUARY 25, 2004

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	When and where will the special meeting be held?

A: The special meeting will take place on March 30, 2004 at 10:00 a.m., local time, at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida, 33406.

Q:	Who is eligible to vote?

A: All stockholders of record on the close of business on February 23, 2004, the record date, shall be eligible to vote.

Q:	What am I being asked to vote upon at the special meeting?

A: You are being asked to vote to approve the agreement and plan of merger by and among Workflow, WF Holdings, and Acquisition pursuant to which Acquisition will merge with and into Workflow, with Workflow continuing as the surviving corporation and a wholly-owned subsidiary of WF Holdings. WF Holdings has been formed by Perseus, L.L.C. and The Renaissance Group, LLC to facilitate the consummation of the merger. Perseus, through affiliated entities, has made an equity commitment (subject to certain conditions) to provide a portion of the funding necessary to consummate the merger. Renaissance is an investment firm based in Denver, Colorado. Acquisition is a wholly-owned subsidiary of WF Holdings and also was formed for the purpose of engaging in the merger.

Q:	What vote is required to approve the merger?

A: Approval of the merger agreement and the merger requires the vote of the holders of at least a majority of the outstanding shares of Workflow’s common stock.

Q:	What will I receive in the merger?

A: Upon completion of the merger, each outstanding share of Workflow common stock will be converted into the right to receive a cash payment of $4.87 per share, without interest, unless a stockholder properly perfects appraisal rights under Delaware law.

Q:	How many votes do I have?

A: You have one vote for each share of common stock that you owned at the close of business on the record date.

Q:	How will WF Holdings finance the purchase of Workflow common stock and repayment of debt?

A: The aggregate consideration payable to our stockholders in the merger is approximately $65.55 million. The aggregate amount of bank debt payable to our senior lenders upon the closing of the merger is expected to be approximately $152.2 million. WF Holdings has received an equity commitment letter from Perseus and Acquisition has received loan commitment letters from each of National City Bank and Toronto Dominion Investments, Inc. to fund the aggregate amount of approximately $217.75 million and any other amounts payable upon the closing of the merger, in each case subject to conditions set forth in each of their respective commitment letters. There can be no guaranty that WF Holdings and Acquisition will obtain such financing from either Perseus, National City Bank and/or Toronto Dominion.

Q:	Why is Workflow’s board of directors recommending that I vote “FOR” the merger?

A: Our board of directors evaluated the fairness and advisability of the merger agreement and the merger, determined it to be advisable, in the best interests of and fair to the stockholders of Workflow, and approved the merger agreement and the merger. The board of directors considered numerous factors in making those determinations, including various alternatives to the merger. The merger with WF Holdings represents the highest price offered as part of a broad auction process. A more complete description of the reasons for the merger can be found in “Background - Workflow’s Purposes and Reasons for the Merger” beginning on page 20 of this proxy statement.

Q:	What was the opinion of Workflow’s financial advisor?

A: Workflow’s board of directors received an opinion from its financial advisor, Jefferies & Company, Inc., that, as of January 30, 2004 the merger consideration of $4.87 per share is fair, from a financial point of view, to the stockholders of Workflow. Please read “Background of the Merger - Opinion of the Financial Advisor to the Board of Directors of Workflow” beginning on page 23 of this proxy statement for information about the opinion of Jefferies & Company.

Q:	How do I vote?

A: By proxy or in person. When you return your proxy card, you are giving your “proxy” to the individuals we have designated in the proxy card to vote your shares as you direct at the meeting. If you sign the proxy card but do not give voting instructions, these individuals will vote your shares for each proposal as recommended by the board of directors. Where a stockholder has specified a choice on his or her proxy with respect to certain proposals or matters, that direction will be followed. If no direction is given, all of the shares of common stock represented by the proxy will be voted in favor of the merger and the merger agreement. Each proxy will confer discretionary authority to vote on any matter presented at the special meeting which Workflow did not know of within a reasonable time before the mailing of this proxy statement.

Q:	How do I vote in person?

A: If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name,” you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on the record date in order to be admitted to the special meeting. If you want to vote shares that are not in your name at the special meeting, you must obtain a “legal proxy” from the holder of record and present it at the special meeting.

Q:	Can I change my vote?

A: A proxy that is properly submitted to Workflow may be revoked at any time before it is exercised. For a stockholder “of record,” meaning one whose shares are registered in his or her own name, to revoke a proxy, the stockholder may either:

•	send another signed proxy card with a later date to the address indicated on the proxy card;

•	send a letter revoking the stockholder’s proxy to our secretary at our principal address; or

•	attend the special meeting and vote in person.

A “beneficial holder” whose shares are registered in another name, for example in “street name,” must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.

Q:	Are Workflow stockholders entitled to appraisal rights?

A: Yes. If you properly demand appraisal rights prior to the stockholder vote at the special meeting, do not vote in favor of approval and adoption of the merger agreement and the proposed merger and otherwise comply with the provisions of Section 262 of the Delaware General Corporation Law, you will be entitled, if the proposed merger is completed, to statutory appraisal of the fair value of your shares of Workflow common stock. The text of Section 262 of the Delaware General Corporation Law, which sets forth the specific steps you must take to perfect your appraisal rights, is attached to this proxy statement as Annex B. See “Appraisal Rights” beginning on page 49 of this proxy statement for a description of the procedures that you must follow in order to exercise your appraisal rights.

Q:	How do I exchange my stock certificates for cash?

A: If the merger is completed, you will receive written instructions for exchanging your Workflow stock certificates for cash. You should not surrender your Workflow stock certificates prior to receiving those instructions. Please do not send your stock certificates at this time. Promptly after surrendering your stock certificates and such other documents identified in the instructions, you will receive payment of your portion of the merger consideration for your shares.

Q:	Will I owe taxes as a result of the merger?

A: Generally, for United States federal income tax purposes, you will be treated as if you sold your Workflow common stock for the cash you receive in the merger. In general, you will recognize taxable gain or loss for federal income tax purposes equal to the difference between (1) the amount of cash you receive in the merger and (2) the adjusted tax basis of your shares of Workflow common stock surrendered in the merger. You may also be taxed under applicable foreign, state, local and other tax laws. In addition, if you do not provide certain certifications required by the Internal Revenue Service, a portion of the cash you are to receive may be withheld and paid to the Internal Revenue Service. You are encouraged to consult your own tax advisor regarding the specific tax consequences of the merger to you. Please read “Background of the Merger - Material Federal Income Tax Consequences” beginning on page 36 of this proxy statement for information about the tax consequences of the merger.

Q:	What happens if I sell my shares before the special meeting?

A: If you are a stockholder on the record date, you will be entitled to vote at the special meeting. If you sell your stock after the record date but before the date of the special meeting, you will be able to vote at the special meeting, but you will not have right to receive the $4.87 per share. The right to receive the $4.87 per share will pass to the person who owns your stock when the merger becomes effective.

Q:	Who should I contact if I have any questions?

A: If you have any questions about the special meeting, about your ownership of our common stock or about the merger, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Toll free at (800) 322-2885 or

Collect at (212) 929-5500

OR

Michael L. Schmickle

Executive Vice President, Chief Financial Officer,

Treasurer and Secretary

Workflow Management, Inc.

240 Royal Palm Way

Palm Beach, Florida 33480

(561) 659-6551 ext. 302

e-mail: mschmickle@workflowmanagement.com

SUMMARY

This summary highlights selected information from this proxy statement. This summary may not contain all of the information that is important to you. To understand the merger fully and to obtain a more complete description of the legal terms of the merger agreement and the merger, you should carefully read this entire proxy statement, including the Annexes and the documents to which we refer you. See “Where You Can Find More Information” beginning on page 53 of this proxy statement for more details.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Workflow will be held on March 30, 2004, at 10:00 a.m., local time, at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida, 33406.

Purpose of the Special Meeting

At the special meeting, the stockholders of Workflow will consider and vote on a proposal to approve the merger agreement, a copy of which is attached to this proxy statement as Annex A, and the merger of Acquisition with and into Workflow, with Workflow surviving as a wholly-owned subsidiary of WF Holdings.

The Parties

Workflow Management, Inc.

Workflow Management, Inc.

240 Royal Palm Way

Palm Beach, Florida 33480

Telephone: (561) 659-6551

Workflow, a publicly-held Delaware corporation, is a distributor of printed business products and a provider of end-to-end business management outsourcing solutions that allow customers to control print related costs. Workflow employs approximately 2,700 persons and operates throughout the United States, Canada and Puerto Rico with 52 sales offices, 12 manufacturing facilities, and 14 warehouse and distribution centers.

WF Holdings, Inc. and WFM Acquisition Sub, Inc.

c/o The Renaissance Group, LLC

558 Castle Pines Parkway

Castle Rock, CO 80108

Telephone: (303) 221-8338

WF Holdings is a Delaware corporation jointly formed by Perseus, L.L.C. and The Renaissance Group, LLC for the purpose of facilitating the merger. Acquisition is a newly-formed, wholly-owned subsidiary of WF Holdings, also formed for the purpose of facilitating the merger. Neither WF Holdings nor Acquisition have engaged in any business activities unrelated to the merger. Perseus is a private equity fund manager based in Washington, D.C. and New York, New York. Since its inception in 1995, Perseus, through affiliated funds, has managed approximately $2.0 billion of capital commitments. Renaissance is a privately-held Colorado investment firm founded and controlled by Greg Mosher. Mr. Mosher is an executive with over 25 years of business experience in a wide range of industries, including insurance, real estate and manufacturing.

The Merger Agreement (See Page 39)

We have attached a copy of the merger agreement as Annex A to this proxy statement. We encourage you to read the merger agreement carefully because it is the legal document that governs the merger.

Under the merger agreement, Acquisition will merge with and into Workflow, with Workflow continuing as the surviving corporation and a wholly-owned subsidiary of WF Holdings. If the merger is completed, each share of Workflow common stock outstanding immediately prior to the merger will be canceled and converted into the right to receive a cash payment of $4.87 per share, unless a stockholder properly perfects appraisal rights under Delaware law. As permitted by Workflow’s option plans, all outstanding options to purchase Workflow’s common stock under its option plans will be accelerated and canceled in exchange for the right to receive a cash payment in an amount equal to the excess, if any, of $4.87 over the applicable exercise price per share of common stock multiplied by the number of shares of common stock underlying the canceled options. Under the merger agreement, all outstanding warrants to purchase shares of our common stock that are exercisable immediately prior to the merger shall be canceled in exchange for the right to receive a cash payment in an amount equal to the excess, if any, of $4.87 over the applicable exercise price per share of common stock multiplied by the number of shares of common stock underlying the warrant. The rights of participants in our employee stock purchase plan with respect to any offering period then underway shall be determined by shortening the offering period so that the last day of the offering period occurs before, and as closely as reasonably practicable to, March 31, 2004 and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period.

Effect of the Transaction (See Page 34)

Following the merger, Workflow common stock will no longer be publicly traded or quoted on the Nasdaq National Market. Workflow will also no longer be required to file periodic and other reports with the United States Securities and Exchange Commission and will formally terminate its reporting obligations under the Securities Exchange Act of 1934. As a result of the merger, the holders of our common stock at the time of the merger will be entitled to receive the $4.87 per share cash merger price (unless they properly perfect appraisal rights under Delaware law) and will no longer have any interest in Workflow, including its future earnings or growth.

Board of Directors’ Recommendations to Stockholders (See Page 16)

Workflow’s board of directors believes that the terms of the merger agreement and the merger are advisable, in the best interests of, and fair to the holders of its common stock. The five non-management members of our board of directors have unanimously approved the merger agreement and recommend that you vote “FOR” the approval of the merger agreement and the merger.

Workflow’s Purposes and Reasons for the Merger (See Page 20)

In reaching its conclusion to approve and recommend the merger agreement and the merger, the board of directors considered, among other material factors, the following:

•	Workflow’s short term repayment obligations to its lenders under its bank credit facility, including the fact that Workflow will not generate sufficient operating cash flows to repay these obligations directly;

•	Workflow breached various financial covenants under its bank credit facility as of January 31, 2004 and Workflow’s lenders have granted only a limited, short term waiver of such breaches. Under the terms of a credit facility amendment and limited waiver agreed to by Workflow’s lenders, the default waiver and bank concessions reflected in the credit facility amendment expire if the merger agreement between Workflow and WF Holdings is terminated for any reason. As a result, if stockholders do not approve the merger and the merger agreement is terminated, Workflow will be in default under its bank credit facility;

•	the risk that Workflow would not be able to raise additional equity or debt financing prior to the dates on which its bank credit facility obligations are due;

•	the broad nature of the formal sales process undertaken by Workflow and the fact that Renaissance submitted the highest bid during this process;

•	the relative availability of, and potential value to the stockholders from, alternative transactions, including a high yield debt refinancing;

•	the historical market prices of Workflow’s common stock;

•	the economic and market conditions affecting Workflow;

•	the financial condition, results of operations and cash flows of Workflow, including the impact of the bankruptcy filing by KB Toys, one of Workflow’s largest customers;

•	the financial presentation of Jefferies, including its opinion, delivered orally on January 30, 2004 and reaffirmed in writing on January 30, 2004, that the merger consideration is fair, from a financial point of view, to Workflow’s holders of common stock;

•	presentations by, and discussions with, senior management of Workflow and representatives of Workflow’s financial and legal advisors regarding the merger and the merger agreement;

•	pursuant to the merger agreement, Workflow’s board of directors has the right under certain circumstances, and upon payment to WF Holdings of a $5,000,000 termination fee and reimbursement of transaction related costs and/or expenses not to exceed $1,800,000, to terminate the merger agreement prior to closing in order to accept a superior proposal for the company;

•	the merger provides stockholders of Workflow with liquidity to dispose of their shares of common stock for cash, which may not be available in the public market due to the level of trading volume of such shares;

•	pursuant to the merger, Acquisition will assume Workflow’s liabilities; and

•	if Workflow is unable to repay its credit facility obligations by certain milestone dates, its lenders will have the right to acquire up to an additional 2 million shares of Workflow common stock pursuant to outstanding warrants to purchase Workflow common stock.

Opinion of Financial Advisor to the Board of Directors of Workflow (See Page 23)

In connection with the merger agreement, the board of directors considered the opinion of Workflow’s financial advisor, Jefferies, that, as of January 30, 2004, the merger consideration is fair, from a financial point of view, to the holders of Workflow common stock. The full text of Jefferies’ written opinion is attached to this proxy statement as Annex C. Jefferies’ opinion does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger. We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Jefferies.

What Stockholders Will Receive (See Page 39)

Upon completion of the merger, all holders of our common stock will be entitled to receive a cash payment of $4.87 per share of common stock, unless they properly perfect appraisal rights under Delaware law.

How Options Will be Treated (See Page 39)

Upon completion of the merger, all outstanding stock options shall be accelerated and canceled in exchange for the right to receive a cash payment in an amount equal to the excess, if any, of $4.87 over the applicable exercise price per share of common stock multiplied by the number of shares of common stock underlying the canceled options. In the aggregate, persons holding Workflow stock options with an exercise price below $4.87 will receive approximately $705,852 upon the closing of the merger (assuming stock options are not terminated in accordance with their terms prior to closing).

How Warrants Will be Treated (See Page 39)

Under the merger agreement, all outstanding warrants to purchase shares of our common stock that are exercisable immediately prior to the merger shall be canceled in exchange for the right to receive a cash payment in an amount equal to the excess, if any, of $4.87 over the applicable exercise price per share of common stock multiplied by the number of shares of common stock underlying the warrant. The only outstanding warrants to acquire our common stock are held by our lenders. The exercise price for the currently exercisable portion of these warrants exceeds $4.87.

How Our Employee Stock Purchase Plan Will be Treated (See Page 39)

The rights of participants in our employee stock purchase plan with respect to any offering period then underway shall be determined by shortening the offering period so that the last day of the offering period occurs before, and as closely as reasonably practicable to, March 31, 2004 and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period.

Stockholder Vote Required to Approve the Merger (See Page 13)

Approval of the merger agreement and the merger requires the vote of the holders of at least a majority of the outstanding shares of Workflow’s common stock on the record date.

Interests of Workflow’s Directors and Officers in the Merger (See Page 35)

When considering the recommendation of the Workflow board of directors, you should be aware that Workflow’s directors and officers may have interests in the merger that are different from, or in addition to, yours. As a result, these directors and officers may be more likely to vote to approve the merger agreement and the merger than Workflow’s stockholders generally. These interests include the following:

•	All of Workflow’s directors and executive officers hold options to purchase Workflow’s stock. To the extent the exercise price of these options is lower than the $4.87 per share merger price, the directors and executive officers will receive an economic benefit from their options as a result of the merger, measured by the difference between $4.87 and the exercise price of the options. Based on options currently held by Workflow’s directors and executive officers, this economic benefit will equal $302,680 in the aggregate.

•	Workflow’s employment arrangement with Gary W. Ampulski, Workflow’s President and Chief Executive Officer, is contained in a written offer letter that provides that Mr. Ampulski is to receive his base salary for a period of one year following any change of control of Workflow or any termination of his employment by Workflow other than as a result of his (a) willful disregard and failure to perform his duties so as to result in material harm to Workflow (excluding the failure to perform as a result of disability), or (b) his conviction for a crime constituting a felony or involving moral turpitude and resulting in material harm to Workflow.

•	Workflow has entered into a change of control agreement with Michael L. Schmickle, Workflow’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary. This agreement provides that upon a change in control of Workflow that occurs before May 1, 2004, Workflow shall pay to Mr. Schmickle a severance payment equal to his annual salary if during the 45 day period prior to the change in control or during the 180 day period after the change in control either (a) Workflow (or its successor ) terminates Mr. Schmickle’s employment for any reason other than cause, disability or death, or (b) Mr. Schmickle terminates his employment for good reason.

•	WF Holdings has agreed that the surviving corporation in the merger will indemnify each Workflow director and officer against liabilities arising out of the transactions contemplated by the merger agreement, and also will obtain or maintain in effect for six years a policy of directors’ and officers’ liability insurance comparable to Workflow’s existing policy, for the benefit of such directors and officers (subject to aggregate annual premium limitations specified in the merger agreement).

Tax Consequences (See Page 36)

Generally, for United States federal income tax purposes, Workflow’s stockholders will be treated as if they sold their common stock for the cash they receive in the merger. Each stockholder will recognize taxable gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the Workflow common stock surrendered in the merger. Stockholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the merger to them, including tax consequences under foreign, state, local and other tax laws.

Conditions to the Merger (See Page 43)

Each of WF Holdings and Workflow is required to complete the merger only if specific conditions are satisfied or waived, including the following:

•	approval of the merger agreement and the merger by the stockholders of Workflow;

•	the waiting period required under the Hart-Scott-Rodino Act must have expired or been terminated;

•	no court or governmental entity shall have enacted, issued or enforced any law, rule, regulation, judgment, injunction or other order that restrains or otherwise prohibits consummation of the merger, and no governmental entity shall have instituted any proceeding seeking any of the foregoing;

•	the parties have performed their respective agreements and covenants contained in the merger agreement in all material respects;

•	the representations and warranties made by the other party in the merger agreement are true and correct on the effective date of the merger, except as would not have a material adverse effect; and

•	receipt of all requisite certificates, instruments and required governmental consents referenced in the merger agreement.

In addition, WF Holdings is required to complete the merger only if the following additional conditions are satisfied or waived:

•	Workflow has obtained all of the material third party consents required by the merger agreement;

•	WF Holdings and Acquisition have obtained the financing necessary to consummate the merger and fund the working capital of Workflow following the merger;

•	On the closing date of the merger, Workflow’s net debt (as that term is defined in the merger agreement) is no more than $154.4 million and Workflow meets certain minimum cash requirements specified in the merger agreement;

•	the number of shares of Workflow common stock held by stockholders exercising rights of appraisal in accordance with Delaware law shall not exceed 7% of Workflow’s outstanding shares of common stock;

•	there shall not have occurred any material adverse effect with respect to Workflow, as that term is defined in the merger agreement; and

•	the resignation of all directors of Workflow from the board.

Although neither Workflow nor WF Holdings expects to waive any conditions to the merger, Workflow reserves the right to do so if it believes a waiver is in the best interests of the stockholders.

Appraisal Rights (See Page 49)

If you properly demand appraisal rights prior to the stockholder vote at the special meeting, do not vote in favor of approval and adoption of the merger agreement and the proposed merger and otherwise comply with the provisions of Section 262 of the Delaware General Corporation Law, you will be entitled, if the proposed merger is completed, to statutory appraisal of the fair value of your shares of Workflow common stock. The text of Section 262 of the Delaware General Corporation Law, which sets forth the specific steps you must take to perfect your appraisal rights, is attached to this proxy statement as Annex B.

Regulatory Approval (See Page 46)

Under the terms of the merger agreement, the merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act. On February 13, 2004, both Workflow and WF Holdings filed the required Notification and Report Form under the HSR Act with the Federal Trade Commission, or FTC, for the purpose of providing the FTC and/or the Department of Justice the opportunity to review the merger for possible antitrust considerations. The waiting period for the merger under the HSR Act is expected to expire on March 15, 2004, unless sooner terminated.

Cautionary Statement Concerning Forward-Looking Statements

This proxy statement, including information included in this proxy statement, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements about Workflow’s financial condition, results of operations, plans, objectives, future performance and business, involve risks and uncertainties. You generally can identify forward-looking statements in statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions. All forward-looking statements included in this proxy statement are based upon information available to Workflow as of the date hereof. Workflow assumes no obligation to update any such forward-looking statements. Workflow’s actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in Workflow’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Specific risks and factors include:

•	risks associated with the inability to consummate the merger, including our ability to satisfy certain closing conditions in the merger agreement, including in particular the limitation on our net debt at closing;

•	the ability of WF Holdings and Acquisition to obtain financing necessary to consummate the merger and the risks associated with being in breach of our credit facility if the merger agreement is terminated;

•	risks associated with our bank debt and our ability to comply with the terms and covenants of our credit facility with our lenders;

•	risks associated with refinancing our credit facility obligations if we fail to consummate the merger;

•	economic downturns;

•	changes in customer purchasing patterns;

•	risks associated with future growth;

•	change in customer preferences and trends away from print;

•	risks associated with foreign and international business;

•	disruptions in product supplies;

•	decreased availability and increased cost of paper;

•	competition in our markets;

•	loss of key members of our management team;

•	reliance on third parties for maintaining our management information systems;

•	concentration of Workflow’s common stock; and

•	volatility of Workflow’s common stock.

SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished in connection with the solicitation of proxies from the holders of our common stock by our board of directors. The board of directors is soliciting your proxy with respect to the merger agreement and the merger of Acquisition with and into Workflow, and any other matters to be voted upon at the special meeting and at any adjournments or postponements of the special meeting. We will begin mailing this proxy statement to holders of our common stock on or about February 25, 2004. You should read this proxy statement carefully before voting your shares.

Where and When the Special Meeting Will be Held

The special meeting of stockholders of Workflow will be held on March 30, 2004, at 10:00 a.m., local time, at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida, 33406.

What Will be Voted Upon

At the special meeting, you will be asked to consider and vote upon the following items:

•	to approve the merger agreement and the merger of Acquisition with and into Workflow with Workflow being the surviving corporation and a wholly-owned subsidiary of WF Holdings;

•	to approve the adjournment of the special meeting to a later date if necessary in order to solicit additional proxies; and

•	the transaction of such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only Workflow Holders of Record are Entitled to Vote

February 23, 2004 is the record date for the determination of stockholders who are entitled to notice of, and to vote at, the special meeting of stockholders or at any adjournments or postponements of the special meeting. On the record date, there were 13,460,151 shares of our common stock issued and outstanding.

Quorum

A quorum of our stockholders is necessary to have a valid stockholders’ meeting. The required quorum for the transaction of business at the special meeting is the presence, in person or by proxy, of the holders of shares representing a majority of the shares of our common stock issued and outstanding and entitled to vote at the special meeting.

Vote Required to Approve the Merger

For the merger to occur, the merger agreement and the merger must be approved by the holders of a majority of the outstanding shares of our common stock. As of the record date, there were 13,460,151 shares of our common stock issued and outstanding. Our common stock entitles its holder of record to one vote for each share owned.

Voting Your Shares by Proxy

When you return your proxy card, you are giving your “proxy” to the individuals we have designated in the proxy to vote your shares as you direct at the meeting. If you sign the proxy card but do not give voting instructions, these individuals will vote your shares for each proposal as recommended by the board of directors. Each proxy will confer discretionary authority to vote on any matter presented at the meeting which Workflow did not know of within a reasonable time before the mailing of this proxy statement. If any matter not specifically listed in the notice of special meeting is presented at the special meeting, the proxy holders will vote your shares in accordance with their best judgment. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the meeting other than those discussed in this proxy statement.

Where a stockholder has specified a choice on his or her proxy with respect to certain proposals or matters, that direction will be followed. If no direction is given, all of the shares of common stock represented by the proxy will be voted in favor of such proposal or matter.

Revoking Your Proxy

A proxy that is properly submitted to Workflow may be revoked at any time before it is exercised. For a stockholder “of record,” meaning one whose shares are registered in his or her own name, to revoke a proxy, the stockholder may either:

•	send another signed proxy card with a later date to the address indicated on the proxy card;

•	send a letter revoking the stockholder’s proxy to our secretary at our principal address; or

•	attend the special meeting and vote in person.

A “beneficial holder” whose shares are registered in another name, for example in “street name,” must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.

Voting Shares Held in “Street Name” by Proxy and Abstaining

If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be able to vote them on the merger. These shares will be treated as shares present and entitled to vote for purposes of determining whether a quorum exists, but are not considered to be votes cast with respect to the merger. Because the merger requires the approval of a majority of the outstanding shares of Workflow common stock, these shares will have the same effect as voting against the merger. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker.

Abstentions are treated as shares present and entitled to vote for purposes of determining whether a quorum exists, however, abstentions are counted as a vote against for purposes of determining whether the merger has been approved and will therefore have the effect of voting against the merger.

Voting in Person

Stockholders that attend the special meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in “street name” and you want to attend the meeting, you must bring an account statement or letter from the brokerage firm or bank holding your shares showing that you were the beneficial owner of the shares on the record date. If you want to vote shares that are held in “street name” or are otherwise not registered in your name, you will need to obtain a “legal proxy” from the holder of record and present it at the special meeting.

Dissenting Holders

If you properly demand appraisal rights prior to the stockholder vote at the special meeting, do not vote in favor of approval and adoption of the merger agreement and the proposed merger and otherwise comply with the provisions of Section 262 of the Delaware General Corporation Law, you will be entitled, if the proposed merger is completed, to statutory appraisal of the fair value of your shares of Workflow common stock. The text of Section 262 of the Delaware General Corporation Law, which sets forth the specific steps you must take to perfect your appraisal rights, is attached to this proxy statement as Annex B.

Costs of Soliciting these Proxies

Workflow will pay all of the costs of soliciting these proxies, including printing and mailing costs. We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. We have agreed to pay MacKenzie Partners a fee of $20,000 plus reimbursement of reasonable expenses for its services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. Our directors and employees may also solicit proxies in person or by telephone, facsimile or other electronic means of communication, none of whom will receive any form of compensation for such solicitation services. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and, as required by law, Workflow will, at their request, reimburse them for their out-of-pocket expenses in this regard.

Exchanging Stock Certificates

Holders of common stock should not send in their stock certificates with their proxy card. If the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

Closing

The merger will be effective as soon as practicable following stockholder approval of the merger agreement and the merger at the special meeting and satisfaction or waiver of the terms and conditions set forth in the merger agreement, and upon the filing of a certificate of merger with the State of Delaware.

BACKGROUND

Background of the Merger

On January 15, 2003, Workflow entered into an amended and restated credit facility with its bank lenders. Under the terms of the restructured credit facility, a $50 million term loan would have matured on December 31, 2003 and Workflow would have been required to deliver to its lenders by October 31, 2003 a commitment from a financing source to refinance and repay this term loan. The amended credit facility also provided that a second term loan, with a principal balance of approximately $30 million, and an approximate $100 million asset based revolver would both mature on June 30, 2005. In addition to financial covenants, the new credit facility terms required Workflow to defer at least $4 million of earn-out payments otherwise owed as a result of prior acquisitions and granted the lenders warrants for the purchase of one million shares of Workflow’s common stock, which were to become exercisable in the event Workflow defaulted on its repayment obligations under the credit facility.

In light of the $50 million term loan obligation maturing on December 31, 2003, and the requirement that a commitment letter be provided to refinance or repay this loan by October 31, 2003, and in light of the fact that Workflow would not be able to generate sufficient cash from operations to satisfy this obligation, on May 9, 2003, Workflow’s board of directors instructed Jefferies & Company, Inc. to explore a wide range of financing and strategic alternatives for Workflow. Workflow had previously engaged Jefferies in 2002 in connection with a number of matters, including an abandoned high yield debt offering. On June 23, 2003, Jefferies presented to Workflow’s board a variety of financing and strategic alternatives that Workflow could pursue to satisfy its debt repayment obligations, including a sale of Workflow’s business, refinancing the $50 million term loan due December 31, 2003 or refinancing the bank credit facility through a high yield debt offering. On June 25, 2003, Workflow publicly announced its decision to explore financing and strategic alternatives, including a possible sale of the company.

From June 25, 2003 through July 2003, Jefferies, at the direction of the Workflow board, prepared and distributed to potentially interested parties a confidential information memorandum for the purpose of determining the level of interest in purchasing the company. One hundred eighty-four potential buyers were contacted to determine possible interest in a transaction and, by July 25, 2003, 54 parties had executed confidentiality agreements with Workflow and received the information memorandum along with selected supplemental information prepared by Workflow and Jefferies. Jefferies also developed a number of alternative financing strategies, including a potential high yield debt offering.

Effective August 1, 2003, Workflow again amended its credit facility with its bank lenders. By April 30, 2003, Workflow had exceeded certain covenants in the credit facility that limited capital expenditures and the incurrence of restructuring costs. As part of this amendment to the credit facility, Workflow’s lenders waived these covenant defaults. In addition, the due date on the $50 million term loan was extended from December 31, 2003 to May 1, 2004 and the due date on the other term loan and the asset based revolver were accelerated from June 30, 2005 to August 1, 2004.

The August 2003 credit facility amendment also increased the lenders’ common stock warrants from one million shares to 2.4 million shares and modified the terms upon which the warrants become exercisable. Under the current terms of the warrants, 400,000 shares have become exercisable because the credit facility repayment plan we delivered to our lenders in late November 2003 was not accepted by the lenders by December 31, 2003. The exercise price for these warrants is $5.32 per share. Under the current terms of the warrants (after giving effect to the January 30, 2004 credit facility amendment discussed below), commencing no later than April 30, 2004, additional 400,000 share warrant tranches become exercisable on a monthly basis in the event there remains outstanding indebtedness under the credit facility on the date the tranche becomes exercisable. Each 400,000 share warrant tranche would have an exercise price equal to the fair market value of our common stock on the date the tranche becomes exercisable.

By August 8, 2003, Jefferies had received 16 indications of interest to acquire Workflow or specific assets of Workflow. During the week of September 8, 2003, Workflow and Jefferies invited seven parties to Jefferies’ New York offices to meet with Workflow’s senior management, receive management presentations, participate in question and answer sessions, and gain a further understanding of Workflow’s business. Workflow and Jefferies selected the participants based on several factors, including the price ranges reflected in preliminary indications of interest, the level of interest expressed in acquiring the entire company, reputation and creditability, and ability to fund and close the transaction. Following the management presentations, four parties chose to continue in the sale process by continuing to meet with senior management, visiting operations on-site, and receiving significant additional due diligence materials.

On September 15, 2003, Jefferies presented to the Workflow board a summary of the management presentation process and the identity of, and price range offered by, the bidders remaining in the process.

Following September 15, 2003, bidders remaining in the process conducted additional due diligence, including meetings and discussions with senior management, additional on-site visits to Workflow’s facilities, and review of supplemental due diligence materials. On October 17, 2003, Jefferies received final offers to acquire all or portions of the company from three parties.

On October 23, 2003, Jefferies presented to the Workflow board the three final bids it had received, and the board, after extensive discussion and presentations from its financial and legal advisors, agreed to direct Jefferies to continue to pursue the sale of the entire company and to work with the final bidders to clarify various aspects of their proposals, including price, financing contingencies and due diligence requirements.

Ultimately, Renaissance submitted the bid with the highest per share price. Renaissance’s bid included a non-binding commitment by Perseus to provide the equity financing necessary to consummate the merger. On October 29, 2003, the Workflow board agreed in principle to enter into an exclusivity period with Renaissance, during which Renaissance, its financing sources and their respective advisors would have the exclusive right to continue to conduct due diligence with respect to Workflow. On October 30, 2003, Workflow entered into a formal exclusivity agreement with Renaissance which expired on December 3, 2003. Workflow’s board subsequently agreed to a series of extensions to the exclusivity period, with the final extension expiring January 28, 2004.

During the exclusivity period, principals of Renaissance and Perseus (and their advisors) conducted additional business and legal due diligence on Workflow and its business and financial condition. Legal advisors of Renaissance, Perseus and Workflow also began detailed negotiations of the terms and conditions of a definitive merger agreement. During this process, Workflow’s management advised the Workflow board that operating performance was falling below internal projections originally provided to potential buyers during the auction process and that the company would be unlikely to achieve its original, internal forecasts for fiscal year 2004.

During the course of its due diligence investigation, Renaissance submitted two revised non-binding offers to acquire Workflow, on December 19, 2003 and January 9, 2004. Each of these offers contained a lower per share price than the original October 2003 offer and also specified certain closing conditions upon which Renaissance and Perseus would insist in the definitive merger agreement, including a cap on Workflow’s net debt at closing. On January 9, 2004, Workflow also advised Renaissance and Perseus that operating performance was falling below internal projections. Renaissance’s revised offer on January 9, 2004 contained a slightly higher per share price than the December 19, 2003 offer as a result of Workflow’s negotiation of credit facility amendments with its lenders as further discussed below. However, the January 9 offer, when compared with the December 19 offer, only minimally changed the aggregate funds required at closing from Renaissance and Perseus (i.e., the sum of merger consideration paid to Workflow’s stockholders, the total debt of Workflow to be repaid at closing and certain transaction related fees and expenses payable by Workflow).

During this time period, Workflow also began negotiating the terms and conditions of an amendment to its bank credit facility. In order to facilitate the merger, Workflow’s lenders agreed in principle to certain interest rate reductions and fee deferrals. A primary purpose of these bank concessions was to allow Workflow to satisfy more easily the net debt covenant that Renaissance and Perseus were requiring as a closing condition under the terms of the merger agreement.

On January 14, 2004, Workflow’s board of directors held an in-person meeting with its legal advisors and Jefferies to further discuss the potential sale of the company and other financing alternatives. During the board meeting, Jefferies made another detailed presentation to the board of various refinancing alternatives available to Workflow other than a sale of the company, including but not limited to a high yield debt offering. Based on the short time frame before Workflow’s credit facility obligations would become due, the pressures from Workflow’s creditors in identifying a near term solution to Workflow’s covenant violations, as well as the risks associated with pursuing a high yield debt offering or other refinancing alternatives, the board directed its legal advisors and Jefferies to continue to pursue vigorously the potential sale of the Company to Renaissance and Perseus.

Also on January 14, 2004, KB Toys, Inc., one of Workflow’s largest customers, filed for a Chapter 11 bankruptcy. At the time of the bankruptcy filing, KB Toys owed Workflow just over $5 million in accounts receivable. As a result of the bankruptcy filing, the uncertainty surrounding the collection of this receivable, and the potential effect on Workflow’s future earnings, Renaissance and Perseus reassessed their offer to purchase Workflow. Ultimately, Renaissance and Perseus submitted a revised offer to purchase Workflow on January 19, 2004 at a price less than the January 9, 2004 offer, but without a change to the aggregate amounts payable at closing after giving effect to Workflow’s debt levels and transaction related fees and expenses. Rather, the transaction consideration available to Workflow’s stockholders declined proportionately as the anticipated level of Workflow’s debt at closing increased as a result of the KB Toys bankruptcy.

In addition, the KB Toys bankruptcy caused Workflow to breach various financial covenants under its bank credit facility. As a result, Workflow began additional negotiations with its lenders over the terms of a credit facility amendment. In addition to requesting a limited waiver from its lenders for the financial covenant breaches, Workflow requested the deferral of additional lender fees otherwise due in March 2004 in order to give Workflow the necessary time to close the merger. Ultimately, Workflow and its lenders agreed to a credit facility amendment with the following material terms and conditions:

•	consent by Workflow’s lenders to the merger and the merger agreement and the performance by Workflow of its obligations under the merger agreement, notwithstanding any events of default under the credit agreement;

•	limited interest rate deferrals on Workflow’s bank debt, such deferred interest to be waived entirely if the bank debt is paid in full by March 31, 2004 (or, if closing has not occurred by March 31, 2004 for reasons beyond Workflow’s control, by April 30, 2004);

•	deferral of lender maintenance fees otherwise due on January 31, 2004 until March 31, 2004 (or, if closing has not occurred by March 31, 2004 for reasons beyond Workflow’s control, until April 30, 2004), such maintenance fees to be waived entirely if the bank debt is paid in full by these dates;

•	if closing of the merger has not occurred by March 31, 2004 for reasons beyond Workflow’s control, lender maintenance fees otherwise due on March 31, 2004, would be deferred until April 30, 2004 (and waived entirely if the bank debt is paid in full by that date);

•	deferral of the exercise date of one of the lenders’ 400,000 share warrant tranches from March 31, 2004 until April 30, 2004;

•	an additional maintenance fee equal to 0.5% of outstanding bank debt will be owed to the lenders if Workflow does not repay all of its bank debt by April 30, 2004; and

•	a limited waiver of any financial covenant defaults that occurred as a result of the KB Toys bankruptcy.

Under the terms of the credit facility amendment and limited waiver, the covenant default waiver and other bank concessions expire if the merger agreement between Workflow and WF Holdings is terminated for any reason. As a result, if stockholders do not approve the merger and the merger agreement is terminated, all deferred fees and interest will become immediately due, Workflow will be in default under its bank credit facility and our lenders will have the right to exercise all remedies available to them under the credit facility, including foreclosure on Workflow’s assets.

On or about January 26, 2004, Renaissance submitted its final offer to acquire Workflow for the merger price of $4.87 per share, subject to the approval by the lenders of the credit facility amendments described above. Simultaneously with final negotiation of the merger price and the bank credit facility amendment, Workflow’s legal advisors also completed negotiations on the merger agreement with Renaissance’s and Perseus’s advisors.

On January 30, 2004, Workflow’s board of directors met telephonically to consider the merger agreement and the merger. The board discussed the merger in comparison to other refinancing alternatives and the risks and opportunities implicit in each alternative. After discussion and deliberation, including a fairness opinion presentation by Jefferies, the Workflow board:

•	determined that the merger is in the best interests of Workflow and its stockholders;

•	approved the merger and the merger agreement; and

•	resolved to call a special meeting of Workflow’s stockholders to approve the sale to WF Holdings for $4.87 per share.

The foregoing actions were approved unanimously by our five non-management directors. Gary Ampulski, our sixth director and Workflow’s Chief Executive Officer and President, abstained from voting on matters related to the merger and the merger agreement. Following the conclusion of the board meeting, on January 30, 2004, Workflow, WF Holdings and Acquisition finalized, executed and delivered the merger agreement and Workflow issued a press release announcing the transaction.

Workflow’s Purposes and Reasons for the Merger

In the course of reaching its decision to approve the merger agreement and the merger, Workflow’s board of directors consulted with its outside legal counsel and Jefferies, as well as senior management, and considered a number of factors in favor of the merger, including the following material factors:

•	As a result of the KB Toys bankruptcy, Workflow breached various financial covenants under its bank credit facility as of January 31, 2004. Workflow’s lenders have granted a limited waiver of these defaults, but only for the purpose of allowing Workflow the time necessary to consummate the merger with WF Holdings. If the merger agreement is terminated for any reason, including the failure of Workflow’s stockholders to approve the merger agreement, the default waiver will expire and Workflow will be in default under its bank credit facility (which in turn would give Workflow’s lenders certain rights and remedies, including the right to foreclose on the company’s assets);

•	Workflow’s credit facility debt with its bank lenders matures, as to a $50 million term loan, on May 1, 2004, and, as to a second term loan and an asset based revolver, on August 1, 2004. If Workflow does not refinance its debt or close a transaction that results in the payment of these obligations, Workflow will be in default under the credit facility and our lenders will have the right to foreclose on our assets. The transaction with WF Holdings will result in repayment of all of our obligations to our bank lenders;

•	Workflow will not generate sufficient operating cash flows to pay its credit facility obligations directly;

•	based on the advice of Workflow’s financial and legal advisors and discussions with Workflow’s bank lenders, the Workflow board concluded that there were material risks in pursuing other alternatives to satisfy our credit facility obligations, particularly in light of Workflow’s financial performance and results of operations in recent fiscal periods, as well as its future prospects;

•	based on the advice of Workflow’s financial and legal advisors and discussions with Workflow’s bank lenders, the Workflow board concluded that other alternatives to satisfying our credit facility obligations, such as a high yield debt offering, likely would initially adversely affect the trading price of Workflow’s common stock;

•	risks associated with reaching management’s projections for operating results in future fiscal periods;

•	our business and strategic objectives, as well as the risks involved in achieving those objectives;

•	Workflow conducted an extensive auction process for the purpose of soliciting bids to acquire our business, and Renaissance submitted the highest bid;

•	the historical market prices and recent trading activity and trading range of Workflow’s common stock, including the fact that prior to the June 25, 2003 announcement by the Workflow board that it was seeking strategic alternatives, including a possible sale of the business, Workflow’s common stock traded at an average six-month price of $3.63 per share and at an average twenty-four month price of $3.78 per share;

•	the degree of interest in acquiring Workflow and the relative indications of value expressed by potential buyers, as evidenced by the results of the broad auction process, including both strategic and financial buyers, conducted by Workflow with Jefferies’ assistance;

•	the historical financial condition, results of operation and cash flows of Workflow, including the impact of the KB Toys bankruptcy;

•	prospects for, and trends within, the industries in which Workflow operates;

•	the lack of any significant equity research coverage for Workflow’s common stock, which would serve to strengthen the market for our common stock, and the difficulty of attracting new investment interest in Workflow;

•	the financial presentation of Jefferies, including its opinion, delivered orally on January 30, 2004 and reaffirmed in writing on January 30, 2004, that the merger consideration is fair, from a financial point of view, to the holders of Workflow common stock;

•	presentations by, and discussions with, Workflow’s financial and legal advisors, as well as senior management, regarding the merger and the merger agreement;

•	the provisions of the merger agreement and the fact that the terms of the merger agreement were determined through arms’ length negotiations between Workflow and its legal advisors, on the one hand, and Perseus, Renaissance and their legal advisors, on the other;

•	pursuant to the merger agreement, Workflow’s board of directors has the right, prior to the closing of the merger, to terminate the merger agreement in order to recommend a superior proposal (as defined in the merger agreement), if (a) the board of directors has determined, after consultation with its legal counsel, that failure to accept such proposal would be inconsistent with its fiduciary duties under applicable law, (b) Workflow gives WF Holdings advance notice of Workflow’s intention to accept such superior proposal, and (c) Workflow, upon termination, pays to WF Holdings a termination fee of $5,000,000 plus its transaction related costs and expenses up to $1,800,000 (equal to approximately 3% of the total cost of the transaction, including amounts payable to Workflow’s stockholders, its lenders and fees and expenses associated with the transaction);

•	the merger provides stockholders of Workflow with liquidity to dispose of their shares of common stock for cash, which may not be available in the public market due to the low level of trading volume of such shares; and

•	the likelihood that the merger would be financed and completed in light of (i) the financing commitments obtained by WF Holdings and Acquisition, and (ii) the experience, reputation and financial capabilities of Renaissance and Perseus.

Workflow’s board of directors also considered the following material factors adverse to the proposed merger:

•	the $4.87 per share merger price is lower than the trading ranges of our common stock in the months preceding the public announcement of the merger;

•	following the merger, Workflow stockholders will cease to participate in any future earnings growth of Workflow or benefit from any increase in the value of Workflow;

•	the possibility that the merger may not be completed, including the possibility that WF Holdings and Acquisition are not able to obtain the equity and debt financing necessary to complete the merger and the possibility that Workflow may not be able to satisfy certain closing conditions in the merger agreement, including the closing condition that limits Workflow’s net debt at closing;

•	the possible adverse effect of the public announcement of the merger on Workflow’s sales and operating results and its ability to attract and retain key personnel;

•	pursuant to the merger agreement, Workflow and its representatives may not participate in discussions or negotiations with any third party who might submit an acquisition proposal (as defined in the merger agreement) unless the failure to do so would be inconsistent with the fiduciary duties of Workflow’s board of directors under applicable law; and

•	the termination fee required by the terms of the merger agreement to be paid by Workflow in certain circumstances would make it more costly for another potential purchaser to acquire Workflow.

The foregoing discussion addresses the material information and factors considered by Workflow’s board of directors in their consideration of the merger, including factors that support the merger, as well as those that may weigh against it.

In evaluating the merger, the members of our board of directors considered their knowledge of the business, financial condition and prospects of Workflow, and the views of Workflow’s senior management and financial and legal advisors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the board of directors may have given different weight to different factors.

Opinion of the Financial Advisor to the Board of Directors of Workflow

Overview

Workflow’s board of directors engaged Jefferies to act as financial advisor in connection with various financing, restructuring or other strategic alternatives. On January 30, 2004, Jefferies rendered its oral and written opinion, to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review, as set forth in its opinion, the consideration to be received in the merger by the Workflow stockholders, other than WF Holdings or Acquisition or any affiliates or associates thereof, was fair, from a financial point of view.

The full text of the Jefferies opinion, which sets forth assumptions made, matters considered and limitations on the scope of review undertaken, is attached to this proxy statement as Annex C and is incorporated herein by reference. The description of the Jefferies opinion set forth herein is qualified in its entirety by reference to the full text of the Jefferies opinion. Workflow urges its stockholders to read the Jefferies opinion in its entirety.

The Jefferies opinion is addressed to the Workflow board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received in the merger by the Workflow stockholders, other than WF Holdings or Acquisition or any affiliates or associates thereof, and does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions that might be available to Workflow, nor does it address the underlying business decision by Workflow to engage in the merger or the terms of the merger agreement or the documents referred to therein. The Jefferies opinion does not constitute a recommendation as to how any holder of shares of common stock should vote on any matter relevant to the merger.

In conducting its analysis and arriving at its opinion, Jefferies, among other things: (i) considered that, absent the merger, Workflow would have been in default under the credit facility with its bank lenders as of January 31, 2004; (ii) reviewed the merger agreement (including all schedules and exhibits thereto); (iii) reviewed the background of the merger transaction, including the broad nature of the formal sales process undertaken by Workflow; (iv) reviewed Workflow’s credit situation, including the provisions of Workflow’s bank credit facility and amendments thereto, the impact of covenant violations on Workflow, the May 1, 2004 maturity of one of the term loans under Workflow’s credit facility, and the penalties, fees and dilution which would be triggered by a failure to consummate the merger on or before April 30, 2004; (v) reviewed Workflow’s operations and prospects, including Workflow’s historical record of achieving its annual targets and forecasts; (vi) reviewed recent changes to Workflow’s anticipated performance, including the impact of the recent bankruptcy filing by KB Toys; (vii) reviewed certain financial and other information about Workflow that was publicly available; (viii) reviewed information furnished to Jefferies by Workflow’s management, including certain internal financial analyses, budgets, reports and other information; (ix) held discussions with various members of senior management of Workflow concerning historical and current operations, financial conditions and prospects, including recent financial performance; (x) reviewed certain financial forecasts prepared by Wall Street research analysts who report on Workflow; (xi) reviewed the share trading price history of Workflow for a period Jefferies deemed appropriate for Workflow, both on a stand-alone basis and relative to companies Jefferies deemed comparable to Workflow; (xii) reviewed the valuation of Workflow implied by the merger; (xiii) reviewed the valuations of publicly traded companies which Jefferies deemed comparable to Workflow; (xiv) reviewed the financial terms of selected merger/acquisition transactions involving companies in lines of business Jefferies deemed comparable to the business of Workflow; (xv) reviewed the premiums paid in selected merger/acquisition transactions; and (xvi) prepared a discounted cash flow analysis of Workflow on a stand-alone basis. In addition, Jefferies conducted such other quantitative reviews, analyses and inquiries relating to Workflow as Jefferies considered appropriate in rendering its opinion.

In its review and analysis and in rendering its opinion, Jefferies relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by Workflow or that was publicly available to Jefferies (including, without limitation, the information described above and the financial projections and financial models prepared by Workflow regarding its estimated future performance), or that was otherwise reviewed by Jefferies. The Jefferies opinion was expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

With respect to the financial projections and financial models provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Workflow informed Jefferies, however, and Jefferies assumed, that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Workflow management as to its future performance. In addition, in rendering its opinion, Jefferies assumed that Workflow will perform in accordance with such projections and models for all periods specified therein. Although such projections and models did not form the principal basis for the Jefferies opinion, but rather constituted one of many items that Jefferies employed, changes to such projections and models could affect the opinion rendered.

Accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion of which Jefferies becomes aware after the date of the written opinion.

In its review, Jefferies did not obtain any independent evaluation or appraisal of the assets or liabilities of Workflow, nor did Jefferies conduct a comprehensive physical inspection of any of the assets of Workflow, nor was Jefferies furnished with any such evaluations or appraisals for Workflow or reports of such physical inspections for Workflow, nor did Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections for Workflow. The Jefferies opinion is based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of the written opinion; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed in the opinion. Jefferies made no independent investigation of any legal or accounting matters affecting Workflow, and Jefferies assumed the correctness of all legal and accounting advice given to Workflow and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement, to Workflow and its stockholders.

In rendering the opinion Jefferies also assumed that: (i) the merger will be consummated on the terms described in the merger agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the merger consideration and that the conditions to the consummation of the merger will be satisfied without material expense; (ii) at the date of the written opinion there was not, and there will not as a result of the consummation of the merger be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which Workflow or any of its subsidiaries or affiliates are a party; and (iii) all of the material assets and liabilities (contingent or otherwise, known or unknown) of Workflow are as set forth in the consolidated financial statements provided to Jefferies by Workflow.

The Jefferies opinion was provided solely for the use and benefit of the Workflow board of directors in its consideration of the merger, was not on behalf of, and does not confer any rights or remedies upon, any other person, and may not be used or relied upon for any other purpose.

The Jefferies opinion was one of many factors considered by Workflow’s board of directors in deciding to approve the merger agreement and recommend that Workflow stockholders vote for the merger.

The following is a summary of the material financial analyses performed by Jefferies in connection with rendering its opinion and is being provided to you for your reference. The summary of the financial analyses is not a complete description of all of the analyses performed by Jefferies. Certain information is presented in a tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY JEFFERIES, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. JEFFERIES’ OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY JEFFERIES AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE. Furthermore, Jefferies did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

Valuation Analyses

As part of its approach to valuing Workflow, Jefferies utilized several complementary valuation methodologies:

•	Share Price Trading History. Jefferies reviewed the share price trading history of Workflow for a period Jefferies deemed appropriate for Workflow, both on a stand-alone basis and relative to companies that Jefferies believed to be comparable to Workflow.

•	Comparable Companies Analysis. Jefferies derived the value of Workflow in part by reference to publicly traded companies that Jefferies believed to offer similar products, to have similar operating and financial characteristics and/or to service similar markets.

•	Precedent Merger and Acquisition Transactions Analysis. Jefferies derived the value of Workflow in part relative to the acquisition multiples paid or proposed to be paid in recent merger and acquisition transactions involving companies in lines of business that Jefferies believed to be comparable to Workflow’s business.

•	Discounted Cash Flow Analysis. Jefferies derived the value of Workflow in part as the sum of Workflow’s unlevered discounted free cash flows (before financing costs) over a forecast period and Workflow’s terminal, or residual, value at the end of the forecast period.

•	Premiums Paid Analysis. Jefferies derived the value of Workflow in part by comparing the premium offered in the merger to the premiums offered for public companies in selected merger and acquisition transactions that Jefferies believed to have a comparable enterprise value range and in selected merger and acquisition transactions involving companies in lines of business that Jefferies believed to be similar to Workflow.

•	Qualitative Factors. In addition to the quantitative methodologies described above, Jefferies considered certain qualitative factors which it believed affected valuation.

During the auction process, Jefferies contacted over 150 buyout firms regarding a potential acquisition of Workflow. Jefferies believes that this thorough auction process provided the best evidence of Workflow’s sale value from the perspective of a buyout firm. Jefferies did not perform a leveraged buyout (LBO) analysis on a standalone basis, which values a company based on the maximum indebtedness it could sustain and adding an amount of equity investment such that expected returns on equity over a typical holding period fall within an acceptable range. Jefferies believed that the results of the auction process undertaken by Workflow were a more accurate indicator than an LBO analysis of the price financial buyers would be willing to pay for Workflow. Jefferies believed that if it had performed an LBO analysis, relying on the projections provided by Workflow’s management, such an analysis would have shown a value of Workflow higher than the aggregate consideration to be received in the merger.

Share Price Trading History. Using publicly available information, Jefferies reviewed, among other things, the share price trading history of Workflow for a period Jefferies deemed appropriate for Workflow (the 52 weeks prior to January 28, 2004), on a stand-alone basis, compared to the S&P 500 Index and relative to the Commercial Print, Labels and Envelopes, Forms/Specialty and PrePress peer groups (each comprised of the companies listed under the applicable heading in the “Comparable Publicly Traded Companies” table in the Comparable Companies Analysis section below).

Comparable Companies Analysis. Using publicly available information and information provided by Workflow, Jefferies analyzed, among other things, the trading multiples of Workflow and the corresponding trading multiples of selected publicly traded companies, as identified in the table below. While Jefferies considered a relatively large group of public companies, Jefferies focused its analysis on those companies that are generally comparable to Workflow on the basis of similar products, similar operating and financial characteristics and/or servicing similar markets.

Comparable Publicly Traded Companies

Commercial Print	Labels and Envelopes
Banta Corp. (BN)	Avery Dennison Corporation (AVY)
Bowne & Co., Inc. (BNE)	CCL Industries, Inc. (CCL.T)
Cadmus Communications Corporation (CDMS)	Mail-Well, Inc. (MWL)
Consolidated Graphics, Inc. (CGX)	Multi-Color Corporation (LABL)
Quebecor World Inc. (IQW)	Nashua Corporation (NSH)
R.R. Donnelley & Sons Company (DNY)

Forms/Specialty	PrePress
Deluxe Corporation (DLX)	Creo, Inc. (CREO)
Ennis Business Forms, Inc. (EBF)	Matthews International Corporation (MATW)
New England Business Service, Inc. (NEB)	Schawk, Inc. (SGK)
The Standard Register Company (SR)

In its analysis, Jefferies derived and compared multiples for Workflow, and a range of multiples for the selected companies, calculated as follows:

•	total enterprise value, which Jefferies defined as equity market value plus debt less cash, which is referred to as “TEV,” divided by sales for the last twelve months prior to the date of the most recent financial statements (October 31, 2003 for Workflow), which is referred to as “LTM Sales”

•	TEV divided by operating earnings before interest, taxes, depreciation and amortization, and certain extraordinary or non-recurring charges, which is referred to as “EBITDA,” for the last twelve months prior to the date of the most recent financial statements (October 31, 2003 for Workflow), which is referred to as “LTM EBITDA”

•	TEV divided by EBITDA estimated for calendar year 2003 (for the fiscal year ending April 30, 2004 for Workflow), which is referred to as “2003E EBITDA”

•	TEV divided by EBITDA estimated for calendar year 2004 (for the fiscal year ending April 30, 2005 for Workflow), which is referred to as “2004E EBITDA”

•	TEV divided by operating earnings before interest and taxes, and certain extraordinary or non-recurring charges, which is referred to as “EBIT,” for the last twelve months prior to the date of the most recent financial statements (October 31, 2003 for Workflow), which is referred to as “LTM EBIT”

•	the equity market value divided by earnings, which is referred to as “P/E Ratio,” for estimated earnings in calendar year 2003 (in the fiscal year ending April 30, 2004 for Workflow), which is referred to as “2003E P/E Ratio”

•	the P/E Ratio for estimated earnings in calendar year 2004 (in the fiscal year ending April 30, 2005 for Workflow), which is referred to as “2004E P/E Ratio”

All multiples were based on closing stock prices as of January 28, 2004. The analysis did not include the effect of Workflow’s loss of KB Toys revenue and EBITDA, or the estimated effect of Workflow’s potential loss of KB Toys business. Estimated earnings were obtained from FactSet Research Systems Inc. consensus estimates.

Results of Jefferies’ comparable companies analysis are summarized as follows:

	TEV /										Price / Earnings
	LTM Sales		LTM EBITDA		2003E EBITDA		2004E EBITDA		LTM EBIT		2003E		2004E
Commercial Print:
Mean	0.8	x	7.6	x	7.4	x	6.9	x	17.5	x	27.7	x	18.8	x
Median	0.8	x	6.9	x	7.4	x	6.6	x	13.7	x	23.5	x	19.7	x
High	1.0	x	11.5	x	8.3	x	8.0	x	40.6	x	45.0	x	21.8	x
Low	0.6	x	5.2	x	6.5	x	6.2	x	8.2	x	17.9	x	14.0	x

Labels and Envelopes:
Mean	0.8	x	7.5	x	8.6	x	8.0	x	13.5	x	20.7	x	17.0	x
Median	0.6	x	6.7	x	7.5	x	6.9	x	11.7	x	17.1	x	17.0	x
High	1.7	x	12.8	x	13.2	x	12.5	x	21.6	x	37.3	x	20.5	x
Low	0.3	x	5.2	x	5.1	x	4.6	x	7.7	x	11.4	x	13.5	x

Forms/Specialty:
Mean	1.2	x	7.4	x	6.7	x	6.6	x	14.9	x	40.8	x	20.6	x
Median	1.0	x	6.9	x	6.7	x	6.6	x	9.9	x	14.1	x	12.8	x
High	2.1	x	8.9	x	6.8	x	6.8	x	31.9	x	123.3	x	46.3	x
Low	0.6	x	6.8	x	6.6	x	6.4	x	8.0	x	11.6	x	10.5	x

PrePress:
Mean	1.6	x	5.3	x	10.2	x	8.4	x	7.1	x	28.7	x	20.0	x
Median	1.7	x	5.3	x	10.2	x	8.4	x	7.1	x	28.7	x	20.0	x
High	2.2	x	8.4	x	10.4	x	9.2	x	11.9	x	36.8	x	22.1	x
Low	0.9	x	2.2	x	9.9	x	7.6	x	2.2	x	20.7	x	17.8	x

Workflow(1)	0.4	x	6.3	x	5.8	x	4.5	x	8.9	x	11.8	x	6.3	x

(1)	Assumes net debt of $161.0 million at 12/31/03 based on balance sheet data provided by Workflow’s management and 13.65 million total diluted shares.

Precedent Merger and Acquisition Transactions Analysis. Using publicly available information, Jefferies analyzed, among other things, the acquisition multiples paid or proposed to be paid in acquisition and asset sale transactions since February 1998 and that involved targets that Jefferies believed were generally comparable to Workflow. While Jefferies considered a relatively large group of public company acquisitions, Jefferies focused its analysis on the acquisitions of those companies that are generally comparable to Workflow on the basis of similar products, similar operating and financial characteristics and/or servicing similar markets.

Precedent M&A Transactions

Acquiror	Target	Closing Date
R.R. Donnelley & Sons Company	Moore Wallace Incorporated	Pending
Moore Corp.	Wallace Computer Systems Co.	05/15/03
Ennis Business Forms, Inc.	Calibrated Forms Co., Inc.	11/13/02
PriNexus, Inc.	Direct Group	06/06/02
Renaissance Mark, Inc.	Label business of Mail-Well, Inc.	05/22/02
American Reprographics Company	Consolidated Reprographics subsidiary of Lason, Inc.	05/06/02
Lynx Private Equity II L.P.	Portal Publications (Applied) Ltd.	04/12/02
Curtis Acquisition Corp.	Curtis 1000, Inc. subsidiary of Mail-Well, Inc.	02/23/02
Moore Corporation Limited	The Nielsen Company	01/18/02
Quebecor World Inc.	Retail Printing Corporation	07/11/01
St. Ives plc	Avanti Case-Hoyt	02/01/01
Automatic Data Processing, Inc.	Cunningham Graphics International, Inc.	06/19/00
Mail-Well, Inc.	American Business Products	02/22/00
Thomas H. Lee Company	Big Flower Holdings, Inc.	12/07/99
DLJ Merchant Banking Partners II LP	Merrill Corp.	11/23/99
Quebecor World Inc.	World Color Press, Inc.	10/08/99
World Color Press, Inc.	UP/Graphics, Inc.	04/05/99
World Color Press, Inc.	Infiniti Graphics, Inc.	01/20/99
Webcraft Technologies, Inc.	Colorgraphic Direct Response Ltd.	01/01/99
The Photobition Group PLC	Katz Digital Technologies, Inc.	12/02/98
Columbine JDS Systems, Inc.	DSI Datatrak Systems, Inc.	11/01/98

Laser Tech Color, Inc.	Admagic Group Limited	11/01/98
MDC Communications Corporation	Check and credit card division of Quebecor World Inc.	10/26/98
Mack Printing Company	Port City Press	09/01/98
Mail-Well, Inc.	Anderson Lithograph Company	05/28/98
Applied Graphic Technologies, Inc.	Devon Group, Inc.	05/27/98
MDC Communications Corporation	Artistic Greetings, Inc.	05/20/98
Laser Tech Color, Inc.	The Enteron Group	05/01/98
World Color Press, Inc.	ACME Printing Company, Inc.	04/30/98
Laser Tech Color, Inc.	The Fusion Group	05/01/98
World Color Press, Inc.	Century Graphics	02/18/98

In its analysis, Jefferies derived and compared implied transaction value multiples for the merger and the precedent transactions, calculated as follows:

•	aggregate consideration to be paid in the selected precedent transactions, which is referred to as “transaction value,” divided by revenue for the last twelve months prior to the transaction closing date or the date of the most recent financial statements, which is referred to as “LTM Revenue”

•	transaction value divided by EBITDA for the last twelve months prior to the transaction closing date or the date of the most recent financial statements, which is referred to as “LTM EBITDA”

•	transaction value divided by EBIT for the last twelve months prior to the transaction closing date or the date of the most recent financial statements, which is referred to as “LTM EBIT”

•	equity value of the transaction target divided by target’s net income for the last twelve months prior to the transaction closing date or the date of the most recent financial statements, which is referred to as “LTM Net Income”

•	equity value of the transaction target divided by target’s book value on the transaction closing date or the date of the most recent financial statements, which is referred to as “Book Value”

All multiples for the precedent transactions were based on public information available at the time of the closing of such transactions.

Results of Jefferies’ precedent merger and acquisition transactions analysis are summarized as follows:

	Transaction Value /						Equity Value /
	LTM Revenue		LTM EBITDA		LTM EBIT		LTM Net Income		Book Value
Mean	0.9	x	6.8	x	11.5	x	22.7	x	3.8	x
Median	0.9	x	6.8	x	11.5	x	18.1	x	2.8	x
High	1.6	x	10.1	x	17.6	x	57.5	x	12.9	x
Low	0.3	x	3.5	x	7.3	x	14.4	x	1.9	x

Discounted Cash Flow Analysis. To calculate Workflow’s free cash flows for Jefferies’ discounted cash flow analysis, Jefferies used Workflow management’s financial projections through the fiscal year ending April 30, 2008. Jefferies calculated the forecasted terminal value of the enterprise at April 30, 2008 by multiplying the forecasted EBITDA in the fiscal year ending April 30, 2008 by an EBITDA multiple ranging from 5.0x to 6.5x to reach a total enterprise value. To discount the projected free cash flows and the terminal value to present value, Jefferies calculated a weighted average cost of capital appropriate for Workflow, and applied discount rates ranging from 15.0% to 20.0%, and then calculated the implied total enterprise value, implied equity value and implied per share value. Jefferies calculated net present value by discounting Workflow’s projected free cash flows to January 31, 2003.

The following tables summarize the implied Workflow valuations (in millions of dollars, except per share data) resulting from Jefferies’ discounted cash flow analysis:

Implied Total Enterprise Value
	Exit EBITDA Multiple
Discount Rate	5.0x	5.5x	6.0x	6.5x
15.0%	$278.6	$297.7	$316.7	$335.8
18.0%	254.7	271.8	289.0	306.1
20.0%	240.3	256.3	272.3	288.3

Implied Equity Value(1)
	Exit EBITDA Multiple
Discount Rate	5.0x	5.5x	6.0x	6.5x
15.0%	$117.6	$136.6	$155.7	$174.8
18.0%	93.7	110.8	128.0	145.1
20.0%	79.3	95.3	111.3	127.3

(1)	Assumes net debt of $161.0 million at 12/31/03 based on balance sheet data provided by Workflow management.

Implied Per Share Value(1)
	Exit EBITDA Multiple
Discount Rate	5.0x	5.5x	6.0x	6.5x
15.0%	$8.61	$10.01	$11.41	$12.80
18.0%	6.86	8.12	9.38	10.63
20.0%	5.81	6.98	8.16	9.33

(1)	Assumes 13.65 million total diluted shares.

Premiums Paid Analysis. Using publicly available information, Jefferies analyzed, among other things, the premiums offered in all public merger and acquisition transactions announced from January 27, 2002 to January 27, 2004 with transaction values less than $500 million, and merger and acquisition transactions since January 27, 1998, at all transaction value levels involving companies in lines of business that Jefferies believed to be similar to Workflow.

Results of Jefferies’ premiums paid analysis are summarized as follows:

	Percent Premiums Over Share Price
	1 Day Prior	1 Week Prior	4 Week Prior

All Transactions with TEV less than $500 million:
Mean	46.6%	51.2%	63.5%
Median	32.2%	35.6%	41.4%
High	1,427.8%	1,000.0%	1,176.0%
Low	(20.9)%	0.4%	0.0%

All Transactions in Related Industries:
Mean	15.4%	28.0%	31.3%
Median	19.7%	25.5%	37.9%
High	29.2%	73.0%	63.3%
Low	(2.2)%	1.2%	(16.2)%

Workflow Stock Price*	$3.85	$4.02	$3.62
Workflow Price Per Share Based on Median of Premiums	$4.85	$5.25	$5.06

*	Workflow stock prices are for periods prior to Workflow’s announcement on June 25, 2003 that the company was pursuing strategic and financing alternatives.

Qualitative Factors. Jefferies also considered the following qualitative factors which it believed affected valuation:

•	Workflow’s defaults under its credit facility;

•	market expectation of a takeover premium;

•	lack of market knowledge of potential changes to Workflow’s management, near-term operating performance and financial forecasts;

•	Workflow’s past performance in achieving operating and financial targets;

•	the degree of interest in acquiring Workflow and indications of value, as expressed by a wide buyer universe in an extensive auction process;

•	highly restrictive operating limits due to lending covenants;

•	near-term credit obligations and associated potential costs and dilution;

•	recent changes in Workflow’s executive management;

•	uncertainty regarding Citigroup, Workflow’s largest customer in terms of revenue;

•	recent uneven performance by certain divisions of Workflow; and

•	the recent bankruptcy filing of KB Toys, one of Workflow’s top 10 customers in terms of revenue.

Based on Workflow’s estimate that KB Toys will contribute $880,000 to EBITDA for the fiscal year ending April 30, 2004, Jefferies believed that a valuation multiple of 5.5x to 6.5x implied a net loss in stockholder value of approximately $0.34 to $0.39 per share. This calculation assumed Workflow’s net debt to be $161.0 million at 12/31/03 based on balance sheet data provided by Workflow’s management and shares outstanding using the treasury stock method.

Summary of Valuation Metrics. Results of Jefferies’ complementary valuation methodologies are summarized as follows (in millions of dollars, except per share data):

	Workflow Performance Metric	Indicative Multiples Range				Implied Enterprise Value Range		Implied Equity Value Range(1)		Implied Value Per Share Range(2)
		Low		High		Low	High	Low	High	Low	High
Comparable Companies Analysis:
TEV / LTM EBITDA	$36.6	5.5	x	6.5	x	$201.5	$238.1	$40.5	$77.1	$2.97	$5.65
TEV / 2004E EBITDA(3)	$40.1	5.0	x	6.0	x	$200.4	$240.5	$39.4	$79.5	$2.89	$5.82
Precedent Transactions Analysis:
Transaction Value / LTM EBITDA	$36.6	6.0	x	7.0	x	$219.8	$256.5	$58.8	$95.4	$4.31	$6.99
Discounted Cash Flow Analysis(4)	N/A	N/A		N/A		$240.3	$335.8	$79.3	$174.8	$5.81	$12.80
Premiums Paid Analysis	N/A	N/A		N/A		N/A	N/A	N/A	N/A	$4.85	$5.25
52 Week High / Low	N/A	N/A		N/A		N/A	N/A	N/A	N/A	$2.51	$6.20

(1)	Assumes net debt of $161.0 million at 12/31/03 based on balance sheet data provided by Workflow management.
(2)	Assumes 13.65 million total diluted shares.
(3)	Does not include the effect of Workflow’s loss of KB Toys revenue and EBITDA.
(4)	Assumes forecast period of 4.5 years.

*                 *                 *

While the foregoing summary describes certain analyses and factors that Jefferies deemed material in its presentation to Workflow’s board of directors, it is not a comprehensive description of all analyses and factors considered by Jefferies. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Jefferies believes that its analyses must be considered as a whole and that selecting any portion of its analyses or of the factors considered by it, without considering all analyses and factors, could create a misleading or an incomplete view of the evaluation process underlying the Jefferies opinion.

Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Jefferies. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on application of Jefferies’ own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Jefferies therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Jefferies considered general economic, market and financial conditions and other matters as they existed as of the date Jefferies rendered its written opinion, many of which are beyond the control of Workflow. The analyses performed by Jefferies are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased.

Jefferies and Workflow

Workflow’s board of directors engaged Jefferies based on Jefferies’ experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Jefferies’ investment banking relationship and familiarity with Workflow. Jefferies has in the past provided investment banking services to Workflow, for which it received customary fees. Jefferies is a nationally recognized investment banking firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. Jefferies and its affiliates may own securities of Workflow and/or its subsidiaries and affiliates and may maintain a market in the securities of Workflow and/or its subsidiaries and affiliates and may publish research reports regarding such securities. In the ordinary course of its business, Jefferies and its affiliates may trade or hold such securities for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

Under the engagement letter between Jefferies and Workflow, Jefferies received a monthly cash retainer fee from June 2003 through December 2003 in the aggregate amount of $665,815, a cash fee of $534,185 upon the amendment of Workflow’s bank credit facility in August 2003 and a cash fee of $425,000 upon the delivery of its written fairness opinion. In addition, upon consummation of the merger, Jefferies will be entitled to an additional cash fee not greater than $2.075 million.

Whether or not the merger is consummated, Workflow has also agreed to reimburse Jefferies for certain reasonable and ordinary out-of-pocket expenses, including legal fees, and to indemnify Jefferies and certain related entities against certain liabilities, including liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement with Workflow. The terms of the fee arrangement with Jefferies, which Workflow and Jefferies believe are customary in transactions of this nature, were negotiated at arm’s length between Workflow’s board of directors and Jefferies.

Amount and Source of Funds and Financing of the Merger

WF Holdings has received a commitment letter from Perseus pursuant to which Perseus, through its affiliates, has committed to provide WF Holdings (subject to certain conditions) with an equity investment of up to $82 million to partially finance the merger. In addition, Acquisition has received commitment letters from each of National City Bank and Toronto Dominion Investments, Inc.

pursuant to which each of them has committed to provide Acquisition (subject to certain conditions) with debt financing of up to $165 million in the aggregate to partially finance the merger. These financing commitments include important conditions, including minimum EBITDA requirements for Workflow in the periods preceding closing, equity contributions to WF Holdings of $82 million ($4 million of which is required to be provided by Greg Mosher and the balance of which is to be provided by Perseus under its commitment letter), and no material adverse change in the business, financial condition or prospects of Workflow. There can be no guaranty that WF Holdings and Acquisition will obtain such financing from Perseus, National City Bank and/or Toronto Dominion Investments, Inc.

Certain Effects of the Merger

As a result of the merger, the separate corporate existence of Acquisition will cease and Workflow will continue as the surviving corporation and as a wholly-owned subsidiary of WF Holdings. The merger agreement will have the following effects:

•	Effect on holders of Workflow’s common stock. If the merger is completed, holders of Workflow’s common stock will receive a cash payment of $4.87 per share (unless they properly perfect appraisal rights under Delaware law) and will not have the opportunity to participate in any future earnings, profits and growth of Acquisition or WF Holdings.

•	Effect on holders of Workflow options to purchase common stock. Upon completion of the merger and as permitted by Workflow’s option plans, all outstanding options shall be accelerated and canceled in exchange for the right to receive a cash payment in an amount equal to the excess, if any, of $4.87 over the applicable exercise price per share of common stock multiplied by the number of shares of common stock underlying the canceled options. In the aggregate, persons holding Workflow stock options with an exercise price below $4.87 will receive approximately $705,852 upon the closing of the merger (assuming stock options are not terminated in accordance with their terms prior to closing).

•	Effect on holders of warrants to purchase shares of Workflow common stock. Under the merger agreement, all outstanding warrants to purchase shares of common stock that are exercisable immediately prior to the merger shall be canceled in exchange for the right to receive a cash payment in an amount equal to the excess, if any, of $4.87 over the applicable exercise price per share of common stock multiplied by the number of shares of common stock underlying the warrant. The only outstanding warrants to acquire our common stock are held by our lenders. The exercise price for the currently exercisable portion of these warrants exceeds $4.87.

•	Effect of participants in Workflow’s employee stock purchase plan. The rights of participants in our employee stock purchase plan with respect to any offering period then underway shall be determined by shortening the offering period so that the last day of the offering period occurs before, and as closely as reasonably practicable to, March 31, 2004 and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period.

•	Reporting requirements. Workflow is currently subject to reporting requirements under the Securities Exchange Act of 1934, as amended. If the merger is completed, the registration of Workflow’s common stock under the Exchange Act will be terminated, no further reports will be filed and shares of Workflow common stock will not be eligible for listing or trading on any exchange.

•	De-listing of the shares of Workflow’s common stock on Nasdaq. The shares of Workflow common stock are currently quoted on the Nasdaq National Market. If the merger is completed, shares of Workflow common stock will be de-listed and no longer quoted on the Nasdaq National Market.

•	Effect on WF Holdings. Upon completion of the merger, Workflow will be merged into Acquisition, which is a wholly-owned subsidiary of WF Holdings. As a result of the merger, and after cash payments to Workflow’s stockholders under the merger agreement and payment of transaction costs, Workflow will be a wholly-owned subsidiary of WF Holdings.

•	Effect on current management. WF Holdings has not yet determined whether all or a portion of Workflow’s existing senior management will remain with the surviving corporation after the closing of the merger. Under certain conditions, Workflow’s senior management will be entitled to certain severance benefits under existing severance arrangements if their employment is terminated after the merger. See “Interests of Workflow’s Directors and Officers in the Merger” on page 35 of this proxy statement for a description of the severance terms.

For United States federal income tax purposes, the receipt of cash by holders of Workflow common stock pursuant to the merger generally will be treated as a taxable sale of the holders’ common stock. See “Material Federal Income Tax Consequences” beginning on page 36 of this proxy statement.

Conduct of the Business of Workflow if the Merger is Not Completed

As of January 31, 2004, we were in default under various financial covenants in our bank credit facility. In order to provide us the time necessary to complete the merger, our lenders have granted us a limited waiver of these defaults. However, the default waiver expires if the merger agreement between Workflow and WF Holdings is terminated for any reason. As a result, if stockholders do not approve the merger and the merger agreement is terminated, Workflow will be in default under its bank credit facility and our lenders will have the right to exercise all remedies available to them under the credit facility, including foreclosure on Workflow’s assets.

If the merger is not completed, we would be unable to meet our loan repayment obligations to our bank lenders that mature in 2004, including the payment of a $50 million term loan that is due May 1, 2004. We would then have to seek additional financing or other merger opportunities. However, there can be no assurance that any such opportunities will be made available to us, or if made available, will be on terms acceptable or fair to Workflow and our stockholders. If cash flows are insufficient or we are unable to raise funds on acceptable terms, there would be a material adverse effect on our financial position and operations and our ability to continue as a going concern. This would force us to further reduce our capital expenditures, reduce our workforce, sell certain assets or possibly explore additional alternatives, including seeking bankruptcy protection. In addition, to the extent that we are unable to repay our credit facility obligations on or before certain milestone dates, the common stock warrants held by our lenders to acquire up to an additional 2 million shares of Workflow common stock will become exercisable.

Interests of Workflow’s Directors and Officers in the Merger

When considering the recommendation of the Workflow board of directors, you should be aware that several of Workflow’s directors and officers have interests in the merger that are different from, or in addition to, yours. As a result, these directors and officers may be more likely to vote to approve the merger than Workflow’s stockholders generally.

These interests include the following:

•	All of Workflow’s directors and executive officers hold options to purchase Workflow’s stock. To the extent the exercise price of these options is lower than the $4.87 per share merger price, the directors and executive officers will receive an economic benefit from their options as a result of the merger, measured by the difference between $4.87 and the exercise price of the options. Based on options currently held by Workflow’s directors and executive officers, this economic benefit will equal $302,680 in the aggregate.

•	Pursuant to a written offer letter, Workflow has agreed to pay Gary W. Ampulski, Workflow’s President and Chief Executive Officer, a severance payment equal to his base salary for a period of one year following a change in control of Workflow or any termination of employment by Workflow other than as a result of his (i) willful disregard and failure to perform his duties so as to result in material harm to Workflow (excluding the failure to perform as a result of disability), or (ii) his conviction for a crime constituting a felony or involving moral turpitude and resulting in material harm to Workflow.

•	Workflow has entered into a written agreement with Michael L. Schmickle, Workflow’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary, that provides a severance payment to Mr. Schmickle in certain circumstances in the event of a “Change in Control.” For purposes of this Agreement, a “Change in Control” is defined as follows: (a) the acquisition by a third party of more than 50% of Workflow’s outstanding common stock, (b) individuals who are current Workflow board members cease for any reason to constitute at least a majority of the board, (c) approval by Workflow’s stockholders of a reorganization, merger or consolidation of Workflow, or (d) approval by the stockholders of a liquidation, dissolution or sale of substantially all of the assets of Workflow. If approved by Workflow’s stockholders, the proposed merger with WF Holdings will qualify as a “Change in Control.” For a period extending to May 1, 2004, Mr. Schmickle is entitled, following a Change in Control, to receive a lump sum payment equal to his annual salary (less applicable tax withholdings), if during the 45 day period preceding or 180 days following the Change in Control, Mr. Schmickle’s employment with Workflow (or any successor to Workflow’s business as a result of the Change in Control) is terminated either (x) by Mr. Schmickle for good reason or (y) by Workflow (or any successor to Workflow’s business as a result of the Change in Control), for any reason other than cause, disability or death.

•	WF Holdings has agreed that the surviving corporation in the merger will indemnify each Workflow director and officer against liabilities arising out of the transactions contemplated by the merger agreement, and also obtain or maintain in effect for six years a policy of directors’ and officers’ liability insurance comparable to Workflow’s existing policy, for the benefit of such directors and officers (subject to aggregate annual premium limitations specified in the merger agreement).

Material Federal Income Tax Consequences

The following discussion summarizes the material United States federal income tax consequences of the merger to holders of Workflow common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the treasury regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of federal income taxation that may be relevant to a holder of Workflow common stock in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders who are not citizens or residents of the United States, stockholders whose functional currency is not the U.S. dollar, stockholders who are financial institutions or broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations or trusts, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a straddle or conversion transaction. This discussion also does not address the federal income tax consequences to holders of options to acquire Workflow common stock or to holders of Workflow common stock who acquired their shares of Workflow common stock through stock option or stock purchase plan programs or in other compensatory transactions. This discussion assumes that holders of Workflow common stock hold their shares as capital assets within the meaning of the Code. No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

We intend this discussion to provide only a general summary of the material United States federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

The receipt of cash for shares of Workflow common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. A stockholder who receives cash pursuant to the merger generally will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash the stockholder receives and the stockholder’s adjusted tax basis in the shares of Workflow common stock surrendered pursuant to the merger. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to the merger.

Capital gains recognized by non-corporate taxpayers from the sale of common stock held for more than one year will generally be subject to United States federal income tax at a rate not to exceed 15%. Capital gains recognized by non-corporate taxpayers from the sale of common stock held for one year or less will be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset net capital losses against up to $3,000 of ordinary income in any taxable year.

Certain non-corporate holders of shares of Workflow common stock may be subject to backup withholding at a rate not to exceed 28% on cash payments received pursuant to the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (2) provides a certification of foreign status on IRS Form W-8BEN or a successor form, or (3) is otherwise exempt from backup withholding. If a holder does not provide the holder’s correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the holder may be subject to penalties imposed by the Internal Revenue Service. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the holder’s federal income tax liability, provided that the holder furnishes the required information to the Internal Revenue Service.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and is qualified in its entirety by the actual merger agreement attached as Annex A. The following description may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement in its entirety.

The merger agreement provides that, after all of the conditions to the merger agreement have been satisfied or waived, Acquisition will be merged with and into Workflow, after which Workflow will be the surviving corporation, as a privately-held, wholly-owned subsidiary of WF Holdings. The merger will become effective at the time the applicable certificate of merger is filed with the Secretary of State of the State of Delaware, or at such other time as may be agreed upon by the parties.

Merger Consideration

At the closing of the merger, each issued and outstanding share of Workflow common stock, other than any shares owned by WF Holdings or Acquisition, which will be canceled, will be converted into the right to receive a cash payment of $4.87 upon the surrender of the certificate representing that share, unless stockholders properly perfect appraisal rights under Delaware law. No interest will be paid on the merger consideration of $4.87. Workflow’s stockholders will cease to have an equity interest in, or possess any rights as stockholders of, Workflow.

Outstanding Options

Upon completion of the merger, all outstanding options to purchase Workflow’s common stock under its stock option plan will be accelerated and canceled in exchange for the right to receive a cash payment in an amount equal to the excess, if any, of $4.87 over the applicable exercise price per share of common stock multiplied by the number of shares of common stock underlying the canceled options. In the aggregate, persons holding Workflow stock options with an exercise price below $4.87 will receive approximately $705,852 upon the closing of the merger (assuming stock options are not terminated in accordance with their terms prior to closing).

Outstanding Warrants; Employee Stock Purchase Plan

Upon completion of the merger, all outstanding warrants to purchase shares of common stock that are exercisable immediately prior to the merger will be accelerated and canceled in exchange for the right to receive a cash payment in an amount equal to the excess, if any, of $4.87 over the applicable exercise price per share of common stock multiplied by the number of shares of common stock underlying the warrant. The only outstanding warrants to acquire our common stock are held by our lenders. The exercise price for the currently exercisable portion of these warrants exceeds $4.87.

The rights of participants in our employee stock purchase plan with respect to any offering period then underway shall be determined by shortening the offering period so that the last day of the offering period occurs before, and as closely as reasonably practicable to, March 31, 2004 and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period.

The Surviving Corporation

Acquisition will merge with and into Workflow, and Workflow will be the surviving corporation in the merger. Following the merger, the separate corporate existence of Acquisition will cease and Workflow will be a privately-held, wholly-owned subsidiary of WF Holdings. Following the merger, Workflow will no longer be a publicly-traded company.

Representations and Warranties

Workflow, WF Holdings and Acquisition have made a number of reciprocal representations and warranties to each other as to, among other things, due incorporation and good standing, corporate authority to enter into the merger and consents and approvals. Representations and warranties made solely by Workflow include, among others, the following items: capitalization of Workflow and ownership of subsidiaries, investments, historical financial statements, compliance with federal securities laws, absence of undisclosed liabilities, absence of certain material adverse changes, filing of tax returns and payment of taxes, title to properties and leased real property, intellectual property, contracts, pending or threatened litigation, environmental matters, employee benefit plans, compliance with applicable laws, permits and licenses, employee relations, insurance, and notes and accounts receivable. Similarly, representations and warranties made solely by WF Holdings and Acquisition include, among others, the following items: ownership of WF Holdings and Acquisition, financing commitments, solvency, status as a control person, and lack of prior activities.

Some of these representations and warranties will not be considered breached unless the breach of the representation or warranty constitutes a material breach or if such breach has a “Material Adverse Effect” on Workflow. For purposes of the merger agreement, a “Material Adverse Effect” is any change, event or effect that is materially adverse to the business or financial condition of Workflow or its subsidiaries, taken as a whole, but does not include changes, events or effects resulting from the following:

•	changes, events or developments affecting Workflow’s industry which do not have a materially disproportionate effect on Workflow and its subsidiaries, taken as a whole; or

•	any loss of employees, labor dispute, employee strikes, slowdowns, job actions or work stoppages or labor union activities occurring after the execution of the merger agreement or resulting from the announcement of the merger agreement and the merger.

WF Holdings and Acquisition have represented and warranted to Workflow that WF Holdings has obtained written commitments from funding sources to provide funding for the merger. Specifically, WF Holdings has provided to Workflow a commitment letter from Perseus pursuant to which Perseus, through its affiliates, has committed to provide WF Holdings (subject to certain conditions) with equity financing of up to $82 million. In addition, each of National City Bank and Toronto Dominion Investments, Inc. has provided Acquisition with commitment letters pursuant to which they have agreed to provide up to $165 million in debt financing in the aggregate. Each of these financing commitments includes important conditions, including minimum EBITDA requirements for Workflow in the periods preceding closing, equity contributions to WF Holdings of $82 million ($4 million of which is required to be provided by Greg Mosher and the balance of which is to be provided by Perseus under its commitment letter) and no material adverse change in the business, financial condition or prospects of Workflow. There can be no guaranty that WF Holdings and Acquisition will obtain such financing.

The representations and warranties in the merger agreement do not survive the completion of the merger.

Conduct of Workflow Business

Workflow has agreed, for the period between the date of the merger agreement and the closing of the merger, to conduct its operations according to its regular and ordinary course of business, consistent with past practice.

Subject to certain exceptions, Workflow has agreed not to and to cause its subsidiaries not to, without the consent of WF Holdings (which consent may not be unreasonably withheld or delayed):

•	amend its certificate of incorporation or bylaws;

•	issue, grant or dispose of any capital stock or any warrants, options or other rights to acquire capital stock of Workflow, except for the issuance of shares of Workflow common stock (a) upon the exercise of outstanding options or warrants, (b) pursuant to Workflow’s employee stock purchase plan through March 31, 2004, or (c) to Workflow directors in lieu of cash directors’ fees;

•	declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, or repurchase, redeem or acquire any outstanding shares of its capital stock or effect any stock split or otherwise change its capitalization or capital structure;

•	create, incur or assume any indebtedness in excess of $100,000 for borrowed money other than refinancings of existing obligations without increasing the amount of indebtedness on terms that are no less favorable to Workflow than existing terms;

•	assume, guarantee or endorse the obligations of any person;

•	make any capital expenditures (with limited exceptions);

•	voluntarily incur any material liability or obligation;

•	enter into any agreement the performance of which involves consideration after the date of the merger agreement in excess of $100,000;

•	sell, mortgage or otherwise dispose of any material assets (with limited exceptions);

•	other than pursuant to the terms of agreements in effect on the date of the merger agreement, (i) enter into or amend any retention, change of control or collective bargaining agreement, (ii) increase the compensation of officers or employees, or enter into, establish, amend or terminate any employment or consulting agreement, subject to specified exceptions, or (iii) enter into, establish, amend or terminate any profit sharing, pension, retirement, health or welfare plans, subject to specified exceptions;

•	settle or compromise any material pending or threatened lawsuit, action or claim on terms other than as described in the merger agreement;

•	adopt any stockholder rights or similar plans;

•	adopt any plan of liquidation or dissolution; or

•	agree in writing or otherwise to take any of the foregoing actions.

Acquisition Proposals

Workflow may, in response to an unsolicited “acquisition proposal,” subject to certain conditions, furnish information to or participate in discussions with a party making an acquisition proposal if the board of directors determines in good faith that the failure to do so would be inconsistent with its fiduciary duties. Workflow must notify WF Holdings within twenty-four hours of any acquisition proposal.

The merger agreement defines “acquisition proposal” as any offer or proposal, whether in writing or otherwise, pursuant to which a third party acquires or would acquire:

•	25% or more of the assets or voting power of Workflow and its subsidiaries (taken as a whole); or

•	25% or more of any class of equity securities of Workflow pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction.

The merger agreement generally prohibits Workflow’s board from withdrawing or modifying its approval or recommendation of the merger and from approving or recommending any other acquisition proposal. However, the merger agreement permits Workflow’s board to withdraw or modify its approval or recommendation of the merger and to approve or recommend a “superior proposal” if the board determines in good faith that the failure to do so could create a reasonable possibility of a breach of the board’s fiduciary duties to Workflow’s stockholders. Any such action by the board can only occur at least 48 hours following the delivery by the board to WF Holdings of a written notice specifying the material terms and conditions of the superior proposal and identifying the person making the superior proposal. Under the terms of the merger agreement, a superior proposal means any acquisition proposal on terms which our board of directors determines in good faith, after consultation with its outside advisors, would be more favorable to Workflow’s stockholders than the transaction contemplated by the merger agreement (taking into account any factors relating to such proposed transaction deemed relevant by Workflow’s board, including without limitation the financing thereof, any break-up fees and expense reimbursements.) See “Break-Up Fee; Expense Reimbursement” on page 45 of this proxy statement for a discussion of amounts payable by Workflow to WF Holdings in the event the board pursues a superior proposal or otherwise withdraws its approval or recommendation of the merger.

Access to Information

Workflow has agreed that it will give WF Holdings reasonable access to the books and records and other information concerning the business of Workflow.

Approvals and Consents

Workflow and WF Holdings have agreed to use reasonable best efforts to obtain all consents, approvals, authorizations and clearances of governmental entities and third parties required of it to consummate the merger.

Publicity; Communications

Workflow and WF Holdings issued a joint initial press release announcing the execution of the merger agreement. Thereafter, the parties have agreed to consult with one another prior to issuing any press release or making any public communications in connection with the merger.

Indemnification; Directors’ and Officers’ Insurance

Subject to certain limitations and specific conditions, the merger agreement provides that:

•	the surviving corporation in the merger will indemnify each Workflow director and officer for a period of six years against liabilities arising out of the transactions contemplated by the merger agreement; and

•	for a period of six years, the surviving corporation will maintain or obtain an officers’ and directors’ liability insurance policy on terms not less favorable than those in effect under Workflow’s current policy in terms of coverage and amounts (subject to an aggregate annual premium limit of 150% of the premium currently paid by Workflow).

Expenses

Upon the signing of the merger agreement, Workflow paid WF Holdings $175,000 as an expense reimbursement. In addition, please read the section entitled “Break-Up Fee; Expense Reimbursement” beginning on page 45 of this proxy statement.

Principal Conditions to the Completion of the Merger

Each of WF Holdings and Workflow is required to complete the merger only if specific conditions are satisfied or waived, including the following:

•	approval of the merger agreement and the merger by the stockholders of Workflow;

•	the waiting period required under the Hart-Scott-Rodino Act must have expired or been terminated;

•	no court or governmental entity shall have enacted, issued or enforced any law, rule, regulation, judgment, injunction or other order that restrains or otherwise prohibits consummation of the merger, and no governmental entity shall have instituted any proceeding seeking any of the foregoing;

•	the parties have performed their respective agreements and covenants contained in the merger agreement in all material respects;

•	the representations and warranties made by the other party in the merger agreement are true and correct on the effective date of the merger, except as would not have a material adverse effect (see the section entitled “Representations and Warranties” beginning on page 40 of this proxy statement for a discussion of the definition of “Material Adverse Effect” as it relates to Workflow); and

•	receipt of all requisite certificates, instruments and required governmental consents referenced in the merger agreement.

In addition, WF Holdings is required to complete the merger only if the following additional conditions are satisfied or waived:

•	Workflow has obtained all of the material third party consents required by the merger agreement;

•	WF Holdings and Acquisition have obtained financing necessary to consummate the merger and fund the working capital of Workflow following the merger;

•	the number of shares of Workflow common stock held by stockholders exercising rights of appraisal in accordance with Delaware law shall not exceed 7% of Workflow’s outstanding shares of common stock;

•	there shall not have occurred any “Material Adverse Effect” with respect to Workflow, as that term is defined in the merger agreement (see the section entitled “Representations and Warranties” beginning on page 40 of this proxy statement for a discussion of the definition of “Material Adverse Effect” as it relates to Workflow);

•	on the closing date of the merger, Workflow shall have no more than $154.4 million in “net debt” (under the merger agreement, net debt is defined as the sum of Workflow’s and its subsidiaries’ debt under its bank credit facility (without giving effect to letters of credit up to $3.65 million), capital lease obligations, notes payable on deferred earnouts from prior acquisitions and other obligations or liabilities that will accelerate as a result of the merger (subject to specified scheduled exceptions), less Workflow’s immediately available cash (defined as GAAP cash of Workflow and its subsidiaries that is immediately available and accessible without restriction, taking into account any tax costs associated with the repatriation of cash from Workflow’s subsidiaries located or operating in Canada)); provided, however, that following the calculation of net debt, and as of the close of business on the second business day immediately preceding the closing date, GAAP cash shall exceed by at least $1 million the immediately available cash applied to satisfy the net debt condition; and

•	the resignation of all directors of Workflow.

Although neither Workflow nor WF Holdings expects to waive any conditions to the merger, Workflow reserves the right to do so if it believes a waiver is in the best interests of the stockholders.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the closing of the merger agreement:

•	by mutual written consent of the parties;

•	by any party if any governmental entity shall issue an order, decree or ruling permanently restraining or enjoining the merger and such order, decree or ruling shall have become final and non-appealable;

•	by any party if the stockholders of Workflow do not approve the merger;

•	by any party if the merger is not consummated by April 30, 2004, provided that the ability to terminate the merger agreement for this reason will not be available to any party responsible for the principal cause of the failure of the parties to consummate the merger by such date;

•	by Workflow, subject to materiality thresholds and cure periods, if (a) any representations and warranties of WF Holdings or Acquisition are untrue or inaccurate or (b) WF Holdings or Acquisition shall have failed to comply with any obligations under the merger agreement;

•	by WF Holdings or Acquisition, subject to materiality thresholds and cure periods, if (a) any representations and warranties of Workflow are untrue or inaccurate or (b) Workflow shall have failed to comply with any obligations under the merger agreement; and

•	by Workflow, if Workflow’s board of directors, subject to certain conditions expressed in the merger agreement (a) withdraws its approval or recommendation of the merger or the merger agreement, (b) approves or recommends a superior proposal, or (c) authorizes Workflow to enter into an acquisition agreement with respect to any superior proposal, provided Workflow pays WF Holdings the break-up fee and expense reimbursement specified in the merger agreement.

Break-Up Fee; Expense Reimbursement

Workflow must pay WF Holdings a break-up fee of $5,000,000 plus the costs and expenses incurred by WF Holdings in connection with the transactions contemplated by the merger agreement, up to a maximum of $1,800,000, if the merger agreement is terminated for any of the following reasons:

•	if Workflow’s board of directors (a) withdraws its approval or recommendation of the merger or the merger agreement, (b) approves or recommends a superior proposal, or (c) authorizes Workflow to enter into an acquisition agreement with respect to any superior proposal;

•	Workflow’s stockholders fail to approve the merger agreement, an acquisition proposal is made prior to the stockholders meeting pursuant to which Workflow’s stockholders would receive in excess of $4.87 per share of common stock, and Workflow consummates such acquisition proposal within 12 months after termination of the merger agreement with WF Holdings; or

•	the merger does not close by April 30, 2004, or Workflow breaches its representations and warranties and/or covenants under the merger agreement (subject to materiality thresholds and cure periods), and Workflow specifically breaches its obligations under the merger agreement related to calling and holding a stockholders meeting and/or timely filing and clearing this proxy statement with the Securities and Exchange Commission.

In addition, Workflow must pay WF Holdings the costs and expenses incurred by WF Holdings in connection with the transactions contemplated by the merger agreement, up to a maximum of $1,800,000, if the merger agreement is terminated for any of the following reasons:

•	Workflow’s stockholders do not approve the merger agreement (and the terms under which WF Holdings would also be entitled to the $5,000,000 break-up fee do not apply);

•	subject to materiality thresholds and cure periods, if (a) any representations and warranties of Workflow are untrue or inaccurate or (b) Workflow shall have failed to comply with its obligations under the merger agreement (and the terms under which WF Holdings would also be entitled to the $5,000,000 break-up fee do not apply);

•	the merger has not been consummated by April 30, 2004 and no party is in material breach under the merger agreement; or

•	a governmental entity issues an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger.

In the event Workflow is obligated to reimburse expenses under any of the foregoing circumstances, Workflow will receive a $175,000 credit as a result of the expense payment made to WF Holdings upon the signing of the merger agreement. See “Expenses” on page 43 of this proxy statement.

Amendment; Waiver of Conditions

The merger agreement may be amended by mutual written consent of the parties, and the conditions to each of the parties’ obligations to consummate the merger may be waived by such party; provided, however, that after approval of the merger by Workflow’s stockholders, no amendment may be made which would reduce the amount or change the type of consideration payable to Workflow’s stockholders.

Regulatory Approval

Under the terms of the merger agreement, the merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act. On February 13, 2004 both Workflow and WF Holdings filed the required Notification and Report Form with the Federal Trade Commission, or FTC, for the purpose of providing the FTC and/or the Department of Justice the opportunity to review the merger for possible antitrust considerations. The waiting period for the merger under the HSR Act is expected to expire on March 15, 2004, unless sooner terminated.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

There were, as of February 20, 2004, approximately 3,145 holders of record of our common stock. The following table sets forth certain information, as of February 20, 2004, with respect to holdings of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of common stock outstanding as of such date, based on currently available Schedules 13D and 13G filed with the Securities and Exchange Commission, (ii) each of our directors and executive officers, and (iii) all directors and officers as a group. The address of our directors and executive officers is c/o Workflow Management, Inc., 240 Royal Palm Way, Palm Beach, Florida 33480.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class (1)
Directors

Thomas A. Brown, Sr. (2)	102,568	*
Gerald F. Mahoney (3)	35,739	*
James J. Maiwurm (4)	76,776	*
Roger J. Pearson (5)	75,798	*
Peter S. Redding (6)	12,392	*

Executive Officers

Gary W. Ampulski (7)	163,698	1.21
Michael L. Schmickle (8)	237,772	1.74

All Directors and Executive Officers as a Group (7 people) (9)	704,743	5.09

Other Beneficial Owners

Dimensional Fund Advisors, Inc. (10) 1299 Ocean Avenue Santa Monica, CA 90401	861,922	6.40

Jonathan J. Ledecky (11) 901 15th Street NW, Suite 950 Washington, DC 20005	1,345,495	9.24

Rutabaga Capital Management, LLC (12) 64 Broad Street Boston, MA 02109	1,638,944	12.18

Springhouse Capital, LLC (13) 520 Madison Avenue New York, NY 10022	1,466,857	10.90

Wells Fargo & Company (14) 420 Montgomery Street San Francisco, CA 94104	1,953,100	14.51

*	Less than 1% ownership
(1)	The number of shares of common stock deemed outstanding as of February 20, 2004 includes (i) 13,460,151 shares of Common Stock outstanding, (ii) warrants to acquire 400,000 shares held by our lenders that are currently exercisable, and (iii) an aggregate of 1,472,809 shares issuable pursuant to options held by the respective person or group which are presently exercisable or which may be exercised within 60 days after February 20, 2004, as set forth below. Pursuant to the rules of the Securities and Exchange Commission, the warrants and presently exercisable options are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person or group.
(2)	Includes options to purchase 50,000 shares that are currently exercisable.
(3)	Includes options to purchase 5,000 shares that are currently exercisable.
(4)	Includes options to purchase 35,000 shares that are currently exercisable.
(5)	Includes options to purchase 50,000 shares that are currently exercisable.
(6)	Includes options to purchase 5,000 shares that are currently exercisable.
(7)	Mr. Ampulski is also a director. Includes options to purchase 30,000 shares that become exercisable within 60 days after February 20, 2004.
(8)	Includes options to purchase 200,914 shares that are currently exercisable.
(9)	Includes the information in the notes herein, as applicable. Reflects (i) 328,829 shares held of record and (ii) 375,914 shares subject to presently exercisable options or options exercisable within 60 days.
(10)	Based on the most recently filed Schedule 13G filed by the beneficial owner with the Securities and Exchange Commission. The beneficial owner has sole voting and dispositive power with respect to these shares.
(11)	Includes options to purchase 1,096,895 shares that are currently exercisable which were granted to Mr. Ledecky in connection with his service as a former director and employee of Workflow. The exercise price of these options is $9.00 per share. The beneficial owner has sole voting and dispositive power with respect to these shares.
(12)	Based on the most recently filed Schedule 13G filed by the beneficial owner with the Securities and Exchange Commission. The beneficial owner has sole dispositive power with respect to these shares, sole voting power with respect to 650,000 of these shares and shared voting power with respect to 988,944 of these shares.
(13)	Based on the most recently filed Schedule 13G filed by the beneficial owner with the Securities and Exchange Commission. The beneficial owner has sole voting and dispositive power with respect to these shares.
(14)	Based on the most recently filed Schedule 13G filed by the beneficial owner with the Securities and Exchange Commission. The beneficial owner has sole dispositive power with respect to these shares and sole voting power with respect to 1,947,200 of these shares.

APPRAISAL RIGHTS

If the merger is completed, holders of Workflow common stock who follow the procedures summarized below will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

Delaware law entitles the holders of record of shares of Workflow common stock who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” of those shares, without taking into account any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court. The “fair value” could be greater than, less than or the same as the merger consideration offered by WF Holdings.

In order to exercise these rights, a Workflow stockholder must demand and perfect the rights in accordance with Section 262. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by Workflow’s stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement serves as such statutory notice.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the General Corporation Law of the State of Delaware and is qualified in its entirety by the full text of Section 262 which is attached hereto as Annex B. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of common stock of Workflow immediately prior to the effective time of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock of Workflow held of record in the name of another person, such as a broker or a nominee, must act promptly to cause the record holder to follow the steps summarized below to properly and in a timely manner to perfect appraisal rights. Workflow stockholders should carefully review Section 262 as well as the information discussed below.

Filing Written Demand. If a Workflow stockholder elects to exercise the right to an appraisal under Section 262, that stockholder must do all of the following:

•	The stockholder must deliver to Workflow a written demand for appraisal of shares of Workflow common stock held, which demand must reasonably inform Workflow of the identity of the stockholder and that the demanding stockholder is demanding appraisal, before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be delivered to Workflow before Workflow stockholders vote on the merger and must be in addition to and separate from any proxy or vote against the merger agreement. Neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a valid demand for appraisal within the meaning of Section 262.

•	The stockholder must not vote in favor of adopting the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against adoption of the merger agreement, will constitute a vote in favor of the merger agreement, a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal.

•	The stockholder must continuously hold the shares of record from the date of the written demand for appraisal until the effective time of the merger.

All written demands for appraisal should be addressed to Workflow at 240 Royal Palm Way, Palm Beach, Florida 33480, Attention: Secretary, and received before the vote is taken on the merger agreement at the special meeting. The demand must reasonably inform Workflow of the identity of the stockholder and that the stockholder is demanding appraisal of his, her or its shares of Workflow common stock.

The written demand for appraisal must be executed by or for the record holder of shares of Workflow common stock, fully and correctly, as the holder’s name appears on the certificate(s) for their shares. If the shares of Workflow common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Workflow common stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. Shares of Workflow common stock held through brokerage firms, banks and other nominee holders are frequently deposited with and held of record in the name of a nominee of a central security depository. Any beneficial owner desiring appraisal who holds shares of common stock through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares which may be the nominee of a central security depository if the shares have been so deposited.

A record holder, such as a bank broker, fiduciary, depository or other nominee, who holds shares of Workflow common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares of Workflow common stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Workflow common stock outstanding in the name of the record owner.

Any Workflow stockholder may withdraw its demand for appraisal and accept $4.87 per share by delivering to Workflow a written withdrawal of the demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the Workflow stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than $4.87 per share.

Notice by Workflow. Within 10 days after the effective time of the merger, Workflow will give written notice of the date of the completion of the merger to each Workflow stockholder who has not voted in favor of the merger and who has properly demanded appraisal and satisfied the requirements of Section 262, referred to as a dissenting stockholder. Within 120 days after the effective date of the merger, any former Workflow stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the Workflow stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

Filing a Petition for Appraisal. Within 120 days after the completion of the merger, Workflow or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Workflow common stock that are held by all dissenting stockholders. Workflow is under no obligation, and has no present intention, to file such a petition. Accordingly, it is the obligation of Workflow stockholders seeking appraisal rights to initiate all necessary actions to perfect appraisal rights within the time prescribed by Section 262. A Workflow stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all Workflow stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those Workflow stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which Workflow stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require Workflow stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the fact that appraisal proceedings are pending. If any Workflow stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that Workflow stockholder.

Determination of Fair Value. If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine the fair value of the shares of Workflow common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court will take into account all relevant factors. Holders of Workflow common stock considering seeking appraisal should be aware that the fair value of their shares of Workflow common stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of Workflow common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court stated in Weinberger v. UOP, Inc., among other things, that “proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding.

In addition, Delaware courts have decided that the statutory appraisal remedy may or may not be, depending on the factual circumstances, a stockholder’s exclusive remedy in connection with transactions such as the merger. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

The costs of the appraisal proceeding shall be determined by the Delaware Court of Chancery and taxed against the parties as the court determines to be equitable under the circumstances. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Workflow common stock have been appraised. Upon application of a Workflow stockholder, the court may order all or a portion of the expenses incurred by any Workflow stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Workflow common stock entitled to appraisal. From and after the completion of the merger, no dissenting stockholder shall have any rights of a Workflow stockholder with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions, on the holder’s shares of Workflow common stock, if any, payable to Workflow stockholders of record as of a time prior to the completion of the merger. If a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any Workflow stockholder without the approval of the court.

Any Workflow stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware may result in the loss of a Workflow stockholder’s statutory appraisal rights.

WHERE YOU CAN FIND MORE INFORMATION

Workflow files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Workflow files at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Workflow, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

You should rely only on the information contained in this proxy statement to vote on the merger agreement and the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February 25, 2004. You should not assume that the information in this proxy statement is accurate as of any date other than that date, and its mailing to stockholders shall not create any implication to the contrary.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of Workflow’s proxy statement may have been sent to multiple stockholders in the same household. Workflow will promptly deliver a separate copy of this proxy statement to any stockholder upon request by writing or calling Workflow at the following address or phone number: Workflow Management, Inc., 240 Royal Palm Way, Palm Beach, Florida 33480, Attention: Michael L. Schmickle, Secretary or by calling (561) 659-6551. Any stockholder who wants to receive separate copies of the proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact Workflow at the above address and phone number.

ADJOURNMENT OR POSTPONEMENT

In the event Workflow does not have sufficient votes to approve the merger agreement at the special meeting, Workflow intends to adjourn the special meeting to permit further solicitation of proxies. The board of directors of Workflow recommends that stockholders vote their proxies in favor of the adjournment proposal so that their proxies may be used to vote for an adjournment if necessary. The proxy holders will vote properly executed proxies in favor of the adjournment proposal unless the proxies indicate otherwise. If Workflow adjourns the special meeting, Workflow will not give notice of the time and place of the adjourned special meeting other than by an announcement of such time and place at the special meeting. In the event Workflow does not have sufficient votes for a quorum at the special meeting, Workflow intends to postpone the special meeting to permit further solicitation of proxies.

OTHER MATTERS

As of the date of this proxy statement, our board of directors does not know of any other matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the enclosed form of proxy will be deemed to confer authority to the individuals named as proxies to vote your shares represented by such proxy with respect to any additional matters that are within the purposes set forth in the notice of the special meeting.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

We do not currently expect to hold another Annual Meeting of Stockholders because, upon completion of the merger, Workflow will become a wholly-owned subsidiary of WF Holdings. At such point, we would no longer have public stockholders or any public participation in our stockholder meetings.

By Order of the Board of Directors,

/s/ Gerald F. Mahoney
Gerald F. Mahoney
Chairman of the Board

February 25, 2004

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE POSTAGE PAID ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE SPECIAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED FROM WITHIN THE UNITED STATES.

ANNEX A

WORKFLOW MANAGEMENT, INC.,

WF HOLDINGS, INC.

and

WFM ACQUISITION SUB, INC.

AGREEMENT AND PLAN OF MERGER

Dated as of January 30, 2004

i

ii

SECTION 9.12.	Schedule and Exhibits	51
SECTION 9.13.	Counterparts	51

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 30, 2004 (this “Agreement”), by and among Workflow Management, Inc., a Delaware corporation (the “Company”), WF Holdings, Inc., a Delaware corporation (“Parent”), and WFM Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have approved, and deemed it advisable that the respective stockholders of the Company and Merger Sub approve and adopt, this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that the consideration to be paid for each share of Company Common Stock (as defined in Section 4.2(a)) upon consummation of the Merger is fair to the holders of such shares and has recommended that the holders of Company Common Stock approve this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I.

GENERAL

SECTION 1.1. Defined Term Index.

Term	Reference
Acquisition Proposal	Section 5.2
Affiliate	Section 9.4
Affiliated Group	Section 9.4
Agreement	Preamble
Alternative Financing	Section 6.7
Appraisal Shares	Section 2.7
Board of Directors	Recitals
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 9.4
Company	Preamble
Company Bylaws	Section 4.6
Company Certificate	Section 4.6
Company Common Stock	Section 4.2

Company Financial Statements	Section 4.7
Company Material Contract	Section 4.17
Company Preferred Stock	Section 4.2
Company Proprietary Asset	Section 4.14
Company Representatives	Section 5.2
Company Stock	Section 4.2
Company Stock Options	Section 2.9
Company Stockholders’ Meeting	Section 6.1
Company Superior Proposal	Section 5.2
Company Warrants	Section 2.9
Confidentiality Agreement	Section 6.2
Control	Section 9.4
Deal Expenses	Section 8.2
Delaware Act	Section 2.1
Effective Time	Section 2.3
Employee Stock Purchase Plan	Section 2.9
Environmental Claim	Section 4.16
Environmental Law	Section 4.16
ERISA	Section 9.4
ERISA Affiliate	Section 9.4
ERISA Benefit Plans	Section 4.11
Exchange Act	Section 3.4
Exchange Agent	Section 2.8
Filing Date	Section 6.4
Financing	Section 3.5
Financing Letters	Section 3.5
Foreign Plan	Section 4.11
GAAP	Section 9.4
Governmental Entity	Section 3.4
Hazardous Substances	Section 4.16
HSR Act	Section 3.4
Immediately Available Cash	Section 9.4
Indebtedness	Section 9.4
Indemnified Parties	Section 6.5
Infringes	Section 4.14
IRS	Section 4.11
Knowledge	Section 9.4
Lease	Section 4.13
Leased Real Property	Section 4.13
Lenders	Section 3.5
Material Adverse Effect	Section 9.4
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plans	Section 4.11
Net Debt	Section 9.4
Non-ERISA Commitments	Section 4.11

2

Option Plan	Section 2.9
Order	Section 7.1
Ordinary Course of Business	Section 9.4
Outside Date	Section 8.1
Parent	Preamble
Parent and Merger Sub Information	Section 6.1
Pension Plans	Section 4.11
Per Share Amount	Section 2.7
Person	Section 9.4
Prior Pension Plans	Section 4.11
Proprietary Asset	Section 9.4
Proxy Statement	Section 6.1
Required Governmental Consents	Section 4.6
SEC	Section 3.8
SEC Filings	Section 4.7
SEC Reports	Section 4.7
Section 262	Section 2.7
Securities Act	Section 3.4
Shares	Section 2.7
Subsidiary	Section 9.4
Surviving Corporation	Section 2.1
Tax	Section 9.4
Tax Return	Section 9.4
Termination Fee	Section 8.2
Third Party	Section 5.2
United States Bank	Section 2.8
Welfare Plans	Section 4.11

ARTICLE II.

THE MERGER

SECTION 2.1. The Merger. At the Effective Time (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “Delaware Act”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Delaware Act. The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

SECTION 2.2. Consummation. Unless this Agreement has been terminated and the Merger shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger (the “Closing”) will take place at 12:00 p.m., New York Time, as soon as possible, but in no event later than four business days after satisfaction or waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Morrison Cohen Singer & Weinstein, LLP, located at 750 Lexington

3

Avenue, New York, New York 10022 (or such other place or time as Parent and the Company may jointly designate).

SECTION 2.3. Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and make all other filings or recordings required by the Delaware Act in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger).

SECTION 2.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5. Subsequent Actions. If, at any time at or after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver and shall execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 2.6. Certificate of Incorporation; Bylaws, Directors and Officers.

(a) At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately before the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the Delaware Act and such certificate of incorporation.

(b) The Bylaws of Merger Sub as in effect immediately before the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the Delaware Act, the certificate of incorporation of the Surviving Corporation and such bylaws.

(c) From and after the Effective Time, the directors of Merger Sub immediately before the Effective Time will continue as the directors of the Surviving Corporation, and except as Merger Sub may otherwise notify the Company in writing prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the

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Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the Surviving Corporation’s certificate of incorporation and bylaws, and the Delaware Act.

SECTION 2.7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any of the following securities:

(a) Except as provided in clauses (b) and (c) below, each share of Company Common Stock (as defined in Section 4.2(a)) issued and outstanding immediately before the Effective Time (such shares of Company Common Stock, other than shares described in clauses (b) and (c) below, are hereinafter referred to as the “Shares”) shall be converted into the right to receive $4.87 (the “Per Share Amount”) in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share or an affidavit with respect thereto, in each case in accordance with Section 2.8. As of the Effective Time, all Shares so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto, except to receive the aggregate Per Share Amount applicable thereto, in accordance with Section 2.8.

(b) Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the Delaware Act (“Section 262”) shall not be converted into the right to receive the aggregate Per Share Amount applicable thereto as provided in Section 2.7(a) above and in accordance with Section 2.8 below, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the aggregate Per Share Amount applicable thereto as provided in Section 2.7(a) above and in accordance with Section 2.8 below. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the Delaware Act received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing with respect thereto.

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(c) Each share of Company Common Stock that is held as treasury stock or owned by the Company or held by Parent or Merger Sub immediately before the Effective Time shall automatically be canceled and extinguished and shall cease to exist, and no payment shall be made with respect thereto.

(d) Each share of common stock of Merger Sub issued and outstanding immediately before the Effective Time shall automatically be canceled and extinguished and each shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 2.8. Surrender of Shares; Stock Transfer Books.

(a) Before the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) reasonably acceptable to the Company to receive the funds necessary to make the payments contemplated by Section 2.7(a) and to make such payments on a timely basis. The Surviving Corporation shall, on or before the Closing Date, deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Shares, funds in amounts sufficient for the payments under Section 2.8(b) to which such holders shall be entitled at the Effective Time pursuant to Section 2.7(a). Such funds shall be invested by the Exchange Agent as directed by the Surviving Corporation, provided however that such funds may only be invested in (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (ii) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof having a combined capital surplus in excess of $500,000,000 (a “United States Bank”), (iii) commercial paper issued by a domestic corporation and given a rating of no lower than A1 by Standard & Poor’s Corporation and P1 by Moody’s Investors Service, Inc. with a remaining term at the time of acquisition thereof not in excess of 90 days or (iv) demand deposits with any United States Bank. The earnings from, and interest or income produced by, such investments shall be payable to Parent or as Parent directs.

(b) The Surviving Corporation agrees that as soon as practicable after the Effective Time it shall cause the Exchange Agent to distribute to holders of record of Shares as of the Effective Time a form of letter of transmittal and instructions for its use in effecting the surrender of the certificates representing the Shares in exchange for the aggregate Per Share Amount relating thereto in a customary form reasonably acceptable to Parent and the Company prior thereto. Such letter shall specify that the delivery shall be effected, and risk of loss and title shall pass from such holder, only upon proper delivery of the certificates representing the Shares to the Exchange Agent for use in the exchange. Upon receipt of a properly executed letter of transmittal together with the requisite documentation specified in the letter of transmittal, the Surviving Corporation shall cause the Exchange Agent to promptly pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates. Until so surrendered, each such certificate (other than certificates representing shares of Company Common Stock held by the Company, Parent or Merger Sub or Appraisal Shares) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

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(c) If payment of cash in respect of canceled Shares is to be made to a Person (as defined in Section 9.4) other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable, all of which shall be specified in the letter of transmittal.

(d) If any certificate or certificates representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such certificate or certificates, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate or certificates the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates payable pursuant to this Agreement.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.7(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Shares.

(f) Promptly following the date which is six months after the Effective Time, the Parent may cause the Exchange Agent to deliver to the Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and any holder of a certificate or certificates representing Shares who has not theretofore complied with this Section 2.8 shall thereafter look only to the Surviving Corporation for payment of the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates, subject to any applicable abandoned property, escheat or similar law, all without interest. Any amounts remaining unclaimed by holders of Shares 18 months after the Effective Time (or such earlier date, immediately prior to such time when amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent, free and clear of any claims or interest of any Persons previously entitled thereto.

(g) None of the Parent, the Company, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate (as defined in Section 9.4) thereof, shall be liable to any Person in respect of cash delivered by the Exchange Agent to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) All cash paid upon the surrender for exchange of a certificate or certificates representing Shares in accordance with the terms of this Article II shall be deemed to have been

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paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificate or certificates.

(i) The Per Share Amount paid to each holder of Shares in the Merger shall be reduced by and paid net of any applicable withholding taxes or, as set forth in Section 2.8(c), stock transfer taxes payable by such holder.

(j) The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of cash for Shares.

(k) Any portion of the Per Share Amount deposited with the Exchange Agent to pay for Shares for which appraisal rights have been perfected in accordance with Section 2.7(b) shall be returned to the Parent, upon demand.

SECTION 2.9. Option Plans; Stock Purchase Plans; Company Warrants.

(a) Subject to Section 2.9(b) below, at the Effective Time (and the Board of Directors or any committee administering the Option Plan (as defined below) shall, prior to the Effective Time, take all actions necessary so that), all outstanding options to purchase shares of Company Common Stock (the “Company Stock Options”) heretofore granted under the Company’s 1998 Stock Incentive Plan (the “Option Plan”) shall become fully vested and exercisable (whether or not currently exercisable) and shall be canceled in exchange for the right to receive a cash payment by the Surviving Corporation at the Effective Time of an amount equal to (i) the excess, if any, of (x) the Per Share Amount over (y) the applicable exercise price per share of Common Stock subject to such Company Stock Options, multiplied by (ii) the number of shares of Common Stock for which such Company Stock Options shall not theretofore have been exercised.

(b) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.9 to any holder of Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 9.4), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.

(c) The rights of participants in the Workflow Management, Inc. 1999 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), with respect to any offering period then underway under such plan, shall be determined by shortening the offering period so that the last day of such offering period occurs before, and as close as reasonably practicable to, March 31, 2004 and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period by otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such plan. The Company shall take all actions (including, if appropriate, amending the terms of such plan) that are necessary or appropriate to give effect to the transactions contemplated by this Section 2.9(c).

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(d) At the Effective Time (and the Board of Directors shall take all actions necessary so that) all outstanding warrants to purchase Company Common Stock that will not otherwise terminate pursuant to their terms as a result of the Closing of the Merger (“Company Warrants”) shall be canceled in exchange for the right to receive a cash payment by the Surviving Corporation at the Effective Time of an amount equal to (i) the excess, if any, of (x) the Per Share Amount over (y) the applicable exercise price per share of Common Stock subject to such warrants, multiplied by (ii) the number of shares of Common Stock for which such warrants shall not theretofore have been exercised.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company:

SECTION 3.1. Organization. Each of Parent and Merger Sub is a corporation, and each is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to carry on its business as it is now being conducted.

SECTION 3.2. Ownership of Parent and Merger Sub. The authorized capital stock of Merger Sub consists of 200 shares of common stock. All of the issued and outstanding shares of Merger Sub are owned by Parent. As of the date hereof, the authorized capital stock of Parent consists of 200 shares of common stock. As of the date hereof, all of the issued and outstanding shares of Parent are owned as set forth on Schedule 3.2.

SECTION 3.3. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 3.4. No Conflict; Required Filings and Consents.

(a) Assuming that all required filings and authorizations specified in Section 3.4(b) are made or obtained, the execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the transactions contemplated hereby by each of Parent and Merger Sub will not, (i) conflict with or violate any law, statute, regulation, court order, judgment, decree or other restriction of any government, governmental agency or court applicable to Parent or Merger Sub or by which any of their respective properties

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or assets is bound or affected, (ii) violate or conflict with the certificate of incorporation or bylaws, or other organizational documents of Parent or Merger Sub, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of any of Parent or Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which any of Parent or Merger Sub is a party or by which any of Parent or Merger Sub or any of their respective property or assets is bound or affected, except where the failure to obtain such waiver, consent, approval or authorization is not, individually or in the aggregate, reasonably likely to prevent or delay the consummation of the transactions contemplated by this Agreement.

(b) Except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (ii) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the requirements of any relevant foreign antitrust authority, and (iii) the filing and recordation of appropriate merger documents as required by the Delaware Act, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by either Parent or Merger Sub in connection with its respective execution, delivery or performance of this Agreement, except as aforesaid.

SECTION 3.5. Financing Arrangements. Parent has received and executed commitment letters (the “Financing Letters”) dated as of January 30, 2004 from National City Bank, Toronto Dominion Investments, Inc. and Perseus, L.L.C. (the “Lenders”). A true, complete and fully-executed copy of each Financing Letter has been furnished to the Company. Each of the Financing Letters is in full force and effect and has not been amended or modified in any respect, all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Parent, Merger Sub or, to the knowledge of Parent, the Lenders, as the case may be. Except as set forth in the Financing Letters, the Lenders have not advised Parent, Merger Sub or any of their respective Affiliates of any facts which cause them to believe the financings contemplated by the Financing Letters will not be consummated substantially in accordance with the terms thereof. Assuming the satisfaction of the conditions contained in Sections 7.3(a) and (b), the aggregate proceeds of the financings contemplated by the Financing Letters, when taken together with the cash to be made available to Parent at the Closing, and the available cash of Merger Sub, the Company and its Subsidiaries, are sufficient to pay the aggregate Per Share Amount for the Shares pursuant to Article II, to pay all amounts required to be paid to holders of Company Stock Options and Company Warrants hereunder, to refinance the Indebtedness of the Company and its Subsidiaries that may become due as a result of the transactions contemplated by this Agreement (assuming the accuracy of the condition contained in Section 7.3(g) hereof), to pay all related fees and

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expenses and to provide working capital and funding for general corporate needs of Parent, the Surviving Corporation and their respective Subsidiaries (such financing, the “Financing”).

SECTION 3.6. Solvency. Each of Parent and Merger Sub at the Effective Time will be able to pay its debts generally as they become due and will be solvent and will not be, nor will the Surviving Corporation be, as of the Effective Time, rendered insolvent as a result of the transactions contemplated hereby, including the Merger and the Financing. Neither Parent nor Merger Sub is in breach or default of any obligation owed to any creditor for borrowed money or any other creditor who may have a lien or other encumbrance on any of its rights and assets. Neither Parent nor Merger Sub has, either voluntarily or involuntarily, (i) admitted in writing that it is or may become unable to pay its debts generally as they become due, (ii) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act, (iii) made an assignment for the benefit of its creditors, (iv) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (v) had a petition in bankruptcy filed against it, (vi) been adjudged as bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction, or (vii) incurred or reasonably should have believed it would incur, debts that are or will be beyond its ability to pay as such debts mature. Parent, Merger Sub, and as of the Effective Time, to the knowledge of Parent, the Surviving Corporation, on a consolidated basis, are not engaged, nor currently contemplate being engaged, in a business or transaction for which any property remaining with them would be insufficient to continue to operate their businesses or to pay their debts generally as they come due.

SECTION 3.7. Legal Proceedings.

(a) There are no claims, actions, suits, proceedings or investigations pending (or, to the knowledge of Parent, threatened) against Parent or Merger Sub that would materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement.

(b) There is no order, writ, injunction or judgment to which Parent or Merger Sub is subject that would materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement.

(c) To Parent’s knowledge, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or threatened with respect to the transactions contemplated by this Agreement.

SECTION 3.8. Status as a Control Person. Neither Parent nor Merger Sub, together with their respective Affiliates, beneficially owns (as that term is defined by the rules of the U.S. Securities and Exchange Commission (the “SEC”) under either Section 13(d) or 16 of the Exchange Act) 10% or more of the shares of any class of equity or convertible securities of the Company.

SECTION 3.9. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any Financing), Merger Sub has

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not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, except as set forth in a disclosure schedule delivered to Parent on the date of this Agreement, as follows:

SECTION 4.1. Organization, Qualification and Corporate Power. The Company is duly organized and validly existing under the laws of the jurisdiction of its formation and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect (as defined in Section 9.4). The Company has made available to Parent correct and complete copies of the Company Certificate (as defined in Section 4.6) and the Company Bylaws (as defined in Section 4.6). Schedule 4.1 sets forth the dates of all meetings of the Board of Directors held since January 1, 2002. The Company is not in default under or in violation of any provision of the Company Certificate or Company Bylaws.

SECTION 4.2. Capitalization

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Preferred Stock, $0.001 par value per share (the “Company Preferred Stock”), and 150,000,000 shares of common stock, $0.001 par value per share (the “Company Common Stock” and, together with the Company Preferred Stock, the “Company Stock”). As of the date hereof, 13,458,698 shares of Company Common Stock are issued and outstanding, all of which shares of Company Common Stock are validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding.

(b) As of the date hereof, (i) 4,392,894 shares of Company Common Stock are authorized for issuance under the Option Plan, of which Company Stock Options to purchase 3,012,268 shares of Company Common Stock are currently outstanding, and (ii) 2,400,000 shares of Company Common Stock are authorized for issuance pursuant to outstanding Company Warrants of which warrants to purchase 2,400,000 shares of Company Common Stock are outstanding.

(c) Except as set forth in Schedule 4.2, as of the date hereof, there are no outstanding Company Stock Options, Company Warrants, subscriptions, options, contracts, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Subsidiary (as defined in Section 9.4) of the Company to issue additional shares of Company Stock or any debt instrument. There are no outstanding share appreciation rights or similar rights of the Company or any of its

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Subsidiaries. There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Stock.

SECTION 4.3. Investments. Except for the capital stock or other ownership interests of its Subsidiaries, the Company does not own or have the right to acquire, directly or indirectly, any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock of any other corporation or any equity or other participating interest in the revenues or profits of any Person.

SECTION 4.4. Subsidiaries. Schedule 4.4 sets forth for each direct or indirect Subsidiary of the Company: (i) its name and jurisdiction of organization, (ii) each jurisdiction in which it is qualified to do business, (iii) the number of authorized shares of capital stock or units of limited liability company membership interests of each class authorized to be issued, (iv) the number of issued and outstanding shares of capital stock or units of limited liability company membership interests of each class, the names of the holders thereof, and the number of shares or units held by each such holder, and (v) the number of shares of its capital stock held in treasury. Each Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except as set forth in Schedule 4.4 or where the failure to be so qualified or in good standing would not have a Material Adverse Effect. All of the outstanding capital stock or units of limited liability company membership interests of each Subsidiary of the Company are validly issued, and where such Subsidiary is a corporation, fully paid and non-assessable and are owned directly by the Company or a Subsidiary of the Company free and clear of any liens, taxes, claims and demands except as set forth on Schedule 4.4. Except as set forth on Schedule 4.4, there are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its Subsidiaries is a party relating to the issuance, sale, voting or transfer of any capital stock or units of limited liability company membership interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company has made available to Parent correct and complete copies of (a) the certificate or articles of incorporation, organization or formation and (b) the bylaws or operating agreement of each Subsidiary (as amended to date).

SECTION 4.5. Authority Relative to this Agreement. The Company has the necessary corporate power and corporate authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval for the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of this Agreement by the Company’s stockholders in accordance with the Delaware Act. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub and Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) laws of general

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application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 4.6. No Conflict, Required Filings and Consents.

(a) Except as set forth in Schedule 4.6 and assuming that all Required Governmental Consents (as defined below) are obtained, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the transactions contemplated hereby by the Company will not, (i) conflict with or violate any law, statute, regulation, court order, judgment, decree or other restriction of any government, governmental agency or court applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets is bound or affected, (ii) violate or conflict with any provision of the certificate of incorporation of the Company as amended (the “Company Certificate”), or the bylaws of the Company, as amended (the “Company Bylaws”), or any charter, bylaws or operating agreement of any Subsidiary of the Company, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets (whether owned or leased) of the Company or any of its Subsidiaries pursuant to, or require any notice under, any Company Material Contract (as defined in Section 4.17). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate or conflict with any of the provisions of any of the Option Plan or Company Warrants.

(b) Except for (i) applicable requirements, if any, of the Exchange Act and the Securities Act, (ii) the requirements of the HSR Act and the requirements of any relevant foreign antitrust or foreign investment authority, (iii) the filing and recordation of appropriate merger documents as required by the Delaware Act, (iv) the filing and recordation of appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (v) applicable requirements of the Nasdaq National Market, and (vi) compliance with any applicable state securities or blue sky laws or state takeover laws (the filings and authorizations referred to in clauses (i) through (vi) being referred to collectively as the “Required Governmental Consents”), neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except for the Required Governmental Consents, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.7. SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports, statements, schedules, and other documents with the SEC required to be filed by it pursuant to the Securities Act and Exchange Act (collectively, the “SEC Filings”). The Company has made available to Parent true and complete copies of (1) its Annual Reports on Forms 10-K and 10K/A for the fiscal years ended April 30,

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2001, 2002 and 2003, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of the Company since May 1, 2001, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC since May 1, 2001 (collectively, the “SEC Reports”). The SEC Filings (i) at the time filed or if amended or superseded by a later filing, as of the date of the last such amendment or filing, complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not at the time they were declared effective or filed, as the case may be, or if amended or superseded by a later filing, as of the date of the last such amendment or such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(b) The audited and unaudited consolidated financial statements of the Company and its Subsidiaries contained in the SEC Reports (collectively, the “Company Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), and the requirements of Regulation S-X promulgated under the Exchange Act, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations, cash flows and changes in financial position of the Company and its Subsidiaries for the periods indicated, and are consistent in all material respects with the internal financial statements of the Company to the extent required by GAAP, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments and any other adjustments described therein or permitted by the Exchange Act (including without limitation Regulation S-X thereunder), none of which adjustments individually or in the aggregate are material. The internal financial statements of the Company and its Subsidiaries have been, and are being maintained in accordance with GAAP to the extent applicable and reflect only actual transactions.

SECTION 4.8. Absence of Certain Changes or Events. Except as expressly permitted by this Agreement, or as set forth in Schedule 4.8, since May 1, 2003: (i) there has not occurred a Material Adverse Effect and (ii) there has not been any change by the Company in its significant accounting principles or practices except as required by GAAP or applicable law or SEC requirements. Without limiting the generality of the foregoing, since April 30, 2003:

(a) none of the Company or its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) none of the Company or its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(c) no party (including the Company and any of its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company or any of its Subsidiaries is a party or by which any of them is bound which acceleration, termination, modification or

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cancellation involved payments exceeding $100,000, other than any terminations, cancellations or modifications to any agreement with a salesperson or customer service representative of the Company or any Subsidiary of the Company who had annual compensation for the fiscal year ended April 30, 2003 of $250,000 or less;

(d) no liens have been placed upon any of the assets, tangible or intangible, of the Company or any of its Subsidiaries other than pursuant to the Company’s existing senior credit facility and other liens permitted under the terms of such facility;

(e) none of the Company or its Subsidiaries has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business other than (i) as set forth in the Company’s capital budget for 2004, a copy of which is attached hereto as part of Schedule 5.1 and (ii) such other items as do not exceed $250,000 in the aggregate;

(f) none of the Company or its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 in the aggregate or outside the Ordinary Course of Business (excluding loans or advances in respect of commissions to any salesperson or customer service representative of the Company or any Subsidiary of the Company made in the Ordinary Course of Business);

(g) none of the Company or its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness involving more than $50,000, in any one case, or $250,000 in the aggregate other than (a) borrowings under the Company’s existing senior credit facility or (b) refinancings of existing obligations reflected in the Company Financial Statements or Schedule 4.8;

(h) none of the Company or its Subsidiaries has delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(i) none of the Company or its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $500,000 or outside the Ordinary Course of Business;

(j) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(k) none of the Company or its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors or officers, including, without limitation, the grant of any severance or termination pay, other than pursuant to any existing plan, policy, agreement or arrangement, and none of the Company or its Subsidiaries has made any loan to, or entered into any other transaction with, any of its employees outside the Ordinary Course of Business;

(l) none of the Company or its Subsidiaries has experienced any damage, destruction, or loss to its property exceeding $250,000 and not covered by insurance or exceeding $250,000 (excluding deductibles) and covered by insurance;

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(m) none of the Company or its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(n) none of the Company or its Subsidiaries has entered into any collective bargaining agreement, written or oral, or modified the terms of any existing such agreement;

(o) none of the Company or its Subsidiaries has adopted, amended, modified, or terminated any ERISA Benefit Plans or Non-ERISA Commitment (as defined in Section 4.11) outside the Ordinary Course of Business;

(p) none of the Company or its Subsidiaries has made any change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business;

(q) none of the Company or its Subsidiaries has made or pledged to make any charitable or other capital contribution to any individual charity in excess of $100,000;

(r) none of the Company or its Subsidiaries has discharged a liability or lien outside the Ordinary Course of Business;

(s) none of the Company or its Subsidiaries has transferred, assigned or granted any license or sublicense of any rights of any Company Proprietary Asset other than in the Ordinary Course of Business; and

(t) none of the Company and its Subsidiaries has committed in writing to any of the foregoing.

SECTION 4.9. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except (i) for liabilities incurred in the Ordinary Course of Business which, either individually or in the aggregate, have not had and could not be reasonably expected to have a Material Adverse Effect and (ii) as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries contained in the Company’s SEC Filing for the quarter ended October 31, 2003 (or described in the footnotes accompanying the financial statements that contain such balance sheet) or disclosed on Schedule 4.9.

SECTION 4.10. Litigation. Except as set forth in Schedule 4.10, (i) there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any Governmental Entity or arbitrator. None of the claims, actions, suits, proceedings or investigations listed on Schedule 4.10, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.10, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree.

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SECTION 4.11. Employee Benefit Plans; ERISA.

(a) Set forth in Schedule 4.11(a) is a true and complete list of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA (as defined in Section 9.4)) maintained by the Company or an ERISA Affiliate (as defined in Section 9.4), or with respect to which the Company or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of Company or an ERISA Affiliate due to such employment (the “Pension Plans”). Set forth in Schedule 4.11(a) is a true and complete list of each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) maintained by the Company, or with respect to which the Company is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company due to such employment (the “Welfare Plans”) (the Pension Plans and Welfare Plans being the “ERISA Benefit Plans”). In addition, set forth in Schedule 4.11(a) is a true and complete list of each other “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is or has ever been subject to Section 302 of ERISA and (i) maintained by the Company or an ERISA Affiliate at any time during the six-year period prior to the Effective Time, or (ii) with respect to which Company or an ERISA Affiliate was required to make any payment at any time during such period (the “Prior Pension Plans”).

(b) Other than those listed in Schedule 4.11(a), set forth in Schedule 4.11(b) is a true and complete list of each retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, hospitalization or other medical, disability, life or other insurance, or other welfare or fringe benefit plan or policy to which Company or any of its Subsidiaries is a party or with respect to which it is or will be required to make any payment (the “Non-ERISA Commitments”).

The Company has made available to Parent correct and complete copies of (i) all written Non-ERISA Commitments and (ii) all insurance and annuity policies and contracts and other documents relevant to any Non-ERISA Commitment. Except as disclosed in Schedule 4.11(a) or Schedule 4.11(b), none of the ERISA Benefit Plans or the Non-ERISA Commitments is subject to the law of any jurisdiction outside of the United States of America.

(c) Except as set forth on Schedule 4.11(c), the Company has made available to Parent with respect to each ERISA Benefit Plan, Non-ERISA Commitment and with respect to each Prior Pension Plan, other than any ERISA Benefit Plan or Prior Pension Plan which is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed, (iv) the financial statements completed in accordance with GAAP for the most recently completed three plan years for which such statements have been prepared, (v) the actuarial reports for the three most recently completed plan years, if applicable, and (vi) the most recent determination letter issued by the United States Internal Revenue Service (“IRS”) and the application submitted with respect to such letter if such application was required to be filed. With respect to each Pension Plan that is a “multiemployer plan” (the “Multiemployer Plans”), (A) the Company has delivered to Parent correct and complete copies of all plan documents and amendments thereto and trust agreements and amendments thereto, the items described in clauses (ii), (iii) and (v) of the second preceding sentence but with respect to the reports

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described in such clauses (iii) and (v) only such reports for the most recent year, and all correspondence and other information in the Company or any ERISA Affiliate’s possession, if any, relating to any anticipated increases in contribution rates with respect to such plan, and (B) also set forth in Schedule 4.11(c) is a true and complete list of the amounts which each of the Company and each ERISA Affiliate has paid to such plan through December 31, 2003 with respect to each of the calendar years 2001 through 2003. The Company has delivered to Parent with respect to each of the Multiemployer Plans and with respect to each of the Prior Pension Plans which is a “multiemployer plan” (the “Prior Multiemployer Plans”) correct and complete copies of all correspondence and other information in Company’s or any ERISA Affiliate’s possession, if any, relating to the amount for which Company or any ERISA Affiliate is or could be liable under Title IV of ERISA for a total or partial withdrawal as of any date or for any other reason.

(d) Each Pension Plan that is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS, and no circumstance has occurred or exists which might cause such plan to cease being so qualified, other than as set forth in Schedule 4.11(e).

(e) There is no pending or, to the knowledge of the Company, threatened claim in respect of any of the ERISA Benefit Plans or Non-ERISA Commitments other than claims for benefits in the ordinary course of business. Except as set forth in Schedule 4.11(e), each of the ERISA Benefit Plans and Non-ERISA Commitments other than any Multiemployer Plans and Foreign Plans (as defined in Section 4.11(l)) (i) has been administered substantially in accordance with its terms and (ii) complies in form, and has been administered substantially in accordance, with the requirements of ERISA and, where applicable, the Code and any applicable law. The Company and each ERISA Affiliate has complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA. The Company has no obligation under any ERISA Benefit Plans or otherwise to provide health or other welfare benefits to any prior employees or any other person, except as required by Part 6 of Title I of ERISA, other than as set forth in Schedule 4.11(e). The consummation of the transaction contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant.

(f) To the knowledge of the Company, no proceeding has been initiated to terminate any Multiemployer Plan, and there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA) with respect to any such plan. No Multiemployer Plan is in reorganization as described in Section 4241 of ERISA or insolvent as described in Section 4245 of ERISA. Except as described in Schedule 4.11(f), neither the Company nor any ERISA Affiliate has failed to make a required or disputed contribution to any Multiemployer Plan or any Prior Multiemployer Plan. Except as described in Schedule 4.11(f), (i) neither the Company nor any ERISA Affiliate has incurred any liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any multiemployer plan (as such term is defined in Section 3(37) of ERISA), (ii) no such liability has been asserted, (iii) there are no events or circumstances which could result in any such partial or complete withdrawal, and (iv) neither the Company nor any ERISA Affiliate is bound by a contract or agreement or has any obligation or liability described in Section 4204 of ERISA. To the knowledge of the Company, each Multiemployer Plan (A) complies in form, and has been

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administered substantially in accordance, with the requirements of ERISA and, where applicable, the Code, and (B) is qualified under Section 401(a) of the Code as amended to the date hereof.

(g) Except as to Multiemployer Plans (as to which this representation and warranty is made only to the knowledge of the Company), neither the Company nor, to the knowledge of Company, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any ERISA Benefit Plan which could subject any such plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.

(h) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the ERISA Benefit Plans and Non-ERISA Commitments (including workers compensation) or by law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Effective Time which are not yet due will have been paid or sufficient accruals for such contributions and other payments, to the extent required by GAAP have been duly and fully provided for on the most recent consolidated balance sheet of the Company included in the filed SEC Filings.

(i) No liability under any ERISA Benefit Plan or Non-ERISA Commitment has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation and the equivalent by each other nationally recognized rating agency.

(j) No stock or other security issued by the Company or any ERISA Affiliate forms or has formed a material part of the assets of any ERISA Benefit Plan.

(k) Except as set forth or described in the Schedules under this Section 4.11, neither the Company or any ERISA Affiliate has maintained, sponsored or contributed to, or been required to contribute to, any United States defined benefit plan (as defined in Section 414(j) of the Code) or any plan subject to Title IV of ERISA at any time during the past six (6) years.

(l) Except as set forth on Schedule 4.11(l), with respect to each Non-ERISA Commitment established or maintained outside of the United States of America primarily for the benefit of employees of the Company or any ERISA Affiliate residing outside the United States of America (a “Foreign Plan”): (i) all employer and employee contributions to each Foreign Plan required by applicable law or by the terms of such Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Plan required to be

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registered has been registered and has been maintained in all material respects in good standing with applicable regulatory authorities.

SECTION 4.12. Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

SECTION 4.13. Leases.

(a) Schedule 4.13 sets forth a list of all leases, subleases and occupancy agreements, together with all amendments, extensions, renewals, guaranties, assignments and supplements thereto, with respect to all real properties in which the Company or any of its Subsidiaries has a leasehold interest, whether as lessor or lessee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which the Company or such Subsidiary is a lessee is referred to herein as the “Leased Real Property”), including the date and name of the parties to such Leases and all assignors and assignees thereof.

(b) With respect to each of the Leases, except as set forth in Schedule 4.13: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such lease, will not result in a breach of or default under such lease, or otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing; (iii) neither the Company nor any of its Subsidiaries is, and, to the knowledge of the Company, no other party to any Lease is, in breach or default under such Lease, and, to the Company’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) the other party to such Lease is not an Affiliate of the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof except in the Ordinary Course of Business; and (vi) except for any security interest granted pursuant to the Company’s existing senior credit facility or other security interests permitted under the terms of such facility, neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein.

SECTION 4.14. Intellectual Property.

(a) Schedule 4.14(a)(i) sets forth, with respect to each Proprietary Asset owned by the Company and its Subsidiaries (a “Company Proprietary Asset”) and registered with any Governmental Entity or for which an application has been filed with any Governmental Entity: (i) a brief description of such Proprietary Asset consisting of (A) the name and/or design of each mark, registration number (or serial number) and date registered (filed) for such mark, (B) the title of each patent, patent number (or serial number) and date issued (filed) for such patent, (C) the title of each copyright work, date registered and registration number; and (ii) the jurisdictions covered by the applicable registration or application. Schedule 4.14(a)(ii) identifies and provides a brief description of all common law marks, domain names and unregistered copyrights owned by the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries. Schedule 4.14(a)(iii) identifies and provides a brief description of contracts

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containing any ongoing royalty or payment obligations with respect to, each Proprietary Asset that is licensed to the Company and its Subsidiaries by any Person (other than employees of the Company or any Subsidiary) and is material to the business of the Company and its Subsidiaries (except for any Proprietary Asset that is licensed to the Company and its Subsidiaries under any third party software license generally available to the public). The Company and its Subsidiaries have good and marketable title to all of the Proprietary Assets identified in Schedule 4.14(a)(i) and, to the knowledge of the Company, in and to all other Company Proprietary Assets, free and clear of all encumbrances, except for (A) as set forth in Schedule 4.14(b), and (B) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the asset subject thereto or materially impair the operations of the Company or its Subsidiaries. Except as identified in Schedule 4.14(b), the Company and its Subsidiaries have a valid right to use and license in connection with the business of the Company and its Subsidiaries as currently conducted all Company Proprietary Assets. Except as set forth in Schedule 4.14(a)(iv), none of the Company or its Subsidiaries has developed jointly with any other Person (other than employees of the Company or any Subsidiary of the Company) any Proprietary Asset that is material to the business of the Company and its Subsidiaries with respect to which such other Person has ownership rights.

(b) Except as set forth in Schedule 4.14(a)(iv), to the knowledge of the Company, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Proprietary Assets.

(c) To the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights owned by the Company and its Subsidiaries are valid, enforceable and subsisting; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Company or its Subsidiaries (either by itself or with any other Person) infringes or misappropriates or makes unauthorized use of (“Infringes”) any Proprietary Assets owned by any other Person, (iii) none of the products that have been designed, created, developed, assembled, manufactured or sold by any of the Company or its Subsidiaries is Infringing any Proprietary Assets owned by any other Person in any respect, and, except as set forth in Schedule 4.14(c), none of the Company or its Subsidiaries has received any written notice or other written communication of any actual, alleged, or potential Infringement of any Proprietary Asset owned by any other Person; and (iv) to the knowledge of the Company no other Person is Infringing, and no Proprietary Assets owned by any other Person Infringes, any Company Proprietary Asset.

(d) The Company Proprietary Assets constitute all the Proprietary Assets owned by or licensed to the Company and its Subsidiaries necessary to enable the Company and its Subsidiaries to conduct their businesses in the manner in which such businesses are now being conducted. Except as set forth in Schedule 4.14(d), none of the Company or its Subsidiaries has (i) licensed any of the Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any other contract limiting its ability to exploit any Company Proprietary Assets.

(e) Except as set forth on Schedule 4.14(e), to the knowledge of the Company, (i) no current executive officer of the Company or its Subsidiaries is competing against, or soliciting customers or employees from, the Company or its Subsidiaries, or wrongfully using Company Proprietary Assets, and (ii) no former executive officer of the Company or its Subsidiaries is

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wrongfully competing against, or soliciting customers or employees from, the Company or its Subsidiaries, or using Company Proprietary Assets.

SECTION 4.15. Insurance. (a) Schedule 4.15 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) of the Company or any of its Subsidiaries in effect as of the date hereof:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b) With regard to each insurance policy carried by the Company and its Subsidiaries or covering their business, assets and properties: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither the Company, nor any of its Subsidiaries, nor, to the Company’s knowledge any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. To the Company’s knowledge, each of the Company and its Subsidiaries has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

SECTION 4.16. Environmental, Health, and Safety Matters.

(a) Each of the Company, its Subsidiaries, predecessors and Affiliates has complied in all material respects with all applicable Environmental Laws, and, except as set forth on Schedule 4.16, there are no past or current Environmental Claims pending or threatened against the Company or any of its Subsidiaries, predecessors or Affiliates and there are no facts or circumstances that could reasonably be expected to form the basis for any Environmental Claim against the Company or any of its Subsidiaries, predecessors or Affiliates.

(b) Neither the Company nor any of its Subsidiaries, predecessors or Affiliates has caused or allowed the generation, treatment, storage or disposal of Hazardous Substances on any real property, including without limitation, the Leased Real Property, any real property formerly leased or owned by the Company or any of its Subsidiaries, predecessors or Affiliates or any

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other location except (i) in accordance with applicable Environmental Laws and (ii) as set forth on Schedule 4.16.

(c) Neither the Company nor any of its Subsidiaries, predecessors or Affiliates has caused or allowed the (i) release of Hazardous Substances into the environment except where the release of such Hazardous Substances was in accordance with applicable Environmental Laws or (ii) as set forth on Schedule 4.16.

(d) There have been no environmental investigations, studies, tests, reviews or other analyses conducted by, on behalf of, or that are in the possession of the Company or any of its Subsidiaries, or, to the knowledge of the Company, in the possession of any of its predecessors, with respect to the Leased Real Property or any property formerly leased or owned by the Company or any of its Subsidiaries, predecessors or Affiliates that have not been made available to Parent, Merger Sub or any of their representatives prior to the execution of this Agreement.

(e) All environmental permits and other material permits for all activities relating to the operation of the Business necessary at any time prior to the date of this Agreement and prior to the Closing Date have been obtained and were and are in full force and effect. Each of the Company and its Subsidiaries, predecessors and Affiliates has complied and is in compliance in all material respects with all environmental permits with respect to the operation of the business of the Company and its Subsidiaries and there are no known reasons why the business of the Company and its Subsidiaries currently operating on the Leased Real Property cannot lawfully continue.

(f) except as set forth on Schedule 4.16, none of the Company, its Subsidiaries, or any of their respective predecessors or Affiliates, has either expressly or by operation of law, assumed or undertaken any liability, including without limitation, any obligation for corrective or remedial action, of any Person relating to Environmental Laws or Hazardous Substances.

(g) As used in this Agreement, the following terms have the meanings set forth below:

(i) “Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, violations or proceedings, whether civil or criminal, related to any applicable Environmental Law or any environmental permit brought, issued or asserted by a governmental or regulatory authority or by a third party for compliance, damages, penalties, removal, response, remedial action or other action resulting from a release of a Hazardous Substance at, to or from any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, predecessors or Affiliates or any real property to which any Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment or disposal.

(ii) “Environmental Law” means any United States or Canadian federal, provincial, state and local law, statute, ordinance and any related rules and regulations, and any judicial or administrative interpretation thereof, including any judicial or

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administrative order, consent decree or judgment, relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances, including without limitation the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sections 9601 et seq., and the Clean Water Act, as amended, 33 U.S.C. Sections 1251 et seq.

(iii) “Hazardous Substances” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

SECTION 4.17. Material Contracts. Schedule 4.17 lists the following written contracts and other written agreements to which the Company or any of its Subsidiaries is a party:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $350,000 per annum;

(b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services (i) which cannot be terminated without penalty upon 90 days or less prior written notice and (ii) which involve annual payments in excess of $350,000;

(c) any agreement concerning a partnership or joint venture;

(d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness in excess of $250,000;

(e) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual base compensation in excess of $150,000, other than agreements with a salesperson or customer service representative of the Company or any Subsidiary of the Company entered into in the Ordinary Course of Business;

(f) any agreement under which it has advanced or loaned in excess of $50,000 that is outstanding as of the date of this Agreement, to any of its directors, officers, and employees (other than loans or advances against commissions to salespersons or customer service representatives of the Company or any Subsidiary of the Company in the Ordinary Course of Business) or in connection with an acquisition by the Company or any of its Subsidiaries;

(g) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(h) any agreement under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $100,000 (other than loans or advances against commissions to salespersons or customer service representatives of the Company or a Subsidiary of the Company in the Ordinary Course of Business);

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(i) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness in excess of $250,000 or under which it has imposed a lien on any of its assets, tangible or intangible (other than liens permitted under the Company’s existing senior credit facility); or

(j) any other agreement (or group of related agreements) the performance of which involves consideration from and after the date of this Agreement in excess of $500,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.17, whether or not set forth in Schedule 4.17 is referred to as a “Company Material Contract.” The Company has made available to Parent a correct and complete copy of each Company Material Contract (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, in full force and effect and enforceable in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; (B) neither the Company, nor to the knowledge of the Company any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) neither the Company, nor to the knowledge of the Company any other party, has repudiated any provision of the agreement.

SECTION 4.18. Compliance with Laws/Permits.

(a) Except as set forth in Schedule 4.18, neither the Company nor any of its Subsidiaries is in violation of any applicable provisions of any laws applicable thereto, except for any violations which would not individually or in the aggregate have a Material Adverse Effect.

(b) Except as set forth in Schedule 4.18, the Company and its Subsidiaries have all permits, licenses, approvals and other authorizations from applicable Governmental Entities required in connection with the operation of their respective businesses, except those the absence of which would not individually or in the aggregate have a Material Adverse Effect.

SECTION 4.19. Taxes.

(a) Except as set forth on Schedule 4.19, the Company and each of its Subsidiaries has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, in all material respects, all Taxes required to be paid, collected or withheld, other than such Taxes for which all of the following are true: (1) adequate reserves have been established for such Taxes in the Company Financial Statements; (2) such Taxes are being contested in good faith; and (3) such Taxes are set forth on Schedule 4.19. There are no claims or assessments pending against the Company or any of its Subsidiaries for any alleged material deficiency in any Tax, and the Company has not been notified in writing of any proposed material Tax claims or assessments against the Company or any of its Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith). Except as set forth on Schedule 4.19, neither the Company nor any of its Subsidiaries has any waivers or extensions of any applicable statute of limitations to

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assess any amount of Taxes. There are no outstanding requests by the Company or any of its Subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any amounts of Taxes shown to be due on any return. There are no liens or security interests on any of the assets of any of the Company and its Subsidiaries that arose as a result of the failure to pay Taxes, other than liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith. Each of the Company and its Subsidiaries has in all material respects withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. No director or officer (or employee responsible for Tax matters) of any of the Company and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based upon personal contact with any agent of such authority.

(b) Schedule 4.19 indicates those Tax Returns that are currently the subject of audit. The Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since January 1, 1999. Except as set forth on Schedule 4.19, no power of attorney currently in force has been granted by any of the Company and its Subsidiaries with respect to any Tax matter.

(c) None of the Company or its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company or its Subsidiaries is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method or has an application pending with the IRS or any other tax authority requesting permission for any change in accounting method. None of the Company or its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 162(m) or 280G. None of the Company or its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Company or its Subsidiaries is subject to any accumulated earnings tax or personal holding companies tax. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 and complied with the disclosure required under the tax shelter reporting provisions in Code Section 6011. Except as set forth on Schedule 4.19, none of the Company or its Subsidiaries is currently a party to any Tax allocation or Tax sharing agreement pursuant to which any of them has an obligation to make a payment under such an agreement. None of the Company or its Subsidiaries has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(d) Schedule 4.19 sets forth the following information with respect to each of the Company and its Subsidiaries as of the most recent practicable date (as well as on an estimated

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pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the amount of any excess loss account of the stockholder(s) of each Subsidiary in its stock; (B) to the Company’s knowledge, the amount of any deferred gain or loss allocable to the Company or its Subsidiaries arising out of any deferred intercompany transaction; (C) all material elections and consents relating to Tax and agreements with any taxing authorities which are still in effect; and (D) all closing agreements and Tax rulings requested or received from any taxing authority.

(e) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Company Financial Statements as of October 31, 2003 (rather than in any notes thereto) and (B) to the Company’s knowledge, do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(f) None of the Company or its Subsidiaries (A) has participated in an international boycott as defined in Code Section 999; (B) except as set forth on Schedule 4.19, has been the distributing corporation or controlled corporation with respect to a transaction described in Code Section 355 since the effective date of Code Section 355(e); (C) as a result of a “Closing Agreement” (as described in Code Section 7121) will be required to include an item of income or exclude an item of deduction in a taxable period or portion thereof after Closing; (D) has a material item of income or gain reported for financial accounting purposes in a pre-closing period or otherwise attributable to a pre-closing period which is required to be included in taxable income for a post-closing period or (E) has an overall foreign loss described in Code Section 904(f).

(g) None of the assets of the Company or its Subsidiaries is (A) tax exempt use property under Code Section 168(h); (B) tax-exempt bond financed property under Code Section 168(g); (C) limited use property under Revenue Procedure 76-30, or (D) treated as owned by any other person under Code Section 168. None of the Company or it Subsidiaries is a party (other than as an investor) to any industrial development bond.

(h) None of the Company or its Subsidiaries owns shares of any passive foreign investment companies as described in Code Section 1297, or foreign investment companies as described in Code Section 1246. None of the Subsidiaries of the Company which are organized outside the United States (A) have material loss carryovers; (B) have any United States real property interests as described in Code Section 897, or (C) generate material amounts of Subpart F income as described in Code Section 952. None of the Subsidiaries of the Company which are organized outside the United States are contiguous country corporations described in Code Section 1504(d).

(i) None of the Company or its Subsidiaries has made an election under US law with respect to its status or classification for US tax purposes. None of the Subsidiaries of the Company which are organized outside the United States are engaged in the conduct of a trade or business in the United States. None of the Company or its Subsidiaries has a branch, office or fixed place of business or permanent establishment outside its country of incorporation (other

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than Puerto Rico). The Company and its Subsidiaries have made their transfer pricing determinations for U.S. federal income tax purposes using appropriate methods in accordance with applicable tax laws and have kept reasonably accurate tax records supporting such determinations.

SECTION 4.20. State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation enacted under any state law applicable to the Company is applicable to the Merger.

SECTION 4.21. Brokers. No broker, finder, investment banker or other Person (other than Jefferies & Company, Inc. (“Jefferies”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. Schedule 4.21 includes the letter agreement between the Company and Jefferies with respect to the amount of all unpaid fees and expenses owed by the Company and its Subsidiaries to Jefferies with respect to the transactions contemplated by this Agreement or otherwise. Such agreement shall not be amended or modified in any respect.

SECTION 4.22. Opinion of Financial Advisor. Jefferies & Company, Inc. has rendered to the Board a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the Per Share Amount to be received by the stockholders of the Company, is fair to such holders from a financial point of view.

SECTION 4.23. Title to Assets. Except as set forth on Schedule 4.23, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the balance sheet included in the Company Financial Statements as of October 31, 2003, or acquired after the date thereof, free and clear of all liens, except for properties and assets disposed of in the Ordinary Course of Business since such date.

SECTION 4.24. Product Warranty. Except as set forth on Schedule 4.24, each product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Company and its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the balance sheet included in the Company Financial Statements as of October 31, 2003 (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

SECTION 4.25. Employees.

(a) Except as set forth in Schedule 4.25, the Company and each of its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable

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for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Schedule 4.25, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, (ii) the Company and each of its Subsidiaries has complied in all material respects with all collective bargaining agreements listed in Schedule 4.25, and (iii) neither the Company or any of its Subsidiaries is a party to, and it is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees.

(b) Any individual who performs services for the Company or its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or a Subsidiary of the Company for federal income tax purposes by the Company is not an employee for such purposes.

(c) The Company is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and has no liabilities pursuant to such act.

(d) Other than as set forth on Schedule 4.25, to the knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with any of the Company or its Subsidiaries.

SECTION 4.26. Notes and Accounts Receivable. Except as set forth in Schedule 4.26, to the Company’s knowledge, all notes and accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the consolidated balance sheet of the Company and its Subsidiaries contained in the Company’s SEC Filing for the quarter ended October 31, 2003 as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1. Conduct of Business by the Company Pending the Effective Time. Except as otherwise contemplated by this Agreement, required by law, disclosed in Schedule 5.1 or consented to by Parent in writing (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall conduct their respective businesses in the Ordinary Course of Business and (ii) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries will:

(a) amend their respective articles or certificates of incorporation or bylaws (or comparable governing instruments) in any respect;

(b) authorize for issuance, issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its Subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of

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the Company or any of its Subsidiaries, except for (i) the issuance of Shares upon the exercise of Company Stock Options or Company Warrants to purchase common stock outstanding on the date of this Agreement in accordance with their present terms, (ii) the issuance of Shares pursuant to the Employee Stock Purchase Plan for the offering period ending no later than March 31, 2004 and (ii) the issuance of Shares to members of the Board of Directors of the Company in lieu of cash directors’ fees consistent with past practices;

(c) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a Subsidiary of the Company, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

(d) (i) create, incur or assume any Indebtedness in excess of $100,000 in the aggregate, except refinancings of existing obligations, without increasing the amount of Indebtedness represented by such obligations, on terms that are no less favorable to the Company or its Subsidiaries than the existing terms; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person; (iii) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than (v) loans or advances in respect of commissions to any salesperson or customer service representative of the Company or its Subsidiaries, (w) to the Company or a Subsidiary of the Company in the Ordinary Course of Business, (x) customary travel, relocation or business advances to employees, (y) such as are included in the Company’s capital budget for 2004, a copy of which is attached to Schedule 5.1 and (z) such other items as do not exceed $100,000 in the aggregate); (iv) voluntarily incur any liability or obligation (absolute, accrued, contingent or otherwise) material to the Company and its Subsidiaries taken as a whole; (v) enter into any other agreement (or group of related agreements) the performance of which involves consideration from and after the date of this Agreement in excess of $100,000 (except as permitted under Section 5.1(e)) or (vi) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, material to the Company and its Subsidiaries taken as a whole other than to secure debt outstanding as of the date of this Agreement or permitted under subpart (i) of this clause (d) or as set forth on Schedule 5.1;

(e) other than pursuant to the terms of agreements in effect on the date of this Agreement, (i) enter into, establish, amend or terminate any retention, change of control or collective bargaining agreement or arrangement; (ii) increase in any manner the compensation of any of its officers or employees, or enter into, establish, amend or terminate any employment or consulting agreement with any of its employees, in each case other than changes in the Ordinary Course of Business with respect to salespeople or customer service representatives of the Company or its Subsidiaries, or other employees of the Company and its Subsidiaries who do not have a title of vice president or higher; (iii) hire or terminate any employee of the Company or any of its Subsidiaries with a title of vice president or higher; or (iv) enter into, establish, amend or terminate any profit sharing, pension, retirement, health or other welfare plans, or any other benefit plan, policy, agreement, trust, fund or arrangement, other than: (w) amendments to, or terminations of, group health and other welfare plans in the Ordinary Course of Business, (x) as

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required by the IRS or Department of Labor (whether through a closing agreement, compliance statement or otherwise), (y) amendments to the Company’s 401(k) plan in the Ordinary Course of Business (other than any changes in vesting schedules or increases in the employer matching contributions under such plan), and (z) amendments to, or mergers of, the retirement plans of the Company’s Subsidiaries listed on Schedule 4.11(e) in the Ordinary Course of Business as set forth on Schedule 5.1;

(f) settle or compromise any material pending or threatened suit, action or claim (including, without limitation, any claims in excess of $100,000 of the Company or its Subsidiaries as creditor in any bankruptcy proceeding) on terms other than those set forth on Schedule 5.1;

(g) adopt any stockholder rights or similar plans;

(h) adopt any plan of liquidation or dissolution; or

(i) agree in writing or otherwise to take any of the actions described in Sections 5.1 (a) through (h) above.

SECTION 5.2. No Solicitation.

(a) Except as otherwise provided in Section 6.7 below, upon execution of this Agreement, the Company shall, and shall direct the Company Representatives (as defined in Section 5.2 (b)) to, immediately cease any activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined in Section 5.2 (c)).

(b) Except as permitted by this Section 5.2, and subject to Section 6.7 below, the Company shall not, and it shall direct its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or take any other action to knowingly facilitate any inquiries regarding or the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. Notwithstanding the foregoing, if, at any time prior to the Effective Time, the Board of Directors determines in good faith that the failure to do so could create a reasonable possibility of a breach of its fiduciary duties to the Company’s stockholders under applicable law, the Company may, in response to an Acquisition Proposal, and subject to compliance with Section 5.2(d), (x) furnish information with respect to the Company to any Person pursuant to a customary confidentiality agreement (as determined by the Board after consultation with its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal.

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(c) As used in this Agreement, the following terms have the meanings set forth below:

(i) “Acquisition Proposal” means any inquiry, proposal or offer, whether in writing or otherwise, pursuant to which a Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of 25% or more of the assets of the Company and its Subsidiaries (taken as a whole) or 25% or more of any class of equity securities or of the voting power of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to the Company, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of 25% or more of the assets of the Company and its Subsidiaries (taken as a whole), or 25% or more of the equity interests in the Company.

(ii) “Third Party” means any Person or group other than Parent, Merger Sub or any of their respective Affiliates.

(d) Except as permitted by this Section 5.2, and subject to Section 6.7 below, the Board of Directors shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of this Agreement or the transactions contemplated hereby, including the Merger, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing or any other provision contained in this Agreement, in the event that prior to the Effective Time the Board of Directors determines in good faith that the failure to do so could create a reasonable possibility of a breach of its fiduciary duties to the Company’s stockholders under applicable law, the Board of Directors may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of this Agreement or the Merger or (y) approve or recommend a Company Superior Proposal (as hereinafter defined), but in each of the cases set forth in these clauses (x) or (y), only at a time that is at least 48 hours following delivery to Parent of a written notice advising Parent that the Board of Directors has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the Person making such Company Superior Proposal. For purposes of this Agreement, a “Company Superior Proposal” means any Acquisition Proposal on terms which the Board of Directors determines in its good faith judgment (after consultation with their advisors) to be more favorable to the Company’s stockholders than the Merger (taking into account any factors relating to such proposed transaction deemed relevant by the Board of Directors, including, without limitation, the financing thereof, any break-up fees, expense reimbursements and all other conditions thereto).

(e) In addition to the obligations of the Company set forth in paragraphs (a), (b) and (d) of this Section 5.2, the Company shall no later than 24 hours after the receipt thereof advise Parent orally and in writing of any Acquisition Proposal, or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its stockholders by any Third Party that to the knowledge of the Company is seeking to make, or has made, an Acquisition Proposal. The Company shall keep Parent informed in all material respects, on a prompt basis, of the status and material terms, conditions and other details of any such Acquisition Proposal, indication or request.

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(f) Nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Board of Directors from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company’s stockholders as, in the good faith judgment of the Board of Directors, after consultation with outside counsel, is required under applicable law.

SECTION 5.3. Tax.

(a) Until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Company and its Subsidiaries shall prepare and file on or before the due date thereof all Tax Returns required to be filed by any of the Company and its Subsidiaries (except for any Tax Return for which an extension has been granted as permitted hereunder) on or before the Closing Date, and shall pay all Taxes (including estimated Taxes) due on such Tax Return (or due with respect to Tax Returns for which an extension has been granted as permitted hereunder) or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods except for new elections that may be made therein that were not previously available, subject to Parent’s consent (not to be unreasonably withheld or delayed).

(b) Until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, to the extent any of the Company and its Subsidiaries has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company or its Subsidiaries, the Company shall provide prompt notice to Parent of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

(c) Until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, none of the Company or its Subsidiaries shall take any of the following actions without the Parent’s consent: (i) make, revoke or amend any Tax election; (ii) execute any waiver of restrictions on assessment or collection of any Tax; or (iii) enter into or amend any agreement or settlement with any Tax authority.

(d) All tax-sharing agreements or similar arrangements with respect to or involving the Company or its Subsidiaries pursuant to which any of them has a current obligation to make a payment under such an agreement shall be terminated prior to the Closing Date, and, after the Closing Date, none of the Company or its Subsidiaries shall be bound thereby or have any liability thereunder for amounts due in respect of such agreements and arrangements.

(e) The Company and its Subsidiaries shall retain copies of all Tax Returns, schedules, workpapers, records and other documents in its possession relating to Tax matters for periods or portions thereof before the Closing Date until 60 days after the expiration of the applicable statute of limitations with respect to such Tax matters.

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ARTICLE VI.

ADDITIONAL AGREEMENTS

SECTION 6.1. Stockholders’ Meeting; Proxy Statement.

(a) In accordance with the Company Certificate and Company Bylaws, the Company shall call and hold a meeting of its stockholders as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold such stockholder meeting as promptly as practicable after the date on which the Proxy Statement (as defined below) is cleared by the SEC. Subject to Section 5.2(d), the Board of Directors shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC, and shall use all commercially reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, a proxy statement (the “Proxy Statement”) in connection with the meeting of the Company’s stockholders to consider the Merger (the “Company Stockholders’ Meeting”). The Company, Parent and Merger Sub each will promptly and timely cooperate and provide all information relating to its respective businesses or operations necessary for inclusion in the Proxy Statement to satisfy all requirements of applicable state and federal securities laws. The Company and Parent (with respect to Parent and Merger Sub) each shall be solely responsible for any statement, information or omission in the Proxy Statement relating to it (and Merger Sub with respect to Parent) or its Affiliates based upon written information furnished by it (or Merger Sub with respect to Parent) for inclusion in the Proxy Statement.

(b) The Company agrees that the Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to stockholders, at the time of the Company Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation, warranty or covenant is hereby made, or will be made, by the Company with respect to Parent and Merger Sub Information (as defined in Section 6.1(c)).

(c) Each of Parent and Merger Sub agrees that none of the information supplied in writing by Parent or Merger Sub, or any of their respective officers, directors, representatives, agents or employees (the “Parent and Merger Sub Information”), for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to stockholders, at the time of the Company Stockholders’ Meeting or at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 6.2. Access to Information; Confidentiality. The Company shall, and shall use its commercially reasonable efforts to cause its Subsidiaries to, afford to Parent and its

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accountants, counsel, financial advisors and other representatives reasonable access during normal business hours and upon reasonable notice throughout the period prior to the Effective Time to their respective employees, properties, books, contracts, commitments and records and, during such period, shall furnish such information concerning its businesses, properties and personnel as Parent shall reasonably request; provided, however, such access shall not unreasonably disrupt the Company’s or its Subsidiaries’ respective operations and must be conducted in accordance with the reasonable procedures established by the Company. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be “Evaluation Material” for purposes of the 2003 Confidentiality Agreement, by and between the Company and Parent (the “Confidentiality Agreement”), the terms of which shall survive the termination of this Agreement and continue in full force and effect. Nothing in this Agreement or the Confidentiality Agreement shall in any way limit any party’s ability to consult any tax advisor (including a tax advisor independent from all other entities involved in the Transaction) regarding the Tax Treatment or Tax Structure of the Merger. For purposes of this provision, “Tax Treatment” is strictly limited to the purported or claimed U.S. federal income tax treatment of the Merger contemplated by this Agreement and “Tax Structure” is strictly limited to any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the Merger, and neither term includes information relating to the identity of any party to the Merger or any of such party’s representatives, the existence and status of negotiations between the parties, or financial, business, legal or other information regarding a party (or any of its representatives), to the extent not related to the Tax Treatment or Tax Structure of the Merger. These provisions are meant to be interpreted so as to prevent the Merger from being treated as offered under “conditions of confidentiality” within the meaning of the Code and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any of its Subsidiaries is required to keep confidential by reason of contract, agreement or other obligation to third parties; provided, however, that the Company shall deliver to Parent a list of such properties, books, contracts, commitments and records that were requested by Parent but withheld because of such impediments to disclosure.

SECTION 6.3. Public Announcements. The parties shall issue a joint initial press release announcing the execution of this Agreement as may be mutually agreed. Thereafter, the parties will consult with one another prior to issuing any press release or otherwise making any public communications in connection with the Merger or the other transactions contemplated by this Agreement and will provide each other with a meaningful opportunity to review and comment upon, any such press releases or other public communications, and prior to making any filings with any third party and/or any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement, the parties will consult with one another prior to making such filings and will provide each other with a meaningful opportunity (to the extent practicable in light of disclosure requirements imposed by applicable law) to review and comment upon, such filings.

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SECTION 6.4. Approvals and Consents; Reasonable Best Efforts; Cooperation.

(a) From the date hereof until the Effective Time, each of the Company, Parent and Merger Sub shall (i) promptly apply for, diligently pursue through to completion, and use their respective reasonable best efforts to obtain prior to the Effective Time all consents, approvals, authorizations and clearances of Governmental Entities and third parties required of it to consummate the Merger, (ii) provide such information and communications to Governmental Entities as such Persons may reasonably request, and (iii) assist and cooperate with the other parties hereto to obtain all permits and clearances of Governmental Entities that are reasonably necessary, and to prepare any document or other information reasonably required of it by any such Persons to consummate the Merger.

(b) In addition to the other obligations set forth in this Agreement, including, without limitation, this Section 6.4 and Section 6.7, from and after the date hereof until the Effective Time, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations or otherwise to consummate and make effective as expeditiously as practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) filing as soon as practicable after the date hereof (the “Filing Date”) a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and filing as soon as practicable any form or report required by any other Governmental Entity relating to antitrust, competition, or trade regulation matters, including without limitation, any relevant foreign antitrust authority), (ii) promptly applying for, diligently pursuing through to completion, and using reasonable best efforts to obtain prior to the Effective Time all consents, approvals, authorizations, permits and clearances of Governmental Entities and third parties required of it to consummate the Merger, (iii) providing such information and communications to Governmental Entities as they may reasonably request, (iv) effecting all necessary registrations, filings and submissions and using reasonable best efforts to have lifted any injunction, order or decree of a court or other Governmental Entity of competent jurisdiction or other legal bar to consummation of the Merger or otherwise restraining or prohibiting the consummation thereof (and, in such case, proceeding with the consummation of the Merger as expeditiously as practicable), including through all possible appeals, unless waived by the Company and Parent, (v) assisting and cooperating with each other to obtain all permits and clearances of Governmental Entities that are necessary, and preparing any document or other information reasonably required of it to consummate the Merger, and (vi) executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the Merger, and fully carrying out the purposes of, this Agreement. Each of the Company, Parent and Merger Sub agrees that, except as otherwise expressly contemplated by this Agreement, they will not take any action that would reasonably be expected to materially adversely affect or materially delay the Effective Time or the ability of any of the parties to satisfy any of the conditions to the Effective Time or to consummate the Merger.

(c) In furtherance of and without limitation of the foregoing, each of the Company, Parent and Merger Sub shall (i) respond as promptly as practicable to any reasonable inquiries or requests received from any Governmental Entity for additional information or documentation;

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(ii) promptly notify the other parties hereto of any written communication to that party or its Affiliates from any Governmental Entity and, subject to applicable law, permit the other parties to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other parties in connection therewith); and (iii) furnish the other parties with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entity of their respective staffs on the other hand, with respect to this Agreement and the Merger; all with a view towards the prompt completion of the Merger and the transactions contemplated by this Agreement.

(d) Each of Parent and Merger Sub shall pursue all of their legal alternatives with respect to the HSR Act, any relevant foreign antitrust authority or any effort to have lifted any injunction, order or decree of a court or other Governmental Entity of competent jurisdiction or other legal bar to consummation of the Merger. In furtherance and not in limitation of the foregoing sentence, each of Parent and Merger Sub shall take any and all reasonable steps necessary to respond to and satisfy any concerns raised by any Governmental Entity in any administrative, judicial or legislative action or proceeding. Parent and the Company shall each pay one half of any filing fees required to be paid in connection with the HSR Act and any relevant foreign antitrust authority.

(e) The Company shall use its reasonable best efforts to obtain the resignations of each of the officers and directors of the Subsidiaries of the Company, which resignations shall be effective as of the Effective Time.

SECTION 6.5. Indemnification; Insurance.

(a) It is understood and agreed that, subject to the limitations on indemnification contained in the Delaware Act, the Company Certificate and other applicable law, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall for a period of six years following the Effective Time, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director and officer of the Company or any Subsidiary (and, without limiting the generality of the foregoing, as members of any committee of the Board of Directors) on the date hereof or at the Effective Time (collectively, the “Indemnified Parties”) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of not more than one (1) counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

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Notwithstanding anything to the contrary contained herein, Parent shall be entitled to assume the defense of any such matter and upon such assumption Parent shall not be liable to any Indemnified Party in connection with the defense thereof. Any Indemnified Party wishing to claim indemnification under this Section 6.5 shall promptly notify Parent upon learning of any claim, action, suit, proceeding or investigation, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.5 except to the extent that Parent is prejudiced by any failure of an Indemnified Party to so notify Parent.

(b) For a period of six years following the Effective Time, the Surviving Corporation shall maintain or obtain officers’ and directors’ liability insurance covering the Indemnified Parties who currently or at the Effective Time are covered by the Company’s officers and directors liability insurance policies on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the premium paid by the Company for such insurance as of the date of this Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to 150% of such per annum rate as of the date of this Agreement. This Section 6.5 shall survive consummation of the Merger. Notwithstanding Section 9.7, this Section 6.5 is intended to be for the benefit of and to grant third-party rights to the Indemnified Parties whether or not they are parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.5.

(d) Following the Effective Time, Parent and Surviving Corporation jointly and severally agree to pay all expenses, including reasonable attorney fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.5 provided that it is ultimately determined that such Indemnified Party is entitled to be indemnified hereunder. Such fees shall be paid by the Parent or Surviving Corporation in advance of the final disposition of such action, suit or proceeding at the request of the Indemnified Party within twenty days after the receipt by Parent or Surviving Corporation of a statement or statements from the Indemnified Party requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the expenses and costs incurred by him in connection therewith and shall include or be accompanied by an undertaking by or on behalf of the Indemnified Party that he is entitled to receive indemnity pursuant to this Article VI and to repay such amount if it is ultimately determined that Indemnified Party is not entitled to be indemnified against such expenses and costs by the Parent or Surviving Corporation as provided by this Agreement.

SECTION 6.6. Employee Benefit Matters. Until the first anniversary of the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Surviving

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Corporation and their dependents with an employee benefit program providing benefits that are substantially equivalent to the benefits provided to such persons immediately prior to the Effective Time under the applicable terms of the ERISA Benefit Plans or Non-ERISA Commitments. Subject to the foregoing, Parent may permit the Surviving Corporation to amend or terminate any of the ERISA Benefit Plans or Non-ERISA Commitments after the Effective Time, subject to their terms and applicable law. To the extent that any ERISA Benefit Plans or Non-ERISA Commitments are amended or terminated after the Effective Time so as to reduce the benefits that are then being provided with respect to participants thereunder, the Parent shall cause the Surviving Corporation to permit each individual who is then a participant or beneficiary in such terminated or amended ERISA Benefit Plans or Non-ERISA Commitments to participate in a comparable employee benefit plan maintained by the Surviving Corporation in accordance with the eligibility criteria thereof, provided that: (a) such participants shall receive full credit for all years of service with the Company for all purposes for which such service is recognized under such plan, including, but not limited to, recognition of service for eligibility and vesting and level of benefits, (b) such participants shall participate in such plan on terms that are no less favorable than those offered to similarly situated employees of the Surviving Corporation, and (c) such participants shall participate under any welfare-type benefit plan without any waiting periods, evidence of insurability or application of any pre-existing condition restrictions (except to the extent any such limitation has not been satisfied under any applicable ERISA Benefit Plans or Non-ERISA Commitments in which the participant then participates or is otherwise eligible to participate), and shall receive appropriate credit for purposes of satisfying any applicable deductibles, co-payments or out-of-pocket limits.

SECTION 6.7. Financing.

(a) Parent, Merger Sub and their respective Affiliates shall use their reasonable best efforts to cause the Lenders or other entities to fund the financing provided for in the Financing Letters. In the event that at any time funds are not or have not been made available (or, to the knowledge of Parent, are not reasonably likely to be made available) pursuant to the Financing Letters so as to enable Parent to proceed with the Merger in a timely manner, each of Parent and Merger Sub shall (i) use its reasonable best efforts to obtain alternative funding in an amount at least equal to the amount to be provided pursuant to the Financing Letters on terms and conditions substantially comparable to those provided in the Financing Letters, or otherwise on terms acceptable to each of Parent and Merger Sub in its sole discretion (“Alternative Financing”) and (ii) shall continue to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

(b) Following the date hereof, any amendment, modification, termination or cancellation of the Financing, or any information which becomes known to Parent, Merger Sub or any of their respective Affiliates which makes it reasonably unlikely that the Financing will be obtained substantially on the terms set forth in the Financing Letters, shall be promptly disclosed to the Board of Directors. Upon the expiration of ten (10) business days following receipt by the Board of Directors of any such notice, and until such time as Parent and Merger Sub shall provide the Board of Directors with written documentation which, in the reasonable discretion of the Board of Directors, adequately demonstrates the availability of Alternative Financing to

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Parent and Merger Sub, the restrictions against the Company contained in Section 5.2(a), (b) and (d) above shall no longer apply or be deemed to have any legal force or effect.

SECTION 6.8. Advice of Changes. The Company shall promptly advise Parent of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, the Company will promptly supplement or amend the Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the condition set forth in Section 7.3(a) or Section 7.3(b) hereof.

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

(a) This Agreement shall have been approved by the requisite vote of the stockholders of the Company, as required by the Delaware Act and the Company Certificate.

(b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and the requirements of any relevant foreign antitrust authority shall have been satisfied. Other than the filing of the Certificate of Merger provided for in Section 2.3, all other Required Governmental Consents and any other consents, approvals or authorizations of Governmental Entities required to be made or obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, shall have been made or obtained.

(c) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Order.

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SECTION 7.2. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions precedent any of which can be waived by, and in the sole discretion of, the Company:

(a) Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

(b) The representations and warranties of Parent and Merger Sub contained in Article III of this Agreement shall be true and correct in all respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except (x) for changes permitted by this Agreement, (y) any such representation and warranty which is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition and any representation and warranty that addresses matters only as of a certain date shall be true and correct as of that certain date, and (z) for any inaccuracy that has not caused, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

(c) The Company shall have received a certificate dated the Closing Date and signed by the Chairman, President or an Executive Vice-President of each of Parent and Merger Sub, certifying that the conditions specified in this Section 7.2 have been satisfied.

SECTION 7.3. Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions precedent any of which can be waived by, and in the sole discretion of, Parent or Merger Sub:

(a) The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(b) Each of the Company’s representations and warranties contained in Article IV of this Agreement shall be true and correct in all respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except where the failure of such representation and warranty to be true and correct in all respects does not have and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; provided that any such representation and warranty which is itself qualified as to Material Adverse Effect shall not be deemed so qualified for purposes of this condition and any representation and warranty that addresses matters only as of a certain date shall be true and correct as of that certain date.

(c) The Parent and Merger Sub shall have received the proceeds of the Financing contemplated by the Financing Letters (or Alternative Financing in accordance with Section 6.7).

(d) The aggregate number of Appraisal Shares shall not exceed 7% of the outstanding Company Common Stock at the Effective Time.

(e) Since the date hereof, there shall not have occurred any Material Adverse Effect.

(f) At the Closing, the Company shall have delivered signed letters of resignation from each director of the Company pursuant to which each such director resigns from his

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position as a director of the Company and makes such resignation effective at or prior to the Effective Time.

(g) On the Closing Date, no more than $154,400,000 of Net Debt shall be outstanding.

(h) The consent, approval or waiver of each person (other than the Required Governmental Consents) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Parent as to render inadvisable the consummation of the Merger.

(i) Parent shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that the conditions specified in this Section 7.3 have been satisfied and received a calculation, in reasonable specificity, as to the determination of Net Debt.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

(a) By the mutual written consent of the Company and each of Parent and Merger Sub.

(b) By any of Parent, Merger Sub or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have lifted, vacated or reversed, including through all possible appeals), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

(c) By any of Parent, Merger Sub or the Company (provided that if the terminating party is the Company, the Company shall not be in material breach of its obligations under Section 6.1), if the condition set forth in Section 7.1(a) is not satisfied because the stockholders of the Company fail to approve the Merger upon the taking of a vote at the Company Stockholders’ Meeting or any adjournment thereof.

(d) By any of Parent, Merger Sub or the Company, if the Merger shall not have been consummated by April 30, 2004 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party

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whose action or failure to act, in either case in violation of the provisions of this Agreement, has been a principal cause of or resulted in the failure of the Merger to occur on or before such date.

(e) By the Company, if (i) any of the representations and warranties of Parent and Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(b) with respect to representations and warranties would not be satisfied, or (ii) Parent or Merger Sub shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 7.2(a) with respect to agreements and conditions would not be satisfied (in either case other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of forty-five days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such forty-five day period extend beyond the fifth business day preceding the Outside Date).

(f) By Parent or Merger Sub, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(b) with respect to representations and warranties would not be satisfied or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.3(a) with respect to agreements and conditions would not be satisfied (in either case other than as a result of a material breach by Parent or Merger Sub of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of forty-five days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such forty-five day period extend beyond the fifth business day preceding the Outside Date).

(g) By the Company if the Board of Directors, after complying with Section 5.2(d), or by Parent if the Board of Directors, (i) fails to recommend or withdraws its approval or recommendation of this Agreement or the Merger, (ii) approves or recommends a Company Superior Proposal, or (iii) authorizes the Company to enter into an agreement with respect to any Company Superior Proposal.

SECTION 8.2. Effect of Termination.

(a) In the event of termination of this Agreement by any of the Company, Parent or Merger Sub as provided in Section 8.1, this Agreement shall forthwith become null and void and have no further force or effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the second sentence of Section 6.2, and those provisions of this Agreement that expressly survive termination hereof and except that nothing herein shall relieve (i) any party from liability, at law or in equity, for their failure to satisfy the conditions set forth in Sections 7.2(a), 7.2(b), 7.3(a) or 7.3(b), as the case may be, or (ii) the Company of its obligations or liability under Sections 8.2(b), 8.2(c) and 8.2(d).

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(b) If (i) the Company, Parent or Merger Sub terminates this Agreement pursuant to Section 8.1(g), (ii) the Company, Parent or Merger Sub terminates this Agreement pursuant to Section 8.1(c) and, prior to the Company Stockholders’ Meeting being held, there shall have been made an Acquisition Proposal pursuant to which the Company’s stockholders would receive cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by such stockholders after such event, in excess of $4.87 per share of Company Common Stock, which Acquisition Proposal is consummated within 12 months of termination of this Agreement, or (iii) (x) if Parent or Merger Sub terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(f), (y) the Company is in breach of any of the covenants contained in the first and third sentences of Section 6.1(a) hereof, and (z) Parent is not in breach of the covenant contained in the penultimate sentence of Section 6.1(a), the Company shall pay, or cause to be paid to Parent, upon termination (or upon consummation of the Acquisition Proposal in the case of clause (ii) above), an amount equal to $5,000,000 (the “Termination Fee”) plus the documented reasonable out-of-pocket expenses incurred by Parent and Merger Sub in connection with the transactions contemplated under this Agreement, the investigation by Parent and Merger Sub of the Company, and the negotiation and drafting this Agreement (including without limitation, legal, accounting, commitment, consulting and other fees), not to exceed $1,800,000 (collectively, “Deal Expenses”). Notwithstanding the foregoing, in no event will the Company be required to pay the Termination Fee on more than one occasion.

(c) If (i) Parent, Merger Sub or the Company terminates this Agreement pursuant to Section 8.1(c) and Section 8.2(b)(ii) is not applicable, (ii) the Company, Parent or Merger Sub terminates this Agreement pursuant to Section 8.1(d) and no party is then in material breach under this Agreement, (iii) Parent or Merger Sub terminates this Agreement pursuant to 8.1(f) and Section 8.2(b)(iii) is not applicable, or (iv) Parent, Merger Sub or the Company terminates this Agreement pursuant to Section 8.1(b), then, in any such event, the Company shall pay to Parent, upon termination, the Deal Expenses.

(d) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 8.2, it shall also pay any costs and expenses incurred by Parent or Merger Sub in connection with a legal action to collect the Termination Fee and/or Deal Expenses, as the case may be.

ARTICLE IX.

GENERAL PROVISIONS

SECTION 9.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except as provided in Section 8.2(a) and except that the agreements set forth in Article II and Sections 6.5, 6.6 and 8.2(b), 8.2(c) and 8.2(d) shall survive the Effective Time indefinitely.

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SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date and time delivered or sent by facsimile if delivered personally or by facsimile, with confirmation, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Parent or Merger Sub:	WF Holdings, Inc. c/o The Renaissance Group, LLC 558 Castle Pines Parkway Unit B4 – 411 Castle Rock, CO 80108 Attention: Greg C. Mosher Telephone: (303) 221-8338 Facsimile: (303) 221-8339

and

Perseus, L.L.C. 888 Seventh Avenue, 29th floor New York, New York 10106 Attention: Ray E. Newton, III Telephone: (212) 651-6407 Facsimile: (212) 651-6399

and

Perseus, L.L.C. 2099 Pennsylvania Avenue, N.W. Washington, D.C. 20006 Telephone: (202) 772-1849 Facsimile: (202) 463-6215 Attention: Charles C. Moore

with a copy to:	Moye Giles LLP 1225 Seventeenth Street, Suite 2900 Denver, Colorado 80202 Attention: John E. Moye, Esq. Telephone: (303) 292-2900 Facsimile: (303) 292-4510

and

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Morrison Cohen Singer & Weinstein, LLP 750 Lexington Avenue New York, New York 10022 Attention: David A. Scherl, Esq. Charles Modlin, Esq. Telephone: (212) 735-8600 Facsimile: (212) 735-8708

if to the Company:	Workflow Management, Inc. 240 Royal Palm Way Palm Beach, Florida 33480 Telephone: (561) 659-6551 Facsimile: (561-659-7793) Attn: Gerald F. Mahoney Chairman of the Board

with a copy to:	Kaufman & Canoles, P.C. 150 West Main Street Suite 2100 Norfolk, Virginia 23510 Telephone: (757) 624-3000 Facsimile: (757) 624-3169 Attention: T. Richard Litton, Jr., Esq.

SECTION 9.3. Expenses. Except as otherwise expressly provided herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 9.4. Certain Definitions. For purposes of this Agreement, the term:

(a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

(b) “Affiliated Group” means any affiliated group within the meaning of Code Section 1504 (or any similar group defined under a similar provision of state, local or foreign law).

(c) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

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(e) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(f) “ERISA Affiliate” means (i) any corporation which, at the Effective Time, is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which, on the Effective Time is under common control (within meaning of Section 414(c) of the Code) with the Company; and (iii) any entity which, at the Effective Time, is a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Company, any corporation described in clause (i) of this definition or any partnership, trade or business described in clause (ii) of this definition.

(g) “GAAP” means generally accepted accounting principles in effect within the United States, consistently applied.

(h) “GAAP Cash” means cash recorded on the Company’s consolidated balance sheet in accordance with GAAP.

(i) “Immediately Available Cash” means that portion, if any, of GAAP Cash that is immediately available and accessible to the Company and its Subsidiaries for the satisfaction of their respective liabilities and obligations, without any restriction whatsoever. The calculation of Immediately Available Cash shall take into account all Taxes associated with the repatriation of cash from the Company’s Subsidiaries located or operating in Canada.

(j) “Indebtedness” means, for any Person, without duplication, (1) all indebtedness or other obligations of such Person for borrowed money or for purchase money indebtedness, (2) any other indebtedness of such Person which is evidenced by a note, mortgage, bond, indenture or similar instrument, (3) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (4) all obligations owed pursuant to any interest rate hedging arrangement, (5) all guarantied indebtedness, (6) obligations under contracts or instruments that may arise as a result of change of control or otherwise as a result of the transactions contemplated by this Agreement, (7) contingent liabilities, and (8) all other indebtedness secured by any lien on any property or asset owned or held by such Person.

(k) “Knowledge” means, with respect to a particular Person, the actual knowledge of each of such Person’s directors and the actual knowledge, after reasonable inquiry, of each such Person’s executive officers, including, without limitation, the president and chief financial officer of such Person. For purposes of this section 9.4(k), the term Person shall include any Subsidiaries of such Person.

(l) “Material Adverse Effect” means any change, event or effect that is materially adverse to the business or financial condition of the Company and its Subsidiaries, taken as a whole, except for any such change, event or effect constituting, resulting from or arising out of (i) changes, events or developments in or affecting the industry in which the Company and its Subsidiaries operate in general which do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (ii) any loss of employees, labor dispute,

48

employee strikes, slowdowns, job actions or work stoppages or labor union activities occurring after execution of this Agreement by all parties hereto or resulting from the announcement of this Agreement and the transactions contemplated hereby.

(m) “Net Debt” means an amount equal to the sum of the outstanding indebtedness of the Company and its Subsidiaries under their existing senior credit facility (excluding outstanding letters of credit up to $3,650,000), capital lease obligations, notes payable on deferred earnouts and any other obligations or liabilities that will accelerate as a result of the Merger (excluding such obligations and liabilities arising out of the agreements set forth on Schedule 9.4(m)), less Immediately Available Cash; provided, however, that following the calculation of Net Debt, and as of the close of business on the second business day immediately preceding the Closing Date, GAAP Cash shall exceed by at least $1 million Immediately Available Cash applied to satisfy the condition set forth in Section 7.3(g).

(n) “Ordinary Course of Business” means, with respect to a particular Person, the ordinary course of business of such Person, consistent with its past custom and practices (including with respect to frequency and amount).

(o) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

(p) “Proprietary Asset” means any: patent, patent application (including continuations, divisionals, continuations-in-part, renewals and reissues), trademark (whether registered or unregistered), trademark application, trade name (including internet domain names), fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, mask work, mask work application or registration, trade secret, including any of the foregoing rights in know-how, process, method, customer list, franchise, system, computer program (source code and object code), algorithm, invention, design, blueprint, engineering drawing, moral right, right of publicity or privacy relating to the use of names, likenesses, voices, signatures and biographical data of real persons, or other intellectual property right.

(q) “Subsidiary” means, with respect to any Person, any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, (ii) in the case of a limited liability company or a partnership, serves as managing member or general partner, as the case may be, or owns a majority of the equity interests or (iii) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

(r) “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on

49

minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(s) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 9.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 9.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Schedules hereto) and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise provided in Sections 2.8, 2.9 and 6.5.

SECTION 9.8. Assignment. This Agreement shall not be assigned by the parties hereto whether by operation of law or otherwise.

SECTION 9.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State without regard to principles of conflicts of laws therein.

SECTION 9.10. Amendment. This Agreement maybe amended by the parties hereto by action taken by each of Parent, Merger Sub and the Company at any time before the Effective Time but not thereafter; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 9.11. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The

50

failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.12. Acknowledgment of Receipt of Certain Fees. Parent acknowledges the receipt of $175,000 which, if Deal Expenses are due and owing under Section 8.2, shall be credited against such amounts.

SECTION 9.13. Schedule and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

SECTION 9.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WORKFLOW MANAGEMENT, INC.

By:	/s/ Gerald F. Mahoney

Name: Gerald F. Mahoney
Title: Chairman of the Board

WF HOLDINGS, INC.

By:	/s/ Gregory C. Mosher

Name: Gregory C. Mosher
Title:

WFM ACQUISITION SUB, INC.

By:	/s/ Gregory C. Mosher

Name: Gregory C. Mosher
Title:

52

ANNEX B

DELAWARE GENERAL CORPORATION LAW

§ 262 APPRAISAL RIGHTS.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

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DELAWARE GENERAL CORPORATION LAW

§ 262 APPRAISAL RIGHTS.

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or

Del. Code Ann. tit. 8, § 262 (2003) – Page 2 of 6

DELAWARE GENERAL CORPORATION LAW

§ 262 APPRAISAL RIGHTS.

consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either

Del. Code Ann. tit. 8, § 262 (2003) – Page 3 of 6

DELAWARE GENERAL CORPORATION LAW

§ 262 APPRAISAL RIGHTS.

notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

Del. Code Ann. tit. 8, § 262 (2003) – Page 4 of 6

DELAWARE GENERAL CORPORATION LAW

§ 262 APPRAISAL RIGHTS.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

Del. Code Ann. tit. 8, § 262 (2003) – Page 5 of 6

DELAWARE GENERAL CORPORATION LAW

§ 262 APPRAISAL RIGHTS.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. ’01, eff. 7-1-01.)

Del. Code Ann. tit. 8, § 262 (2003) – Page 6 of 6

ANNEX C

[LETTERHEAD OF JEFFERIES & COMPANY, INC.]

Investment Banking	January 30, 2004

Board of Directors

Workflow Management, Inc.

240 Royal Palm Way

Palm Beach, FL 33480

Members of the Board of Directors:

We understand that Workflow Management, Inc., a Delaware corporation (the “Company”), WF Holdings, Inc., a Delaware corporation (“Parent”), and WFM Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of January 30, 2004 (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Parent and each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”), other than shares of Common Stock owned by Parent or Merger Sub, held in treasury or as to which dissenters’ demands for appraisal rights have been properly exercised and perfected, will be converted into the right to receive in cash, without interest, an amount equal to $4.87 (the “Merger Consideration”). The closing of the Merger has been targeted for March 31, 2004 with an outside termination date of April 30, 2004. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Jefferies & Company, Inc. (“Jefferies”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We are currently acting as financial advisor to the Board of Directors of the Company in connection with the transactions contemplated by the Merger Agreement and have received and will receive fees for our services, a portion of which will be payable upon delivery of this opinion. The payment of a significant portion of our fees is contingent on consummation of the transactions contemplated by the Merger Agreement. The Company has agreed to indemnify Jefferies against certain liabilities, including liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement. We have in the past provided investment banking services to the Company, for which we have received customary fees, and may do so in the future. We and our affiliates may own securities of the Company and/or its subsidiaries and affiliates and may maintain a market in the securities of the Company and/or its subsidiaries and affiliates and may publish research

Board of Directors

Workflow Management, Inc.

January 30, 2004

reports regarding such securities. In the ordinary course of our business, we and our affiliates may trade or hold such securities for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

You have asked for our opinion as investment bankers as to whether the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent or Merger Sub or any affiliates or associates thereof).

In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) considered that, absent the Merger, the Company will be in default with its creditors as of January 31, 2004; (ii) reviewed the Merger Agreement (including all schedules and exhibits thereto); (iii) reviewed the background of the Merger transaction, including the broad nature of the formal sales process undertaken by the Company; (iv) reviewed the Company’s credit situation, including the provisions of the Company’s amended Credit Agreement and Amendments thereto, the impact of covenant violations on the Company, the May 1, 2004 maturity of the term loan, and the penalties, fees and dilution which may be triggered by a failure to consummate the Merger on or before April 30, 2004; (v) reviewed the Company’s operations and prospects, including the Company’s historical record of achieving its annual targets and forecasts; (vi) reviewed recent changes to the Company’s anticipated performance including the impact of the recent filing for bankruptcy protection of KB Toys, Inc., one of the Company’s largest customers; (vii) reviewed certain financial and other information about the Company that was publicly available; (viii) reviewed information furnished to us by the Company’s management, including certain internal financial analyses, budgets, reports and other information; (ix) held discussions with various members of senior management of the Company concerning historical and current operations, financial conditions and prospects, including recent financial performance; (x) reviewed certain financial forecasts prepared by Wall Street research analysts who report on the Company; (xi) reviewed the share trading price history of the Company for a period we deemed appropriate for the Company, both on a standalone basis and relative to companies we deemed comparable to the Company; (xii) reviewed the valuation of the Company implied by the Merger; (xiii) reviewed the valuations of publicly traded companies which we deemed comparable to the Company; (xiv) reviewed the financial terms of selected merger/acquisition transactions involving companies in lines of business we deemed comparable to the business of the Company; (xv) reviewed the premiums paid in selected merger/acquisition transactions; and (xvi) prepared a discounted cash flow analysis of the Company on a stand-alone basis. In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the Company as we considered appropriate in rendering this opinion.

In our review and analysis and in rendering this opinion, we have relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was

Board of Directors

Workflow Management, Inc.

January 30, 2004

provided to us by the Company or that was publicly available to us (including, without limitation, the information described above and the financial projections and financial models prepared by the Company regarding the estimated future performance of the Company), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

With respect to the financial projections and financial models provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. In addition, in rendering this opinion we have assumed that the Company will perform in accordance with such projections and models for all periods specified therein. Although such projections and models did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such projections and models could affect the opinion rendered herein.

Accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlyng the conclusions expressed herein. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts”as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of the Company, nor have we been furnished with any such evaluations or appraisals for the Company or reports of such physical inspections for the Company, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections for the Company. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed herein. We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement, to the Company and its stockholders.

In rendering this opinion we have also assumed that: (i) the transactions contemplated by the Merger Agreement will be consummated on the terms described in

Board of Directors

Workflow Management, Inc.

January 30, 2004

the Merger Agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the Merger Consideration and that the conditions to the consummation of such transactions set forth in the Merger Agreement will be satisfied without material expense; (ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements provided to us by the Company.

It is understood that our opinion is solely for the use and benefit of the Board of Directors in its consideration of the Merger, is not on behalf of, and shall not confer any rights or remedies upon, any other person, and may not be used or relied upon for any other purpose.

Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transactions that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on any matter relevant to the Merger. Except as provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent or Merger Sub or any affiliates or associates thereof).

Sincerely,

/s/ Jefferies & Company, Inc.
JEFFERIES & COMPANY, INC.

WORKFLOW MANAGEMENT, INC.

PROXY

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 30, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Gerald F. Mahoney and Michael L. Schmickle, and each or either of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Workflow Management, Inc. common stock that the undersigned stockholder may be entitled to vote at the special meeting of stockholders to be held March 30, 2004, at 10:00 a.m., at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida, 33406, and at any adjournment or postponement of the special meeting, as indicated upon the matters described in the proxy statement, and upon any matters which may properly come before the special meeting:

1.         APPROVAL AND ADOPTION OF AGREEMENT AND PLAN OF MERGER BETWEEN WORKFLOW MANAGEMENT, INC., WF HOLDINGS, INC., AND WFM ACQUISITION SUB, INC.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends that stockholders vote FOR this proposal.

2.         APPROVAL OF ADJOURNMENT OF SPECIAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends that stockholders vote FOR this proposal.

3.         In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the special meeting and any adjournment or postponement of the special meeting. THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE AGREEMENT AND PLAN OF MERGER AND FOR ALL OTHER PROPOSALS.

Dated: , 2004

Signature

Number of Shares Held of Record on February 23, 2004	Signature

THIS PROXY MUST BE DATED, SIGNED BY THE STOCKHOLDER(S) AND RETURNED PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.